     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000



                                                      REGISTRATION NO. 333-30652

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              CYBER DIALOGUE INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    7373                                   38-3140222
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                         ------------------------------
                               304 HUDSON STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 651-7000
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------
                                   MARK ESIRI
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              CYBER DIALOGUE INC.
                               304 HUDSON STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 651-7000
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                         ------------------------------
                                   COPIES TO:

          MICHAEL P. ROGAN, ESQ.                       BABAK YAGHMAIE, ESQ.
 Skadden, Arps, Slate, Meagher & Flom LLP              NANCI I. PRADO, ESQ.
         1440 New York Avenue, NW                Brobeck, Phleger & Harrison LLP
           Washington, DC 20005                    1633 Broadway, 47(th) floor
              (202) 371-7000                         New York, New York 10019
                                                          (212) 581-1600

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE


                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
             TITLE OF EACH CLASS                     AMOUNT           OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
       OF SECURITIES TO BE REGISTERED             REGISTERED(1)        PER SHARE(2)           PRICE(2)        REGISTRATION FEE(3)
Common Stock, par value $0.01 per share
  (including the associated Rights to
  purchase Series A Junior Participating
  Preferred Stock)(4)                               5,750,000             $12.00             $69,000,000            $18,216



(1) Includes 750,000 shares subject to the underwriters' over-allotment option.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.


(3) A registration fee of $19,800 was paid, based on a Proposed Maximum Aggregate Offering Price of $75,000,000. Since the Proposed Maximum Aggregate Offering Price has been reduced to $69,000,000, the excess filing fee of $1,584 previously paid will be applied to a future registration statement.


(4) The Rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of our common stock.

                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                                5,000,000 Shares


                             [CYBER DIALOGUE LOGO]

                                    Common Stock


    This is an initial public offering of shares of our common stock. We expect that the public offering price of our common stock will be between $10.00 and $12.00 per share.



    We have applied for quotation and trading of our common stock on the Nasdaq National Market under the symbol "CYDI."


    Our business involves significant risks. These risks are described under the caption "Risk Factors" beginning on page 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                                                                PER SHARE     TOTAL
Public offering price.......................................     $              $
Underwriting discounts and commissions......................     $              $
Proceeds, before expenses, to Cyber Dialogue................     $              $


    The underwriters may also purchase up to an additional 750,000 shares of common stock from us to cover over-allotments.



    The underwriters expect to deliver the shares to purchasers in New York, New
York on             , 2000.


                             ----------------------

SG COWEN                                          BANC OF AMERICA SECURITIES LLC

                                  ING BARINGS

               , 2000

[INSIDE FRONT COVER ART DESCRIPTION]


Title:                  Managing Customer Relationships by Integrating Databases for
                        Improved Customer Understanding.

Graphics:               Two boxes with a downward pointing arrow under each box;
                        left box text: "Outbound Marketing"; right box text:
                        "Customer Interaction".

Text:                   "Operational Databases" followed by eleven cylinders with
                        the following captions, left to right: "Call Center",
                        "'Wireless", "Banner Ad", "Direct Mail", "Outbound e-mail",
                        "Survey", "Online Purchases", "Point of Sale", "Web Logs",
                        "Call Center", "Inbound e-mail".

A horizontal line with curved ends groups the cylinders, with a downward pointing arrow in the center pointing to a large cylinder, divided into three sections, labeled: "Clean", "Store", "Score". The top of the cylinder has the Arc 360 DEG.
logo.

To the far left of the cylinder, the text: "Marketing Analytical Database", to the immediate left of the cylinder, a two-way arrow pointing to a box with the text:
"Customer Analysis" and the profile of a person thinking; to the right of the cylinder is a one-way outbound arrow to a box with the title: "Reporting" and a graph in the box.

Under the cylinder is a downward pointing arrow to a box with the text "Customer
Understanding".

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      3
Risk Factors..........................      7
Forward-Looking Statements............     16
Use of Proceeds.......................     17
Dividend Policy.......................     17
Capitalization........................     18
Dilution..............................     19
Selected Consolidated Financial
  Data................................     20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     21



                                          PAGE
                                        --------

Business..............................     29
Management............................     40
Principal Stockholders................     54
Related Party Transactions............     57
Description of Capital Stock..........     61
Shares Eligible for Future Sale.......     67
Underwriting..........................     69
Legal Matters.........................     71
Experts...............................     71
Where You Can Find More Information...     71
Index to Financial Statements.........    F-1


                            ------------------------


    Until       , 2000, which is 25 days after commencement of this offering, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE MORE DETAILED INFORMATION REGARDING CYBER DIALOGUE, THE RISKS OF PURCHASING OUR COMMON STOCK DISCUSSED IN ``RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK.



    We provide a comprehensive suite of products and services that enables businesses to establish and maintain more profitable Internet customer relationships. We have developed a technology, Arc 360 DEG., that allows us to collect, clean and analyze large amounts of our clients' customer data from both online and offline sources. By combining Arc 360 DEG. with our proprietary Internet consumer trend data, analytical services and marketing expertise, we help businesses tailor and target marketing initiatives, improve Web site design and content and anticipate marketing opportunities. In addition, because it is an outsourced solution, Arc 360 DEG. helps clients to reduce the costs and risks associated with building and maintaining an in-house solution. We believe that our Internet customer relationship management products and services enable our clients to identify their most valuable customers, gain a better understanding of customer preferences and improve the return on both online and offline marketing investments.



    We were founded in 1993 and were, we believe, the first firm in the United States to conduct online market research. Since 1997, we have focused on developing our Internet customer relationship management technology and related services. Our technology was first commercially used in 1997 to profile Web site visitors for America Online, CNN, Lycos and Salon.com. In 1999, we sold products and services to over 250 clients, which consisted primarily of pharmaceutical and health care companies, media and entertainment companies, financial services firms, online communities, e-tailers and interactive agencies, including Monsanto Life Sciences, AMFM Interactive, Warner Bros. Online, General Electric Financial Assurance, About.com, IBM and Organic.



    The Internet has fundamentally changed the way businesses interact with their customers by creating a more competitive environment in which it is increasingly difficult to maintain customer loyalty. Businesses are now more aware of the importance of focusing their marketing strategies not only on attracting customers, but also on building long-term, profitable relationships with them. To compete effectively, businesses must gain a comprehensive understanding of each individual customer and use this insight to personalize interactive communications while maintaining respect for consumer privacy. These challenges have heightened the need for businesses to find an effective way to integrate, organize and analyze the online and offline data that they collect and to extract the meaningful information required to build customer relationships.



    Our objective is to set the standard for Internet customer relationship management by providing our clients with the high quality products and services they need to improve customer targeting, acquisition, retention and up-selling. The key elements of our strategy include:


    - Expand and enhance our product and service offerings;

    - Increase market penetration by expanding our sales and distribution capabilities;


    - Broaden relationships with existing clients;


    - Expand vertical industry expertise; and

    - Pursue strategic acquisitions and investments.


    Our revenue increased from approximately $1.1 million in 1997 to $8.2 million in 1999. During that same period our net losses increased from $619,000 to $2.5 million. In 1999, we had negative cash flow from operations of $650,000. As our business grows, we expect to continue to incur losses for the foreseeable future.

    In February 2000, we acquired Applied Information Management
Marketing, Inc. for a total of $10.3 million in cash and stock. Applied Information Management Marketing provides marketing database development and sophisticated analytical services, including predictive modeling and market segmentation.



    Our predecessor company, BKG/Michigan Inc., was founded in 1993. In 1995, BKG's name was changed to American Dialogue, Inc., and was merged in 1997 into a newly formed Delaware corporation, Cyber Dialogue Inc. Our principal executive offices are located at 304 Hudson Street, New York, New York 10013. Our telephone number is (212) 651-7000. Our World Wide Web site is www.cyberdialogue.com. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

                            ------------------------


    CYBERCITIZEN and TELESCOPE are registered trademarks of Cyber Dialogue. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.



    This prospectus includes statistical data regarding Cyber Dialogue, the Internet and the industry in which we compete. This data is based on our records or is taken or derived from information published or prepared by various sources.



    Unless otherwise indicated, all information in this prospectus is based on the following assumptions:



    - the filing of an amended and restated certificate of incorporation and adoption of amended and restated by-laws upon the closing of this offering; and



    - no exercise of the underwriters' over-allotment option.



    All share amounts and per-share prices appearing in this prospectus give effect to the 200-for-1 stock split that occured on November 17, 1999.


                            ------------------------


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

                                  THE OFFERING


Common stock we are offering...............................  5,000,000 shares

Common stock to be outstanding after the offering..........  25,031,876 shares

Use of proceeds............................................  We intend to use the net proceeds of this offering for general corporate purposes,
                                                             principally working capital and capital
                                                             expenditures, as well as for potential
                                                             acquisitions. See "Use of Proceeds."



    Common stock to be outstanding after the offering is based on the number of shares outstanding as of April 4, 2000 and excludes:



    - 5,526,300 shares of common stock issuable upon the exercise of outstanding options under our stock option plans, with a weighted average exercise price of $2.90 per share;


    - 1,703,200 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.62 per share; and


    - 1,089,044 shares of common stock available for future issuance under our stock option and employee stock purchase plans, which will increase by an amount equal to 25% of the number of shares issued in this offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following summary consolidated financial data is derived from and qualified in its entirety by our financial statements and the unaudited pro forma combined financial statements. You should read this summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the unaudited pro forma combined financial statements appearing elsewhere in this prospectus. The pro forma information below may not be indicative of the results that actually would have occurred or which will be obtained in the future.

    The following information is presented:

    - on an actual basis;


    - on a pro forma basis to give effect to the acquisition of Applied Information Management Marketing, including the issuance of 881,676 shares of our stock, as if it had occurred on January 1, 1999 for the statement of operations data and as of December 31, 1999 for the balance sheet data; and



    - on a pro forma as adjusted basis to give effect to the acquisition of Applied Information Management Marketing and the sale of 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, less underwriting discounts and commissions and estimated offering expenses.



                                                               YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------------------------
                                      1995         1996         1997          1998                 1999
                                   ----------   ----------   -----------   -----------   -------------------------
                                                                                                        PRO FORMA
                                                                                           ACTUAL      (UNAUDITED)
                                                                                         -----------   -----------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue..........................        $416         $490        $1,094        $3,617        $8,227       $12,412
Cost of revenue..................         191          497           748         2,789         5,067         9,096
                                   ----------   ----------   -----------   -----------   -----------   -----------
Gross profit (loss)..............         225           (7)          346           828         3,160         3,316
Operating expenses...............         505          362           943         2,276         5,567        10,354
                                   ----------   ----------   -----------   -----------   -----------   -----------
Loss from operations.............        (280)        (369)         (597)       (1,448)       (2,407)       (7,038)
Net loss.........................       $(349)       $(390)        $(619)      $(1,479)      $(2,511)      $(7,633)
                                   ==========   ==========   ===========   ===========   ===========   ===========
Basic and diluted net loss per
  share..........................      $(0.09)      $(0.08)       $(0.05)       $(0.10)       $(0.15)       $(0.43)
                                   ==========   ==========   ===========   ===========   ===========   ===========
Shares used to compute basic and
  diluted net loss per share.....   3,912,900    4,701,900    11,357,707    14,838,916    16,928,274    17,809,950
                                   ==========   ==========   ===========   ===========   ===========   ===========



                                                                         DECEMBER 31, 1999
                                                              ---------------------------------------
                                                                                           PRO FORMA
                                                                             PRO FORMA    AS ADJUSTED
                                                                ACTUAL      (UNAUDITED)   (UNAUDITED)
                                                              -----------   -----------   -----------
                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash........................................................       $7,975        $5,002       $54,277
Working capital.............................................        6,064         3,073        52,348
Total assets................................................       12,406        21,098        70,373
Long-term debt..............................................           --            --            --
Total stockholders' equity..................................        7,583        14,907        64,182

                                  RISK FACTORS


    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.



EVALUATING OUR BUSINESS AND ITS FUTURE PROSPECTS IS DIFFICULT BECAUSE WE ONLY RECENTLY BEGAN OPERATIONS



    We began to provide Internet customer relationship management products and services in 1997, and we are still in the early stages of our development. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks, uncertainties, expenses and difficulties often encountered by early-stage businesses in Internet-related markets, many of which are discussed in the other risk factors set forth below.


WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR SUBSTANTIAL LOSSES AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE


    We incurred net losses of approximately $619,000 in 1997, $1.5 million in 1998 and $2.5 million in 1999. As of December 31, 1999, we had an accumulated deficit of $5.5 million. Although our revenue has grown in recent quarters, we may not be able to sustain these growth rates or achieve profitability. We expect to incur continuing losses for the foreseeable future due to significant sales and marketing, research and development and general and administrative expenses. As a result, we will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability.


FLUCTUATIONS IN OUR RESULTS OF OPERATIONS MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK


    Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:


    - costs related to customization of our products and services;

    - the planned expansion of our operations, including opening new offices, and the amount and timing of expenditures related to this expansion;

    - announcements or introductions of new products and services by our competitors;

    - software defects and other product quality problems;

    - the discretionary nature of our clients' purchasing and budgetary cycles;

    - the varying size, timing, and contractual terms of orders for our products and services;

    - the mix of revenue from our products and services; and

    - costs related to establishing our international operations.

It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock could fall significantly.

THE LENGTH OF TIME IT TAKES US TO SELL OUR PRODUCTS AND SERVICES CAN VARY SIGNIFICANTLY, WHICH MAKES IT DIFFICULT FOR US TO PLAN OUR EXPENSES AND FOR INVESTORS TO FORECAST OUR RESULTS



    It typically takes from two to five months for us to sell our products and services to new clients. In some instances, it can take up to one year or longer. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their purchases of our products and services varies due to several factors, including:


    - the complex nature of our products and services;

    - our need to educate clients about the uses and benefits of our products and services;

    - our clients' budget cycles;

    - our clients' internal evaluation and approval requirements; and

    - our clients' delays of purchases due to announcements or planned introductions of new products or services by our competitors.


    Any delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue for the sale would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large engagements, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks on a large engagement, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock could fall significantly.



IF WE FAIL TO GENERATE REPEAT OR EXPANDED BUSINESS FROM OUR CURRENT AND FUTURE CLIENTS, OUR REVENUE COULD DECLINE



    Our success is dependent on the continued growth of our client base and the retention of our clients. For the year ended December 31, 1999, approximately 72% of revenue was derived from clients that also purchased products and services in 1998. We expect to continue to derive a significant amount of revenue from our existing clients. Our ability to retain existing clients and to attract new clients will depend on a variety of factors, including the accuracy, scaleability, reliability and cost-effectiveness of our products and services, our ability to effectively market our products and services, and our ability to hire additional sales personnel. One essential element of our growth strategy is to migrate existing clients to longer-term and higher value contracts. If we fail to generate repeat and expanded business from our current and future clients, including migrating these clients to longer-term and higher value contracts, our revenue could decline.



IF ARC 360 DEG. FAILS TO ACHIEVE WIDESPREAD CUSTOMER ACCEPTANCE, OUR REVENUE COULD DECLINE



    We first implemented our customer relationship management technology, Arc 360 DEG., for clients in 1997. Arc 360 DEG. serves as the platform for our Internet customer relationship management products and services, which account for a substantial portion of our current revenue. We expect that a significant portion of our future revenue will depend on sales of Arc 360 DEG. and related services. If Arc 360 DEG. fails to achieve widespread customer acceptance, our revenue could decline.



A LIMITED NUMBER OF CLIENTS ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUE AND A LOSS OF ONE OR MORE OF THESE CLIENTS COULD CAUSE OUR REVENUE TO DECLINE



    In the year ended December 31, 1999, AMFM Interactive, or AMFMi, represented approximately 38% of our total revenue and our top 10 clients as a whole represented 57% of revenue, with no client other than AMFMi accounting for more than 10% of revenue. On a pro forma basis, giving effect to our acquisition of Applied Information Management Marketing as if it had occurred on January 1,

1999, AMFMi would have represented 25% of revenue, Roche Diagnostics Corporation, a client of Applied Information Management Marketing, would have represented 7% of revenue and our top 10 clients as a whole would have represented 63% of revenue. On October 4, 1999, AMFM Inc., which owns a majority of AMFMi, announced that it had agreed to merge with Clear Channel Communications, Inc. It is unclear what effect, if any, this merger will have on our relationship with AMFMi. Most clients are committed to contracts of no more than one year. Our clients may choose not to renew their contracts or may otherwise discontinue their relationships with us. The loss of one or more of these clients could cause our revenue to decline.



THE EXPANSION OF OUR BUSINESS PLACES, AND WILL CONTINUE TO PLACE, A SIGNIFICANT STRAIN ON OUR MANAGEMENT, OPERATING INFRASTRUCTURE AND RESOURCES, WHICH COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY



    We have recently experienced a period of significant expansion of our business that has placed, and continues to place, a significant strain on our management, operating infrastructure and resources. A failure to properly manage the continued expansion of our business could limit our ability to operate effectively. To properly manage this growth, we must, among other measures, implement and improve on a timely basis our operating infrastructure, including our administrative, financial and operational systems, procedures and controls. We have recently hired a significant number of employees and plan to further increase our total head count. Our Vice President of eCRM solutions joined us in January 2000 and she has limited exposure to our prior operations and the rest of our management team. If we are unable to manage our growth effectively, or if we fail to successfully integrate new officers and key employees, our expenses may increase and our ability to generate revenue may suffer.



IF WE ARE UNABLE TO ATTRACT AND RETAIN DIRECT SALES PERSONNEL, OR IF WE ARE UNABLE TO TRAIN OUR SALES PERSONNEL IN A TIMELY MANNER, OUR FUTURE REVENUE GROWTH COULD SUFFER



    We must substantially expand our direct sales operations and explore other sales channels to increase our revenue. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. The inability to attract, integrate and retain the necessary sales personnel could harm our ability to generate revenue. New hires require extensive training and typically take two to three months to achieve full productivity. Our recent or future hires may not be as productive as we desire.



IF WE LOSE KEY PERSONNEL, OR ARE UNABLE TO ATTRACT AND RETAIN OTHER QUALIFIED PERSONNEL, OUR FUTURE REVENUE GROWTH MAY SUFFER



    Our performance and future success depend on the continued service of our senior management and on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and client support personnel. Most of our key personnel, including our Chief Executive Officer and President, Chief Financial Officer and Chief Technology Officer, are not bound by employment agreements. We do not carry key person life insurance on any of our senior management employees other than our Chief Technology Officer. Furthermore, competition for qualified personnel in our industry and geographical location is intense, particularly for technical personnel. We may be unable to attract other highly qualified employees in the future. The growth of our business would be seriously harmed if we are unable to retain our key employees, or to attract, integrate or retain other highly qualified personnel in the future.

IF WE ARE UNABLE TO MAINTAIN AND ENHANCE AWARENESS OF THE CYBER DIALOGUE BRAND, OUR FUTURE REVENUE GROWTH MAY SUFFER



    Promoting and strengthening the Cyber Dialogue brand are critical to our efforts to attract and retain clients for our products and services and to continue to attract quality personnel. If we fail to effectively promote and maintain the Cyber Dialogue brand, or incur excessive expenses attempting to promote and maintain our brand, our business and financial results may suffer. We believe that the importance of brand recognition will likely increase due to the increasing number of competitors entering our markets. In order to promote the Cyber Dialogue brand, in response to competitive pressures or otherwise, we may find it necessary to increase our marketing budget, hire additional marketing and public relations personnel or otherwise increase our financial commitment to creating and maintaining brand awareness. If we expend additional resources to build our brand and do not generate a corresponding increase in revenue as a result of our branding efforts, or if we otherwise fail to promote our brand successfully, our future revenue growth may suffer and we may incur additional losses.



IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITORS MAY OBTAIN INFORMATION THAT WE REGARD AS PROPRIETARY


    Our success is highly dependent upon our ability to protect the intellectual property used in our products and services. We seek to protect our intellectual property through a combination of copyright, trade secret and trademark laws. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Policing unauthorized use of our products and services is difficult and our means of protecting our intellectual property rights may not be adequate. In addition, we may not have adequate remedies for any breach of confidentiality agreements. As a result, valuable information could become available to our competitors.


IF WE ARE UNABLE TO USE OUR TRADEMARKS, OUR COMPETITIVE POSITION COULD BE HARMED



    We have not secured federal registration for the Cyber Dialogue mark and may be limited in enforcing our rights against third parties for trademark infringement. It is also possible that in the future third parties may claim that our use of trademarks and domain names infringe their intellectual property. These claims could be time-consuming, result in costly litigation and, if successful, could result in an inability to use our trademarks, which could seriously harm our competitive position.


WE FACE INTENSE COMPETITION AND, IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE COULD EXPERIENCE LOSS OF MARKET SHARE, PRICE REDUCTIONS AND REDUCED GROSS MARGINS FOR OUR PRODUCTS AND SERVICES

    Even though the market for our products and services is in an early stage of development, it is already intensely competitive, and we expect competition to increase in the future. Increased competition could result in loss of market share, price reductions and reduced gross margins for our products and services, any of which could seriously harm us. We may not be able to compete successfully against current and future competitors. We compete against other third-party solution providers as well as in-house information technology and marketing departments. Many competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of clients than we have. In addition, many third-party competitors have well-established relationships with our current and potential clients and have extensive knowledge of our target markets. As a result, third-party competitors may be able to respond more quickly to evolving industry standards and changes in client requirements, or to devote greater resources to the development, promotion and sale of their products and services than we can. Moreover, in-house information technology and marketing departments may choose to develop solutions internally rather than purchase products and services from us. If we are unable to compete successfully against existing or potential competitors, our revenue and margins may decline.


INDUSTRY CONSOLIDATION COULD MAKE IT MORE DIFFICULT FOR US TO COMPETE



    Companies offering Internet-related products and services are increasingly consolidating. As a company with a limited operating history, we may not be able to compete successfully with businesses that have combined, or will combine, to produce companies with substantially greater financial, sales and marketing resources, larger client bases, extended networks and infrastructures and more established relationships with vendors, distributors and partners than us. In addition, this consolidation trend could prevent or hinder our ability to further grow our operations through acquisitions.


IT IS OUR INTENTION TO ACQUIRE OR MAKE STRATEGIC INVESTMENTS IN OTHER BUSINESSES AND TECHNOLOGIES IN THE FUTURE, AND THESE COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS


    We acquired Applied Information Management Marketing in February 2000 and may be unable to successfully integrate the additional personnel, operations and acquired technology into our business. In particular, we will need to integrate and retain key personnel. We will continue our efforts to acquire or make investments in complementary businesses and technologies in the future. However, we may not be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we may not be able to enter into any potential acquisitions or investments on commercially acceptable terms. Moreover, we may have difficulty integrating any acquired businesses and technologies into our operations. Any difficulties could disrupt our business, distract our management and employees and increase our expenses. In addition, if we conduct acquisitions using convertible debt or equity securities, existing stockholders may be diluted, which could affect the market price of our stock.



IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR OUR CLIENTS' DATA, OUR REVENUE MAY DECLINE, OUR BUSINESS COULD BE DISRUPTED AND WE MAY BE SUED



    We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by our online panelists and other individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline.



FAILURE TO ADEQUATELY ADDRESS INTERNET USER PRIVACY CONCERNS MAY SUBJECT US TO LIABILITY AND REDUCE OUR REVENUE



    There is substantial public concern over the collection and use of Internet user information. Arc 360 DEG. captures and uses information about the tastes and preferences of Internet users each time a user visits a Web site or volunteers information in response to survey questions. Privacy concerns may cause Internet users to resist providing the personal data necessary to support this data collection capability. Our technology currently uses small files of information that are placed on a Web site user's hard drive, often without the user's knowledge or consent, to collect information about an Internet user's movement through the Internet or a Web site. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of this kind of data collection. The effectiveness of our technology could be limited by any reduction or limitation in the use of this method of collecting data. More generally, even the perception of privacy concerns may indirectly inhibit market acceptance of our products and services. If customer privacy concerns are not adequately addressed, we may face liability and our sales and ability to generate revenue may suffer.


LEGISLATION OR REGULATIONS MAY BE ADOPTED OR OTHER GOVERNMENT ACTIONS MAY BE TAKEN THAT COULD AFFECT OUR ABILITY TO GATHER, GENERATE OR USE INFORMATION FOR PROFILES, HINDER OUR ABILITY TO CONDUCT BUSINESS AND EXPOSE US TO LIABILITY


    The legal and regulatory environment governing the Internet and the use of information about Internet users is uncertain and may change. Laws in the U.S. and abroad protect Internet users' privacy in some respects. A recently-enacted federal law prohibits financial institutions from disclosing to unaffiliated third parties nonpublic personal information regarding consumers, subject to certain exceptions, and requires those institutions to develop and disclose consumer privacy policies. The European Union has also adopted a directive addressing data privacy that may result in limitations on the collection and use of specific personal information regarding Internet users. In addition, the Federal Trade Commission and state government agencies have been investigating Internet companies regarding their use of personal information. Federal and state consumer protection laws prohibiting unfair or deceptive acts or practices have been the basis for several enforcement actions against Internet companies that allegedly violated consumer privacy. There is a substantial probability that new U.S. and foreign legislative and regulatory requirements designed to protect individual privacy could be imposed on businesses engaged in e-commerce. These laws may subject us to liability and may restrict our ability to gather information about the tastes and preferences of Internet users, which would limit our ability to do business and generate revenue.



A FAILURE TO RENEW THIRD PARTY LICENSES FOR TECHNOLOGIES INCORPORATED INTO ARC 360 DEG. ON COMMERCIALLY REASONABLE TERMS, OR AT ALL, COULD ADVERSELY AFFECT OUR GROSS MARGINS



    We license technologies from third parties that are incorporated into Arc 360 DEG.. These technologies may not continue to be available on commercially reasonable terms, if at all, and providers of these technologies may fail to enhance them or respond to emerging industry standards. Any of these events could result in substantial product development expenditures or delays in our performance and could require us to redesign Arc 360 DEG.. In addition, even if the licenses are renewed, any increase in royalty rates could adversely affect our gross margins.



FUTURE EXPANSION OF OUR INTERNATIONAL OPERATIONS WILL REQUIRE SIGNIFICANT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND THE FAILURE TO DEVELOP INTERNATIONAL OPERATIONS MAY HARM OUR COMPETITIVE POSITION AND REDUCE OUR MARKET SHARE



    An element of our growth strategy is to introduce our products and services in international markets. We believe that we must engage in international sales and marketing activities in order to be successful. Compliance with foreign laws and regulations may be time consuming and expensive and may limit our ability to effectively market our products and services in those countries. We have very limited experience in marketing, selling and distributing our products and services internationally. To successfully build international sales, we must build international operations and recruit international sales, technology and analytical personnel. In order to help us address the challenges associated with introducing our products and services internationally, we believe it will be necessary to establish strategic relationships with international partners. To date, we have not entered into any strategic relationship with any international partners. This strategy will require significant management attention and financial resources. Any failure to develop our business internationally may harm our competitive position and reduce our market share.

FAILURE TO KEEP UP WITH CHANGING TECHNOLOGY AND CLIENT PREFERENCES MAY DECREASE DEMAND FOR OUR PRODUCTS AND SERVICES AND ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE



    The market for our products and services is characterized by rapidly changing technologies. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. Our success will depend to a substantial degree upon our ability to respond to changes in technology and to enhance our products and services to address the increasingly sophisticated needs of our clients. This will require us to select, develop and market new products or services and enhancements on a cost-effective basis and in a timely fashion. The development of new, technologically advanced products or services is a complex and uncertain process, requiring high levels of innovation. If we are unsuccessful, or incur significant delays, in developing and introducing new products, services or enhancements, or if these enhancements do not satisfy our clients' preferences, demand for our products and services could decrease and adversely affect our ability to generate revenue.


WE MAY SUFFER YEAR 2000 RELATED FAILURES, WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS


    Many software applications, embedded computer chips and computer components have been designed to determine the year based upon only the last two digits. Accordingly, some of these systems may mistake the year 2000 for the year 1900, resulting in miscalculations and potential system failures. Our efforts to address the Year 2000 issue may not have been appropriate, adequate or complete. We also depend on software and services from third parties that may have failed to adequately address their Year 2000 issues and, accordingly, may cause our information systems, products and services to experience system failures. If we experience any significant system failures, our business and operating results could be adversely affected.



OUR BUSINESS MAY NOT GROW IF THE USE OF THE INTERNET AS A COMMERCIAL MARKETPLACE DOES NOT CONTINUE TO GROW


    Because our company focuses primarily on Internet customer relationship management, our future success depends on the continued development and acceptance of the Internet as a viable commercial medium. However, the continued development and acceptance of the Internet in the United States and internationally as a widely-used medium for commerce and communication is uncertain. A number of factors could prevent the continued development and acceptance of the Internet, including the following:

    - unwillingness of businesses and consumers to shift their purchasing from traditional vendors to online vendors;

    - security and authentication concerns with respect to the transmission of confidential information over the Internet;

    - termination of the current federal law moratorium on some forms of taxation on electronic commerce; and

    - significant uncertainty about the demand and market acceptance for Internet advertising and the lack of standards to measure the effectiveness of Internet advertising.


If Internet usage does not grow, or grows slower than we expect, due to any of the above factors, our business may not grow.

WE MAY ENGAGE IN TRANSACTIONS WITH ENTITIES AFFILIATED WITH OUR DIRECTORS, WHICH MAY PRESENT CONFLICTS OF INTEREST AND MAY NOT BE IN THE BEST INTERESTS OF ALL OF OUR STOCKHOLDERS



    We have engaged in transactions with entities affiliated with our directors and may do so again in the future. Although any future related party transactions may receive board and stockholder approval, they may not be in the best interests of all stockholders. In addition, Mark Esiri, our Chief Executive Officer and President, is employed by Wand Partners Inc., which is an affiliate of our majority stockholders. Mr. Esiri's work visa, and continuing ability to work in the U.S., is contingent on him remaining an employee of Wand. We have entered into an agreement with Wand Partners under which Wand Partners has assigned Mr. Esiri's services to us and we reimburse them for his compensation. As a result, Mr. Esiri may face conflicts of interest between Wand Partners and Cyber Dialogue, which he may not resolve in a way beneficial to our other stockholders.


OUR MANAGEMENT HAS BROAD DISCRETION AS TO THE USE OF PROCEEDS FROM THIS OFFERING AND MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR MARKET VALUE OR IMPROVE OUR OPERATING RESULTS


    The net proceeds from the sale of the common stock being sold in this offering will be used for general corporate purposes, including working capital, as well as for potential acquisitions. We have not reserved or allocated the net proceeds for any specific purpose, and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. If our management does not apply the proceeds effectively, our results of operations may not improve.


SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE


    The availability of a large number of shares of our common stock for sale will generally result in the need for sellers to accept a lower price in order to complete a sale. This would result in a lower market price of our common stock. After this offering, 25,031,876 shares of our common stock will be outstanding, or 25,781,876 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable except for any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by our existing stockholders are subject to 180-day lock-up agreements and are eligible for sale after that time only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act. Subject to the provisions of Rule 144 or 701, 20,781,876 shares of our common stock will be available for sale in the public market 180 days after the date of this prospectus, subject in the case of shares held by affiliates to compliance with volume restrictions. Existing holders of 20,026,876 of these shares of our common stock have demand registration rights that could be exercised following the 180-day lockup period.



BECAUSE OUR STOCK HAS NOT TRADED PUBLICLY, THE LEVEL OF TRADING ACTIVITY AFTER THIS OFFERING CANNOT BE PREDICTED AND IF THE TRADING LEVEL IS LOW, YOUR INVESTMENT IN OUR COMMON STOCK COULD LOSE VALUE



    A public market for trading our common stock has not existed prior to this offering. The price of the common stock being sold in this offering will be determined through negotiations between the underwriters and us and may not be indicative of prices that will prevail in the market. Because there is no way to predict the level of trading activity after this offering, you may not be able to resell your stock at or above the price you paid.

THE MARKET PRICE OF OUR COMMON STOCK, LIKE OTHER INTERNET-RELATED TECHNOLOGY STOCKS, MAY BE VOLATILE

    The stock markets have in general, and with respect to Internet-related technology businesses in particular, recently experienced extreme stock price and volume volatility. The stock markets may continue to experience volatility that may adversely affect the market price and trading volume of our common stock. Stock prices for many businesses in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to their financial performance. Similar fluctuations may affect the market price of our common stock. In addition, if we fail to address any of the risks described in this section, the market price of our common stock and the value of your investment could decline significantly.


OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS, WILL HAVE THE ABILITY TO EXERCISE SIGNIFICANT CONTROL OVER US



    Upon completion of this offering, our officers, directors and existing stockholders who own greater than 5% of the outstanding common stock before this offering, and entities affiliated with them, will, in the aggregate, beneficially own approximately 72.2% of our common stock. In particular, affiliates of Wand Partners Inc. will beneficially own approximately 45.6% of our outstanding common stock. These stockholders, acting together, will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or other business combination even if the transaction might be beneficial to our stockholders.



IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, WHICH COULD DEPRESS OUR STOCK PRICE



    Provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our stockholder rights plan, each of which will become effective upon the closing of this offering, and Delaware corporate law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "may," "will," "should," "potential," "continue," "expects," "anticipates," "estimates," "intends," "plans," "believes" and any similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of other factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                                USE OF PROCEEDS


    We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock in the offering will be approximately $49.3 million, assuming an initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $56.9 million.


    The principal purposes of this offering are to increase our working capital, to create a public market for our common stock and to facilitate our future access to the public capital markets. The net proceeds will be used for general corporate purposes. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, products, services or technologies. We cannot specify with certainty the particular uses for the net proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our technology development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any businesses, products, services or technologies. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY


    We have never declared or paid any dividends on our capital stock. We currently anticipate that we will retain future earnings, if any, for use in the operation and expansion of our business. Accordingly, we do not anticipate declaring or paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION

    The following table presents our capitalization as of December 31, 1999:

    - on an actual basis;


    - on a pro forma basis to give effect to the acquisition of Applied Information Management Marketing as if it had occurred as of December 31, 1999; and



    - on a pro forma as adjusted basis to give effect to the acquisition of Applied Information Management Marketing and the sale of 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, less the underwriting discounts and commissions and estimated offering expenses.


    This information should be read in conjunction with our financial statements and the notes relating to these statements included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                DECEMBER 31, 1999
                                                       ------------------------------------
                                                                                 PRO FORMA
                                                                   PRO FORMA    AS ADJUSTED
                                                        ACTUAL    (UNAUDITED)   (UNAUDITED)
                                                       --------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Total debt...........................................  $    --      $    --       $    --
Stockholders' equity:
    Common stock, $0.01 par value; 40,000,000 shares
      authorized, 19,150,400 shares issued and
      outstanding, actual and 20,031,876 shares
      issued and outstanding, pro forma; 60,000,000
      shares authorized, 25,031,876 shares issued and
      outstanding, pro forma as adjusted.............      191          200           250
    Preferred stock, $0.01 par value; no shares
      authorized, actual and pro forma;
      15,000,000 shares authorized, no shares issued
      and outstanding, pro forma as adjusted.........
    Additional paid-in capital.......................   14,123       21,438        70,663
    Deferred compensation............................   (1,269)      (1,269)       (1,269)
    Accumulated deficit..............................   (5,462)      (5,462)       (5,462)
                                                       -------      -------       -------
    Total stockholders' equity.......................  $ 7,583      $14,907       $64,182
                                                       -------      -------       -------
Total capitalization.................................  $ 7,583      $14,907       $64,182
                                                       =======      =======       =======


    Common stock outstanding as of December 31, 1999 excludes:

    - 4,138,800 shares of common stock issuable upon the exercise of outstanding options under our stock option plans with a weighted average exercise price of $0.45 per share, of which options to purchase 2,148,810 shares were exercisable;

    - 1,703,200 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.62 per share, of which warrants to purchase 769,800 shares of common stock were exercisable; and

    - 3,516,200 shares of common stock available for future issuance under our stock option plans.

                                    DILUTION


    Our pro forma net tangible book value as of December 31, 1999, after giving effect to the acquisition of Applied Information Management Marketing as if it had occurred on December 31, 1999, was approximately $5.3 million, or $0.26 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding, on a pro forma basis, as of that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering.



    After giving effect to the issuance and sale of the shares of common stock offered by us at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 1999 would have been $54,563,000, or $ 2.18 per share. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.92 per share and an immediate dilution to purchasers in this offering of $8.82 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............             $  11.00
  Pro forma net tangible book value per share as of December
    31, 1999................................................  $   0.26
  Pro forma increase per share attributable to new
    investors...............................................      1.92
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................                 2.18
                                                                         --------
Pro forma dilution per share to new investors...............             $   8.82
                                                                         ========


    The following table summarizes the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and new investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, on a pro forma basis as of December 31, 1999.


                                             SHARES PURCHASED       TOTAL CONSIDERATION
                                           ---------------------   ----------------------   AVERAGE PRICE
                                             NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ----------   --------   -----------   --------   -------------
Existing stockholders....................  20,031,876      80%     $21,638,328      28%        $ 1.08
New investors............................   5,000,000      20       55,000,000      72         $11.00
                                           ----------     ---      -----------     ---         ------
      Total..............................  25,031,876     100%     $76,638,328     100%        $ 3.06
                                           ==========     ===      ===========     ===         ======



    If the underwriters exercise their over-allotment option in full, the number of shares of common stock held by new investors will be increased to 5,750,000, or 22.3%, of the total number of shares of common stock to be outstanding immediately after this offering.


    To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization." The foregoing discussion and tables are based upon the pro forma shares issued and outstanding as of December 31, 1999 and excludes:

    - 4,138,800 shares of common stock issuable upon the exercise of outstanding options under our stock option plans with a weighted average exercise price of $0.45 per share;

    - 1,703,200 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.62 per share; and

    - 3,516,200 shares of common stock available for future issuance under our stock option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data should be read in connection with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. Financial data for the five years ended December 31, 1999 are derived from our historical financial statements. The pro forma financial data are derived from the unaudited pro forma combined financial statements. The pro forma financial data give effect to our acquisition of Applied Information Management Marketing as if it had occurred on January 1, 1999 for the statement of operations data and December 31, 1999 for the balance sheet data.



                                                             YEAR ENDED DECEMBER 31,
                                    --------------------------------------------------------------------------
                                                                                                1999
                                                                                      ------------------------
                                                                                                    PRO FORMA
                                      1995        1996         1997         1998        ACTUAL     (UNAUDITED)
                                    ---------   ---------   ----------   ----------   ----------   -----------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...........................       $416        $490       $1,094       $3,617       $8,227      $12,412
Cost of revenue...................        191         497          748        2,789        5,067        9,096
                                    ---------   ---------   ----------   ----------   ----------   ----------
Gross profit......................        225          (7)         346          828        3,160        3,316

Operating expenses:
  Sales and marketing.............         --         145          261        1,023        1,840        2,347
  General and administrative......        505         204          514          934        2,757        4,943
  Depreciation and amortization...         --          13           67          166          475        2,569
  Research and development........         --          --          101          153          495          495
                                    ---------   ---------   ----------   ----------   ----------   ----------
      Total operating expenses....        505         362          943        2,276        5,567       10,354
                                    ---------   ---------   ----------   ----------   ----------   ----------

Loss from operations..............       (280)       (369)        (597)      (1,448)      (2,407)      (7,038)
Interest income...................         --          --           --           --          114          114
Interest expense..................         (3)        (21)         (22)         (31)        (218)        (709)
Extraordinary item................        (66)         --           --           --           --           --
                                    ---------   ---------   ----------   ----------   ----------   ----------
  Net loss........................      $(349)      $(390)       $(619)     $(1,479)     $(2,511)     $(7,633)
                                    =========   =========   ==========   ==========   ==========   ==========
Basic and diluted net loss per
  share...........................     $(0.09)     $(0.08)      $(0.05)      $(0.10)      $(0.15)      $(0.43)
                                    =========   =========   ==========   ==========   ==========   ==========
Shares used to compute basic and
  diluted net loss per share......  3,912,900   4,701,900   11,357,707   14,838,916   16,928,274   17,809,950



                                                                   DECEMBER 31,
                                    --------------------------------------------------------------------------
                                                                                                1999
                                                                                      ------------------------
                                                                                                    PRO FORMA
                                      1995        1996         1997         1998        ACTUAL     (UNAUDITED)
                                    ---------   ---------   ----------   ----------   ----------   -----------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash..............................         $1         $10          $16          $79       $7,975       $5,002
Total assets......................         99         257          746        1,902       12,406       21,098
Long-term obligations.............         --          --           63           --           --           --
Working capital (deficit).........       (286)       (235)        (691)      (1,317)       6,064        3,073
Total stockholders' equity
  (deficit).......................       (285)       (151)        (435)        (868)       7,583       14,907

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS.


OVERVIEW


    We provide a comprehensive and integrated suite of products and services that enables companies to manage and derive optimum value from their Internet customer relationships. Our solution consists of Arc 360 DEG., our Internet customer relationship management technology, combined with our related analytical services and in-depth databases of Internet consumer information, which we have been collecting since 1994. In 1999, we sold products and services to over 250 clients, which consisted primarily of pharmaceutical and health care companies, media and entertainment companies, financial services firms, online communities, e-tailers and interactive agencies, including Monsanto Life Sciences, AMFM Interactive, Warner Bros. Online, General Electric Financial Assurance, About.com, IBM and Organic.


    Our predecessor company, BKG/Michigan, Inc., was founded in 1993 to conduct online market research. We believe that we were the first firm in the United States to use the Internet to conduct market research and today we maintain a research panel of over 80,000 online consumers. In 1995, BKG's name was changed to American Dialogue, Inc. and, in 1997, was merged into a newly formed Delaware corporation, Cyber Dialogue Inc. Since 1997, in addition to providing research and analytical services to clients, our operating activities have focused on the development of Arc 360 DEG. and related Internet customer relationship management services. Arc 360 DEG. technology was first commercially used in 1997 to profile Web site visitors for America Online, CNN, Lycos and Salon.com.


    In February 2000, we acquired Applied Information Management
Marketing, Inc. Applied Information Management Marketing provides marketing database development and sophisticated analytical services, including predictive modeling and market segmentation. Applied Information Management Marketing was a wholly-owned subsidiary of Yankelovich Holdings Inc. Both Cyber Dialogue and Yankelovich Holdings are majority owned by entities affiliated with Wand Partners Inc. Under the terms of our purchase agreement with Yankelovich Holdings, we acquired Applied Information Management Marketing for $3.0 million in cash and 881,676 shares of our common stock for a purchase price of $10.3 million. We have allocated $9.6 million of the purchase price to goodwill, which will be amortized on a straight-line basis over a 5-year period.



    Our products and services are organized into two groups: ECRM SOLUTIONS and STRATEGIC AND ANALYTICAL SERVICES.



    We generate eCRM solutions revenue from the sale of contracts for Arc
360 DEG. and from related analytical services. Historically, our clients have entered into contracts for Arc 360 DEG. for terms ranging from two to four months. In the last quarter of 1999, we began migrating clients to twelve month contracts and, in the future, we intend to enter into twelve month contracts with substantially all of our new clients. Clients are billed in advance and this revenue is recognized ratably over the contract term. We also generate revenue from the sale of related strategic consulting, data mining and systems engineering services. We typically provide these services under custom contracts with terms ranging from two to four months and this revenue is recognized as services are provided.



    We generate strategic and analytical services revenue through subscriptions that entitle clients to access our research analysts and proprietary databases of information about online consumer trends and receive our market research reports. These subscriptions are non-cancellable and non-refundable, and revenue is recognized ratably over the term of the contract, typically one to three years. Clients are billed in advance annually and a substantial portion of our billing is initially recorded as deferred revenue and amortized into revenue over the term of the contract. We also generate revenue from the sale of custom market research projects and other analytical services. Typically, these contracts last from one to three months and this revenue is recognized as services are provided.



    eCRM solutions revenue in the year ended December 31, 1999 included a charge against revenue of $117,000. In August 1999, we entered into a services agreement with AMFMi with an initial term of 16 months and a renewal term, subject to the parties' mutual consent, of 44 months. In connection with this contract, we granted AMFMi a warrant to purchase up to 1,000,000 shares of our common stock at an exercise price of $1.55 per share. The warrant may only be exercised to purchase vested shares. Of these shares, 200,000 will vest at various dates over the course of the initial 16 month term, provided that the contract remains in effect. The fair value of $470,000 ascribed to this right to purchase 200,000 shares was measured using the Black-Scholes option pricing model and the related charge is recorded against revenue as the services are provided to AMFMi over the initial term. If the contract is extended for the 44 month renewal term, the remaining 800,000 shares will vest over the course of that term. The fair value of this right to purchase additional shares will be recorded against revenue as the services are provided.



    Historically, our revenue has been generated primarily by strategic and analytical services. In the future, we anticipate that a greater portion of our revenue will be generated by eCRM solutions. eCRM solutions comprised 42% of total revenue in the year ended December 31, 1999 as compared to 15% in the year ended December 31, 1998.



    To date, a substantial portion of expiring strategic and analytical services subscriptions have been renewed for an equal or greater value. Of subscriptions expiring during the year ended December 31, 1999, 68% were renewed. Additionally, 72% of total revenue in 1999 was from clients that had also purchased products and services in 1998. We believe that if these client renewal rates continue, we will have a growing base of recurring revenue.


    Cost of revenue consists of the personnel costs of our engineering and analytical staff, the amortization of equipment, licensed technology and service fees, the rental costs associated with our data center, the publishing costs associated with producing written reports, and costs associated with data collection, which is done by means of online and telephone interviews with consumers.

    In connection with the grant of stock options to our employees, we recorded deferred compensation expenses of approximately $862,000 during 1999. Deferred compensation represents the difference, at the grant date, between the fair market value of the underlying stock and the exercise prices of the stock options. The deferred compensation balance is being amortized over the vesting period of the applicable options, which is typically four years. Approximately $137,000 of compensation expense was recognized in 1999, and $725,000 of deferred compensation expense will be recognized over the remaining vesting period. In addition, as compensation for a consulting arrangement, we issued warrants to acquire 295,400 shares of our common stock to eCom Partners Fund I LLC. We used the Black-Scholes pricing model to determine the fair value of this warrant on the date of grant and, in connection with the warrant, recorded deferred compensation expense of approximately $340,000 in 1999. The deferred compensation balance is being amortized over the consulting period, which terminates upon the consummation of this offering. Approximately $149,000 of compensation expense was amortized in 1999, and the balance remains to be recognized over the remaining vesting period.


    We have incurred operating losses since our inception, including net losses of $2.5 million in the year ended December 31, 1999, $1.5 million in the year ended December 31, 1998, and $619,000 in the year ended December 31, 1997. Our accumulated deficit was $5.5 million at December 31, 1999. Moreover, we anticipate that we will continue to incur losses on both a quarterly and an annual basis for the foreseeable future, in part due to our plans to devote substantial resources to expand our sales and marketing and research and development activities. Although our revenue has increased in each of the last eight quarters, our revenue may not continue to grow and we may not achieve or maintain profitability.


RESULTS OF OPERATIONS

    The following table sets forth results of operations data expressed as a percentage of revenue for the periods indicated:


                                                           YEAR ENDED DECEMBER 31,
                                                    --------------------------------------
                                                      1997           1998           1999
                                                    --------       --------       --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue...........................................   100.0%         100.0%         100.0%
Cost of revenue...................................    68.4           77.1           61.6
                                                     -----          -----          -----
Gross profit......................................    31.6           22.9           38.4

Operating expenses:
  Sales and marketing.............................    23.9           28.3           22.4
  General and administrative......................    47.0           25.8           33.5
  Depreciation and amortization...................     6.1            4.6            5.8
  Research and development........................     9.2            4.2            6.0
                                                     -----          -----          -----
    Total operating expenses......................    86.2           62.9           67.7

Loss from operations..............................   (54.6)         (40.0)         (29.3)
Interest expense..................................    (2.0)          (0.9)          (2.6)
Interest income...................................     0.0            0.0            1.4
                                                     -----          -----          -----
Net loss..........................................   (56.6)%        (40.9)%        (30.5)%
                                                     =====          =====          =====


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUE. Revenue increased by 127% to $8.2 million in the year ended December 31, 1999 from $3.6 million in the year ended December 31, 1998. This increase was primarily due to an increase in the number of clients during the year to 256 in 1999 from 160 in 1998 and an increase in the average contract value.


    COST OF REVENUE. Cost of revenue increased by 82% to $5.1 million in the year ended December 31, 1999 from $2.8 million in the year ended December 31, 1998. As a percentage of revenue, cost of revenue decreased to 61.6% in the year ended December 31, 1999 from 77.1% in the year ended December 31, 1998. The absolute increase was primarily due to increased personnel costs of $1.9 million associated with supporting a larger number of clients with a larger number of products and services, as well as the increased costs of data collection of $358,000. The decrease in cost of revenue as a percentage of revenue was attributable to an increasing proportion of sales of higher margin eCRM solutions.



    SALES AND MARKETING. Sales and marketing expense consists primarily of personnel costs for our direct sales force and marketing staff, as well as costs related to trade shows and conferences, advertisements, promotional activities, public relations and media events. Sales and marketing expense increased by 80% to $1.8 million in the year ended December 31, 1999 from $1.0 million in the year ended December 31, 1998. As a percentage of revenue, sales and marketing expense decreased to 22.4% in the year ended December 31, 1999, from 28.3% in the year ended December 31, 1998. The absolute increase was primarily attributable to the costs of $318,000 associated with the hiring of additional sales and marketing personnel, increased sales commissions of $202,000 resulting from higher revenue, higher costs relating to trade shows and conferences of $76,000 and increased advertising and promotion costs of $88,000. We expect our sales and marketing expenses to increase significantly on an absolute basis in future periods as we continue to expand our sales and marketing activities.


    RESEARCH AND DEVELOPMENT. Research and development expense consists primarily of personnel and related costs, consultants and outside contractor costs, and software and hardware maintenance costs for our development efforts. All research and development costs are expensed as incurred. Research and development expense increased by 224% to $495,000 in the year ended
December 31, 1999 from $153,000 in the year ended December 31, 1998. As a percentage of revenue, research and development expense increased to 6.0% in the year ended December 31, 1999 from 4.2% in the year ended December 31, 1998. The absolute increase in research and development expense and the increase in expense as a percentage of revenue resulted from the hiring of additional research and development personnel. We are continuing to invest substantially in research and development, and we expect these costs to increase on an absolute basis in future periods.


    GENERAL AND ADMINISTRATIVE. General and administrative expense consists primarily of personnel and related costs for corporate functions, including information services, finance, accounting, human resources, facilities and legal. General and administrative expense increased by 195% to $2.8 million in the year ended December 31, 1999 from $934,000 in the year ended December 31, 1998. As a percentage of revenue, general and administrative expense increased to 33.5% in the year ended December 31, 1999 from 25.8% in the year ended December 31, 1998. The absolute increase in general and administrative expense and the increase in expense as a percentage of revenue resulted from an increase in payroll and associated costs of $751,000 due to hiring additional administrative personnel, increases in accounting and legal costs of $211,000, and increases in costs relating to our facilities of $215,000. We expect that general and administrative expense will continue to increase on an absolute basis as we expand our operations and incur additional costs related to being a public company.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE. Revenue increased by 231% to $3.6 million in the year ended December 31, 1998 from $1.1 million in the year ended December 31, 1997. The increase was primarily due to an increase in the number of clients during the year to 160 in 1998 from 78 in 1997 and an increase in the average contract value.


    COST OF REVENUE. Cost of revenue increased by 273% to $2.8 million in the year ended December 31, 1998 from $748,000 in the year ended December 31, 1997. As a percentage of revenue, cost of revenue increased to 77.1% in the year ended December 31, 1998 from 68.4% in the year ended December 31, 1997. The absolute increase in cost of revenue and the increase in cost of revenue as a percentage of revenue was primarily due to increased personnel costs of $1.0 million associated with supporting a larger number of clients with a larger number of products and services, as well as the increased costs of data collection of $491,000.



    SALES AND MARKETING. Sales and marketing expense increased by 292% to $1.0 million in the year ended December 31, 1998 from $261,000 in the year ended December 31, 1997. As a percentage of revenue, sales and marketing expense increased to 28.3% in the year ended December 31, 1998 from 23.9% in the year ended December 31, 1997. The absolute increase in sales and marketing expense and the increase in expense as a percentage of revenue was primarily attributable to the increased costs of $249,000 associated with the hiring of additional sales and marketing personnel and increased sales commissions of $201,000 resulting from higher revenue.


    RESEARCH AND DEVELOPMENT. Research and development expense increased by 51% to $153,000 in the year ended December 31, 1998 from $101,000 in the year ended December 31, 1997. As a percentage of revenue, research and development expense decreased to 4.2% in the year ended

December 31, 1998 from 9.2% in the year ended December 31, 1997. The absolute increase in research and development expense resulted from the hiring of additional research and development personnel.


    GENERAL AND ADMINISTRATIVE. General and administrative expense increased by 82% to $934,000 in the year ended December 31, 1998 from $514,000 in the year ended December 31, 1997. As a percentage of revenue, general and administrative expense decreased to 25.8% in the year ended December 31, 1998 from 47.0% in the year ended December 31, 1997. The absolute increase in general and administrative expense resulted from an increase in payroll and associated costs of $137,000 due to hiring additional administrative personnel, increases in costs relating to our facilities of $64,000 and increases in accounting and legal costs of $57,000.

QUARTERLY RESULTS OF OPERATIONS


    The following tables set forth unaudited quarterly statement of operations data for the eight quarters ended December 31, 1999 in dollars and as a percentage of revenue. This information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and, in the opinion of management, contains all necessary adjustments, consisting only of normal recurring adjustments, to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited consolidated financial statements and the notes to the financial statements appearing elsewhere in this prospectus.


                                                                  THREE MONTHS ENDED
                               -----------------------------------------------------------------------------------------
                               MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                 1998        1998       1998        1998       1999        1999       1999        1999
                               ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                    (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Revenue......................    $ 851      $ 879       $ 904      $ 983      $1,796      $1,866     $2,195     $ 2,370

Cost of revenue..............      649        588         743        809         959         956      1,474       1,678
                                 -----      -----       -----      -----      ------      ------     ------     -------

Gross profit.................      202        291         161        174         837         910        721         692

Operating expenses:

  Sales and marketing........      229        255         264        275         315         334        495         696

  General and
    administrative...........      200        233         244        257         453         652        705         947

  Depreciation and
    amortization.............       43         42          42         39          61          98        143         173

  Research and development...       28         33          38         54          68          86        123         218
                                 -----      -----       -----      -----      ------      ------     ------     -------

      Total operating
        expenses.............      500        563         588        625         897       1,170      1,466       2,034

Loss from operations:........     (298)      (272)       (427)      (451)        (60)       (260)      (745)     (1,342)

Interest income (expense),
  net........................       (8)        (8)         (8)        (7)        (37)       (104)       (63)        100
                                 -----      -----       -----      -----      ------      ------     ------     -------

Net loss.....................    $(306)     $(280)      $(435)     $(458)     $  (97)     $ (364)    $ (808)    $(1,242)
                                 =====      =====       =====      =====      ======      ======     ======     =======



                                                                  THREE MONTHS ENDED
                               -----------------------------------------------------------------------------------------
                               MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                 1998        1998       1998        1998       1999        1999       1999        1999
                               ---------   --------   ---------   --------   ---------   --------   ---------   --------
AS A PERCENTAGE OF REVENUE:

Revenue......................    100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%

Cost of revenue..............     76.3       66.9        82.2       82.3        53.4       51.2        67.2       70.8
                                 -----      -----       -----      -----       -----      -----       -----      -----

Gross profit.................     23.7       33.1        17.8       17.7        46.6       48.8        32.8       29.2

Operating expenses:

  Sales and marketing........     26.9       29.0        29.2       28.0        17.5       17.9        22.6       29.4

  General and
    administrative...........     23.5       26.5        27.0       26.1        25.2       34.9        32.1       40.0

  Depreciation and
    amortization.............      5.1        4.8         4.6        4.0         3.4        5.3         6.5        7.3

  Research and development...      3.3        3.8         4.2        5.5         3.8        4.6         5.6        9.2
                                 -----      -----       -----      -----       -----      -----       -----      -----

      Total operating
        expenses.............     58.8       64.1        65.0       63.6        49.9       62.7        66.8       85.9

Loss from operations:........    (35.0)     (30.9)      (47.2)     (45.9)       (3.3)     (13.9)      (33.9)     (56.7)

Interest income (expense),
  net........................     (0.9)      (0.9)       (0.9)      (0.7)       (2.1)      (5.6)       (2.9)       4.2
                                 -----      -----       -----      -----       -----      -----       -----      -----

Net loss.....................    (35.9)%    (31.8)%     (48.1)%    (46.6)%      (5.4)%    (19.5)%     (36.9)%    (52.5)%
                                 =====      =====       =====      =====       =====      =====       =====      =====



    Our revenue increased in each of the last eight quarters, primarily due to increases in the number of clients and in the average contract amount. In the first quarter of 1999, revenue increased by 82.7% from the fourth quarter of 1998 as a result of a significant increase in revenue from AMFMi. The increases in cost of revenue and total operating expenses throughout 1999 reflect our continued investment in the growth of our business. In the third and fourth quarters, we hired more analytical and engineering personnel which resulted in an increase in cost of revenue, as a percentage of revenue, from 51.2% for the quarter ended June 30, 1999 to 70.8% for the quarter ended December 31, 1999.


LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have funded our operations through the private sale of our securities, resulting in aggregate gross proceeds to us of $12.5 million. The net proceeds from these private placements have been, and continue to be, used to expand our business operations, to hire additional personnel, to provide additional services and for general corporate purposes related to the expansion of our business. Our principal source of liquidity at December 31, 1999, consisted of cash of $8.0 million, of which $3.0 million was used in the purchase of Applied Information Management Marketing subsequent to year end.


    Net cash used in operating activities was $650,000 in the year ended December 31, 1999, compared to $496,000 in the year ended December 31, 1998. The increase in cash used in operating activities resulted primarily from an increase in the net loss from $1.5 million to $2.5 million, partially offset by an increase in deferred revenue of $1.7 million.

    Net cash used in investing activities was $1.6 million in the year ended December 31, 1999, compared to $312,000 in the year ended December 31, 1998. Capital expenditures were $1.3 million in the year ended December 31, 1999 and $267,000 in the year ended December 31, 1998. These expenditures reflect our investments in computer equipment and leasehold improvements, which were required to support our business expansion. We anticipate increased capital expenditures for the foreseeable future to fund the growth of our business.

    Net cash provided by financing activities was $10.1 million in the year ended December 31, 1999 compared to $871,000 in the year ended December 31, 1998. Net cash provided by financing activities for the year ended December 31, 1999 resulted primarily from the sale of common stock and from the issuance of debt that was subsequently converted into common stock.

    At December 31, 1999, we had rental obligations of approximately
$1.8 million. The majority of these rental obligations are made up of various leases of approximately 20,000 square feet in New York, New York, which expire in 2001 and 2004.


    We believe that the net proceeds from this offering, together with our current cash balances and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds sooner to fund additional expansion, develop new or enhanced products and services, respond to competitive pressures or make acquisitions. Additional financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms or at all, our business may be harmed.


YEAR 2000 COMPLIANCE

    Year 2000 computer problems may arise after the date of this prospectus. Our business could be interrupted by any material year 2000-related failure of our internal systems, the systems that carry data to Arc 360 DEG., the systems of our clients and service providers, or the systems used by consumers to access the Internet.

    During 1999, we conducted a review of the year 2000 readiness of our information technology systems. These systems include software that we have developed internally and software and hardware that we have obtained from third-party vendors and licensors. Our review identified a limited number of remediation steps that we completed prior to January 1, 2000. In 1999, we performed testing of key functions in a simulated operating environment to ensure that our systems previously verified to be year 2000 compliant remained compliant as changes were made to them.

    The aggregate costs associated with our year 2000 review and remediation were approximately $20,000 in 1999. We estimate that any costs related to year 2000 issues in 2000 will be immaterial. As of the date of this prospectus, we have not experienced any year 2000-related systems failures and, subsequent to January 1, 2000, we have received verbal assurances from all of our largest service providers that they are year 2000 compliant and that they have not experienced any year 2000-related systems failures in connection with the January 1, 2000 date change. We intend to continue to monitor our own systems for ongoing year 2000 compliance and conduct testing to confirm the compliance of our system, as well as to confer with our clients and service providers about their ongoing year 2000 compliance.

    Based on our efforts to date, we believe that we will not experience any material year 2000 problems. There are, however, possible scenarios under which year 2000 problems, if they occur, could materially affect us. The most reasonably likely worst cases among these scenarios, include: the temporary inability of one or more of our key clients to access their data; the temporary inability of our clients to direct their data to Arc 360 DEG.; and a failure of, or a degradation in, the Internet infrastructure that reduces traffic to, or the performance of, our clients' Web sites. We do not intend to develop contingency plans to address these or other potential worst-case scenarios.

                                    BUSINESS

OVERVIEW


    We provide a comprehensive suite of products and services that enables businesses to manage and derive greater value from their Internet customer relationships. Our Arc 360 DEG. technology allows us to collect, clean and analyze large amounts of our clients' customer data from disparate sources. We augment Arc 360 DEG. with our proprietary Internet consumer trend data, engineering and analytical services and marketing expertise to help our clients tailor and target marketing initiatives and improve Web site design and content. Our Internet customer relationship management products and services help our clients to identify their most valuable customers, gain a better understanding of customer preferences and improve the return on both online and offline marketing investments.


INDUSTRY BACKGROUND

    INTERNET ADVERTISING AND E-COMMERCE

    The Internet has emerged as a global medium that allows businesses and consumers worldwide to gather information, communicate with one another and engage in commerce electronically. In recent years, two principal business models have emerged on the Internet: the advertising model and the e-commerce model. In the advertising model, businesses primarily derive revenue from the sale of advertising on their Web sites. In the e-commerce model, businesses derive revenue from selling products or services. Statistics compiled by independent Internet research firms suggest that the potential market for both business models is substantial. Forrester Research, Inc. estimates that worldwide spending for online advertising will reach $33 billion by 2004 and that online retail sales will grow from an estimated $20 billion in 1999 to approximately $184 billion in 2004. The common challenge faced in both the Internet advertising and e-commerce models is to attract and retain an increasing amount of visitor traffic to their Web sites.

    INTERNET CUSTOMER RELATIONSHIP MANAGEMENT

    The Internet has created a business environment where the competition is only a mouse click away. By enabling consumers to reach an almost limitless number of vendors to compare product, price and service information, the Internet has weakened traditional barriers to entry and increased competition. In addition, consumers are increasingly concerned with intrusive marketing methods and the protection of their privacy. This increased consumer choice, influence and sensitivity has forced businesses to redefine the way they interact with their customers. As a result, businesses increasingly view customer satisfaction as a critical differentiating factor and, therefore, seek to gain a comprehensive understanding of each customer in order to respond to their individual needs. This understanding enables businesses to increase customer loyalty by personalizing the customer experience and managing targeted marketing campaigns. It also enables businesses to increase customer profitability by marketing complementary products and services, otherwise known as cross-selling, and marketing higher-end products and services, otherwise known as up-selling.

    NEED TO DERIVE VALUE FROM CUSTOMER DATA

    To personalize the customer experience, businesses must collect and analyze large amounts of data. Many businesses already collect customer data offline through call centers, point-of-sale systems, loyalty programs and other methods. The growth of the Internet has further increased the amount of data with which businesses must contend, since every action taken by a Web site visitor generates data, whether it is filling out a registration form, purchasing a product or service, personalizing a Web site or clicking on a banner advertisement or link. The result is that many businesses have disparate stores of data distributed across various systems within their organizations. Furthermore, the information technology departments responsible for maintaining company databases often fail to coordinate with the marketing

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departments responsible for attracting and retaining customers. This can prevent businesses from extracting the value from their data that is required to optimize customer relationships.

    Many businesses have attempted to respond to these challenges by investing in a variety of customer relationship software applications. While some of these applications have enabled companies to collect or store large volumes of customer data, most fall short of providing a comprehensive view of customers' preferences and behaviors. Because these applications often only address narrow problems, businesses seeking a complete solution are forced to install and integrate multiple products and manage multiple vendors to combine and derive value from online and offline data. Moreover, businesses must often incur large expenditures to acquire and implement these systems and either allocate scarce internal resources or hire and train qualified personnel to operate and maintain them.

    As a result, businesses are increasingly seeking a complete and cost-effective solution to help them manage and derive optimum value from their Internet customer relationships. This solution must integrate online and offline data to provide a comprehensive view of each customer's preferences and behaviors, while being mindful of personal privacy concerns. In addition, customer information must be stored in a readily usable format from which strategic action to improve customer relationships can be formulated. This solution should also provide businesses with a deeper understanding of their customers by taking into account Internet consumer trends that affect their particular industries. Finally, it should minimize the risks and costs associated with internally developing or maintaining a customer relationship management solution.

THE CYBER DIALOGUE SOLUTION


    Our solution enables our clients to effectively manage their Internet customer relationships and to increase revenue-generating opportunities. Our solution consists of our proprietary outsourced technology, Arc 360 DEG., combined with our related analytical services and in-depth databases of Internet consumer information covering a variety of industries. We provide our clients with a thorough understanding of their customers and enable our clients to improve the return on their Internet and related marketing investments. By using our solution, our clients can realize the following benefits:


    BUILD CUSTOMER LOYALTY AND STRENGTHEN RELATIONSHIPS. We help our clients develop and refine strategies for optimizing their Internet customer relationships. By analyzing our clients' data and comparing the results against our proprietary databases of Internet consumer information, we provide clients with a comprehensive understanding of their customers. This understanding is then used to assist our clients in the development of targeted marketing campaigns, loyalty and affinity programs, and Web site usability and content improvements.

    IDENTIFY AND ACQUIRE MORE PROFITABLE CUSTOMERS. We leverage our extensive data collection and analytical capabilities to build sophisticated database models that help clients understand Internet consumer behavior and preferences. By combining this information with our clients' existing customer data, we are able to identify our clients' most profitable existing customers. We can then assist our clients in cost-effectively targeting and acquiring new customers with similar profiles.

    ANTICIPATE MARKET OPPORTUNITIES. By analyzing trends in Internet consumer behavior, we enable clients to identify new market opportunities and forecast demand for new product and service offerings. This strategic insight is gained by conducting customized research with our proprietary panel of Internet users and comparing the results with behavioral and attitudinal benchmarks from our Internet user databases.

    INTEGRATE MULTIPLE DATA SOURCES TO GAIN COMPREHENSIVE CUSTOMER INSIGHT. Our technology platform is based on open standards and can be integrated easily with leading business applications, call center systems and other databases that contain customer information. This allows our clients to

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
    combine and effectively use customer information from multiple data sources to gain a more comprehensive understanding of their customers.


    REDUCE COSTS AND RISKS BY IMPLEMENTING AN OUTSOURCED SOLUTION. Arc 360 DEG. can be rapidly deployed and reduces investments in human and technological resources, resulting in a lower total cost of ownership. Arc 360 DEG. is fully scaleable, which allows our clients to collect more data and add more sophisticated analytics as their businesses grow.


STRATEGY


    Our objective is to set the standard for Internet customer relationship management by providing our clients with the high quality products and services they need to improve customer targeting, acquisition, retention and up-selling. The key elements of our strategy include:


    EXPAND AND ENHANCE OUR PRODUCT AND SERVICE OFFERINGS. We intend to leverage our Internet strategy and marketing knowledge, as well as our technological expertise, to expand and enhance our product and service offerings. To achieve this objective, we intend to internally develop or acquire new products, services and technologies that complement our current offerings. For example, we have expended significant resources to develop Arc 360 DEG. and we expect to continue to invest in our technological capabilities.


    INCREASE MARKET PENETRATION BY EXPANDING OUR SALES AND DISTRIBUTION CAPABILITIES. In order to broaden our client base, we intend to continue to expand our direct sales force and related support staff. We plan to open new offices in Boston, San Francisco and London in 2000. We believe that these offices will provide us with an opportunity to expand into new geographic markets and to better service our existing clients in these areas. We also intend to enter into marketing and strategic relationships with consultants, systems integrators and resellers to broaden our distribution. For example, we recently announced that we are working with Real Media to implement a joint audience management system that allows Web publishers to understand their audiences and to sell targeted advertising based on that understanding. We have also entered into a marketing alliance with Modem Media and a co-branding agreement with Deloitte Consulting relating to its health care practice.



    BROADEN RELATIONSHIPS WITH EXISTING CLIENTS. We intend to increase the amount of products and services provided to existing clients. We also intend to migrate our clients to higher margin products and services with longer contract durations. New clients typically purchase our strategic and analytical services. By providing the information and analysis required to make complex business strategy and marketing decisions, we gain credibility and access to senior management within client organizations. This enhances our ability to offer our eCRM solutions, which have higher profit margins. Revenue from eCRM solutions as a percentage of total revenue has more than doubled in the past year.



    EXPAND VERTICAL INDUSTRY EXPERTISE We may further expand our client base by broadening the range of vertical industries we cover. Historically, we have hired professionals with relevant industry expertise to develop, launch and manage our new vertical market efforts. This enables us to better understand our clients' businesses and to provide solutions tailored to their specific needs. This industry expertise increases our credibility when offering our products and services to businesses within covered vertical markets and reduces the time required to deploy our solutions.



    PURSUE STRATEGIC ACQUISITIONS AND INVESTMENTS. We plan to continue to evaluate acquisition and investment opportunities involving complementary businesses, products, services and technologies. In February 2000, we acquired Applied Information Management Marketing, a database marketing company. We expect that this acquisition will strengthen our product and service offerings and broaden our client base. We believe that our industry is fragmented and provides significant consolidation opportunities to accelerate our growth, develop new technologies, expand our industry expertise and penetrate new markets.


PRODUCTS AND SERVICES


    Our offerings are comprised of eCRM solutions and strategic and analytical services.



ECRM SOLUTIONS



    ARC 360 DEG. TECHNOLOGY. The core of our eCRM solutions is Arc 360 DEG., which captures and cleans large quantities of raw client data from multiple online and offline sources. Once collected and cleaned, customer data is analyzed and segmented to provide clients with a better understanding of their customers. This understanding is then used to develop and execute highly personalized communications, including targeted marketing campaigns. The following chart depicts the Arc 360 DEG. platform:


[GRAPHIC DESCRIPTION]

Graphic: Two boxes on top of page. One box entitled "ONLINE DATA SOURCES" with three sections below entailed "Log Files"; "Registration & Transaction Data"; and "Survey & Ad Stream Responses".

Graphic: Second box entitled: "OFFLINE DATA SOURCES" with three sections below entitled "Call Center"; "Direct Mail" and "Warranty Cards".

Text: Caption to the right of those two boxes: "DATA CAPTURE".

Graphic: Two arrows pointing downward to a cylinder; one arrow coming from each box.

Text: Caption to the right of the arrows: "DATA HYGIENE & STORAGE".

Text: Below the cylinder: "DATA WAREHOUSE" and to the right of the cylinder is the caption "DATA STORAGE".

Graphic: Arrow pointing downward from text below cylinder to a line with an arrow pointing to the left and an arrow pointing to the right. There is a box to the left and the right of the arrow.

Text: Box on left entitled "TARGETED ACTION" with four quadrants below entitled "Email Campaign"; "Phone Campaign"; "Banner Ad Campaign"; and "Loyalty Program" and below the box the caption "TARGETED ACTION".

Text: Box on right entitled "DECISION SUPPORT" with four quadrants below entitled "Traffic Reports"; "Customer Values"; "Customer Segmentation"; and "Cross & Up-sell Models" and below the box the caption "DATA ANALYSIS, VIEWING & REPORTING".

Graphic: Line from "TARGETED ACTION" box up towards cylinder with right arrow pointing to cylinder and the text "Update Database with Measured Customer Responses".

Graphic: Line from "DECISION SUPPORT" box up towards cylinder with left arrow pointing to cylinder and the text "Update Database with Results of Analysis".

    DATA CAPTURE. Arc 360 DEG. captures client data by using proprietary software tools that sample, intercept and track visitors to their Web sites, append survey responses to transactional and behavioral data and build control groups. Our survey and registration software also enables us to conduct full-scale online market research studies for our clients.

    DATA HYGIENE AND INTEGRATION. To be most useful, collected data must first be cleaned to eliminate corrupt or extraneous data and then integrated with related offline data. Our proprietary software imports data from multiple online and offline sources, and cleans and translates it into a uniform format so that it can be used and stored efficiently.

    DATA STORAGE. The model in our data warehouse is optimized to catalog and store information that will be analyzed for marketing purposes. The model's core design can be leveraged across multiple clients and has the flexibility to be customized for individual client needs.

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
    DATA ANALYSIS AND WEB-BASED REPORTING. Using Arc 360 DEG.'s browser-based reporting tool, clients can analyze and query their customer data, and also create customized management reports. In addition, clients can supplement their analysis and derive further insight by comparing their own customer data to our proprietary libraries of information regarding consumer trends and behaviors.


    TARGETED MARKETING. Arc 360 DEG.'s database scoring algorithms and software enable clients to categorize customers by specific criteria. Our software then enables clients to generate lists of customers based on these criteria. This information can be exported to campaign management systems in order to execute targeted marketing campaigns across multiple channels.



    RELATED ECRM SERVICES. We also provide related strategic consulting, data mining and systems engineering services. Our experienced database marketing professionals work with clients to:


    IDENTIFY OBJECTIVES AND EVALUATE CURRENT SYSTEMS. We work with our clients to identify their Internet customer relationship management requirements and the system and process shortcomings that impede their online initiatives. We then create plans that detail the business processes and systems designs required to meet these objectives.

    PERFORM CUSTOM DATA INTEGRATION, MODELING AND DATA ENHANCEMENT. We perform a wide range of custom services, including: the design and development of custom interfaces to capture data from multiple client sources; the development of models customized to the marketing needs of individual clients; and the enhancement of a client's customer information with data appended from our own proprietary databases or from third parties.

    MINE DATA AND PRODUCE CUSTOMER PROFILES. Our data mining professionals and statistical modelers analyze customer data to uncover hidden relationships among the data. We segment and profile customer records and develop predictive and descriptive models for understanding customers' attitudes and values and for developing marketing strategies.


    MANAGE AND EVALUATE MARKETING CAMPAIGNS. We use the intelligence from our data analysis to develop and implement multichannel marketing campaigns for our clients. As the campaign is being executed, we analyze the results, make adjustments to increase its effectiveness, compile management reports and recommend additional strategies to increase returns on future marketing investments.


STRATEGIC AND ANALYTICAL SERVICES


    Our strategic and analytical services are provided by our Internet strategies group and our analytical group.



    INTERNET STRATEGIES GROUP. We provide clients access to our proprietary databases of Internet consumer information, which help them make complex business strategy and marketing decisions. We believe that we have the most comprehensive research databases of Internet user trends, attitudes, behaviors and interests available in the marketplace today. In 1994, we conducted our first interviews with both Internet users and non-users. Since that time, we have executed increasingly frequent and in-depth studies to develop a richer understanding of online consumers. The information in our databases is updated and enhanced every 90 days to keep our clients abreast of rapidly developing Internet consumer trends. Our vertical industry coverage now includes the following sectors: pharmaceutical and health, media and entertainment, financial services, online communities, small business and e-tailing. This data allows us to provide clients with industry-specific consumer information and to recommend Internet and e-commerce action plans. We offer industry-specific research on an annual subscription basis. Subscribers receive regular industry briefs providing insight into industry events and trends, monthly interactive newsletters compiling useful primary data and a semi-annual report on Internet user trends. Subscribers also gain access to our staff of expert analysts


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

and our exclusive client Web site, which allows searchable, Internet-based access to our historical published data.



    ANALYTICAL GROUP. Our analytical group collects data from survey responses obtained by conducting research with our own panel of over 80,000 Internet users, analyzes the data using statistical and other methods and delivers findings in the form of written reports, oral presentations, workshops and mathematical algorithms or scores. Since 1994, the analytical group has conducted over 400 online client projects. By conducting Web-based surveys and online focus groups, we help clients forecast demand for new product and service concepts, test Web site usability and navigability, assess our clients' Web site performance in comparison to that of their competitors and develop the Web site features and attributes that build customer loyalty.


CLIENTS


    Our clients represent a broad spectrum of enterprises engaged in e-commerce, including pharmaceutical and health care companies, media and entertainment companies, financial services firms, online communities, e-tailers and interactive agencies. We target Fortune 1000 companies and the leading Internet brands. Our clients include 9 of the 10 Web properties that, according to Media Metrix, had the highest volume of unique visitors in December 1999. Our clients that purchased more than $50,000 of our products and services in 1999 include:



FINANCIAL SERVICES                         MEDIA AND ENTERTAINMENT
----------------                           -----------------------
Bank One                                   AMFMi
Capital One Financial                      Cartoon Network
First USA Bank                             Discovery Communications
The Garfield Group                         Global Sports Interactive
General Electric Financial Assurance       International Masters Publishing
Lending Tree                               Real Media
Nasdaq Stock Market                        Showtime Networks
Wells Fargo                                Thomson Corporation
PHARMACEUTICAL AND HEALTH                  Time Warner
------------------------                   Warner Bros. Online
California HealthCare Foundation           E-TAILING
CareSoft                                   -------
Deloitte Consulting (Health Care Group)    CDNow
Monsanto Life Sciences                     Compaq Computer
ONLINE COMMUNITIES                         IBM
------------------                         Trip.com
About.com                                  INTERACTIVE AGENCIES
GTE Directories                            ------------------
Netscape Communications                    Arnold Ingalls Moranville
VerticalNet                                Modem Media
Women.com                                  Multimedia Resources
                                           Organic



    In the year ended December 31, 1999, AMFMi represented approximately 38% of our total revenue and our top 10 clients as a whole represented 57% of revenue, with no client other than AMFMi accounting for more than 10% of revenue. On a pro forma basis, giving effect to our acquisition of Applied Information Management Marketing as if it had occurred on January 1, 1999, AMFMi would have represented 25% of our total revenue, Roche Diagnostic Corporation, a client of Applied Information Management Marketing, would have represented 7% of our total revenue and our top 10 clients as a whole would have represented 63% of revenue.


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
CLIENT CASE STUDIES

    The following client case studies illustrate how our products and services are used by clients to build and strengthen their customer relationships and optimize their e-commerce and Internet advertising potential.


    ABOUT.COM. About.com is a network of Web sites comprising 650 interest categories, each overseen by a professional guide. In 1999, in order to better understand the attitudes and behaviors of the visitors to its sites, About.com became an Internet strategies group subscriber and also entered into an Arc 360 DEG. contract. By cleaning and analyzing About.com's large databases of visitor information, including site usage patterns, site perceptions, e-commerce potential and demographics, we were able to identify About.com's most valuable visitors, and recommend personalization and e-commerce initiatives to increase visitor retention, loyalty and revenue.



    AMFMI. AMFMi is the consumer Internet subsidiary of AMFM Inc., the largest radio broadcasting company in the U.S. as measured by listening audience and revenue with a weekly listener base of 64 million. In July 1998, AMFMi asked us to help develop an Internet strategy that would enhance shareholder value and extend the radio franchises online. We conducted a data audit and determined the need for a centralized platform to measure and respond to Web traffic. We also recommended sticky applications and site content improvements based on survey data and consumer research. In conjunction with AMFMi, we are now actively building and managing its online customer relationships through targeted offers, e-mail campaigns, and database analysis. We are currently integrating Arc
360 DEG. with AMFMi's user databases and content management systems. According to AMFMi, traffic has been growing across its sites, driven by site re-designs based on data mining, reporting and e-mail campaigns.



    NETSCAPE. Netscape Communications Corporation launched the first widely installed Web browser software and is now part of America Online. Netscape has been an Internet strategies group subscriber since 1997. In 1999, Netscape engaged us to analyze their portal visitor databases to help improve traffic retention levels and identify new revenue opportunities. By analyzing Netscape Netcenter's registration and behavioral data, we were able to build predictive models that enabled Netcenter to identify and target their most valuable site visitors. Netscape believes the resulting e-mail campaigns led to an increase in site traffic, software downloads and campaign responses and, ultimately, strengthened customer relationships and site loyalty. Since completion of this project, Netscape has retained us to assist with visitor retention and to measure how visitors use Netcenter services for a full year.



    WARNER BROS. ONLINE. Warner Bros. Online is a division of Time Warner Entertainment Co., L.P. Warner Bros. Online has been an Internet strategies group subscriber since 1996. In 1999, Warner Bros. Online signed an
Arc 360 DEG. contract to track and analyze representative samples of Warner Bros. Online visitors across 340 product and behavioral categories. The resulting data, which can be queried by the client using the Arc 360 DEG. reporting tool, provided Warner Bros. Online with specific information about visitors to several sites within its network. According to Warner Bros., this enabled its management to significantly increase the effectiveness of its advertising sales efforts. We are now expanding our analysis to include Time Warner's Entertaindom portal and the Acme City community site.


SALES AND MARKETING


    We market our products and services primarily through our direct sales force. As of March 31, 2000, our direct sales force consisted of 16 account executives. Our sales force works in conjunction with our analysts to tailor initial proposals and ongoing services to fit evolving client needs.



    We support our sales force with a dedicated marketing services organization, which was comprised of 13 marketing professionals as of March 31, 2000. Our marketing services organization is responsible for continuously gathering feedback from our clients and organizing this feedback to develop best practices in account management and service delivery and to identify and exploit cross-selling and up-selling opportunities.


    We use a variety of marketing programs to build brand awareness, generate demand for our services and develop client leads. These marketing activities include the distribution of our proprietary industry data and forecasts, public relations, direct mail and out-bound prospecting by our account executives. We plan to increase our advertising in trade publications in 2000. We also intend to expand and complement our sales and marketing team in 2000 with additional account executives and marketing professionals as well as dedicated account managers who will be responsible for maintaining and improving existing client relationships.


    In addition, we are developing a sales channel strategy with leading businesses in the Internet marketing services, Internet professional services and strategy consulting fields to attain broader product and service distribution. For example, we recently entered into a marketing alliance with Modem Media and a co-branding agreement with Deloitte Consulting relating to its health care practice. We believe that this strategy will speed penetration of our target markets.


TECHNOLOGY


    Arc 360 DEG. brings together sophisticated data management technology to provide a robust and scaleable analytical platform for Internet customer relationship management. Arc 360 DEG. may be scaled to handle increased loads from both new and existing clients by adding bandwidth, servers and data centers. A central repository of business rules, data models and transformations enables us to easily add new clients to Arc 360 DEG.. Arc 360 DEG. is also scaleable for each client because processors can be added to the hardware systems and the software can utilize clusters of load-balanced servers to manage high volumes of data. In addition, our data models use data compression techniques and support flexible aggregation schemes to enable large quantities of data to be queried in an acceptable amount of time.


    Our proprietary software code integrates industry-leading software packages with our own data collection tools to provide a hosted solution for key aspects of data management related to Internet customer relationship management. In addition to proprietary data transformations, data models, and report templates created with third-party tools, we offer our data collection software to clients for use on their Web sites. These data collection tools include server plug-ins supporting a wide variety of Web server products, versions, and operating environments, which aid clients in sampling and tracking their Web site visitors. Additionally, we offer customer registration software tools and libraries to our clients to help them collect cleaner, more useful data from their customers.


    We license third-party software in order to enhance our advanced customer management and analysis system. Currently, we license Informatica's extract, transform and load tool to enable scaleable processing of client data. Our data staging environment combines proprietary data transformations built using this tool with our own transformation software for cleaning, merging, and aggregating data. The underlying relational database management system used in Arc 360 DEG. is Oracle 8i running on Solaris 2.6. Proprietary data models are used to store many types of data, including Web traffic, demographic, behavioral, e-commerce, marketing promotion and customer service data. We license WebIntelligence Business Objects which provides access to reports and ad-hoc queries through a Web-based interface. We have developed standard reports to cover many aspects of customer relationship management both online and off line. Software packages from the SAS Institute and SPSS Inc. are used for our data mining and modeling work. Our analysts use these packages to build descriptive and predictive models from our strategic databases of Internet consumer behavior and from our clients' customer databases.


    Arc 360 DEG. is hosted on servers located at our data center at Global Crossing in New York City. Global Crossing provides our data center with uninterrupted Internet access via a high-speed connection. Additionally, Global Crossing provides physical security, climate control, 24 hour a day monitoring services, fire suppression systems and triple redundant power systems. We plan to add another data center facility in California and one in the United Kingdom within the next 12 months to provide increased capacity as well as geographic redundancy. Full backups of all production systems run nightly.

    Our data centers consist of Sun Microsystems- and Intel-based servers running Solaris, Windows NT and Linux. These servers are connected to a high speed network backbone. Our production and internal servers are protected by a fault-tolerant firewall that filters all network communications. In addition, client-accessible systems like Web servers and file transfer protocol servers are segmented into a third network for high security. Our employees access the data center through a direct, secure high-speed communications line from our headquarters, without going over the public Internet.


PRIVACY STATEMENT



    We believe a consumer-centric stance on privacy greatly enhances the relationships our clients have with their customers. In order to maintain these relationships, we uphold a strict policy to protect personally identifiable data collected in our clients' customer databases. This data remains the property of our individual clients. We advise our clients to adopt opt-in policies for the data they collect, and we counsel against exchanging or selling customer information to third parities.


COMPETITION


    Our solution competes against both in-house and external software tools designed to address specific elements of a complete customer relationship management solution. We expect competition to increase both from existing competitors and new market entrants. Many of our existing and potential competitors have longer operating histories and substantially greater name recognition, financial, technical and marketing resources than we have. We believe that the principal competitive factors in our market are:


    - existing client relationships;

    - company reputation, proven case studies and client references;

    - product features, including performance and scaleability;

    - knowledge of Internet user trends and our clients' industries;


    - plug-and-play capability with leading e-commerce hardware and software applications; and


    - client service and price.

    We compete with the information technology and marketing departments of our current and potential clients that wish to develop in-house capabilities. These departments tend to license stand-alone software, develop in-house solutions or both, making providers of these solutions and in-house technology and marketing departments our competition in some segments of our market. We believe that none of these competitors currently offers the comprehensive solution that we do. Our competitors include:


    - for data collection and analysis: Accrue, E.piphany, Net.Genesis and WebTrends;



    - for online customer communications: Digital Impact, eGain, Exactis.com, Kana Communications and Seibel;


    - for personalization: Art Technology Group, Broadvision, Net Perceptions and Vignette; and

    - for market research: Forrester Research and Jupiter Communications.


    Additional competition may come from Internet business integrators, including EDS and IBM; Internet professional service firms, including Agency.com, iXL, Razorfish, Scient and Viant; traditional


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

direct marketing and database companies, including Acxiom, Experian and Harte-Hanks; traditional advertising agencies, including Omnicom Group and True North; and ad serving providers, including 24/7 Media, DoubleClick and Engage Technologies.


INTELLECTUAL PROPERTY RIGHTS

    We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as important to our success. To protect our intellectual property rights, we rely primarily on:

    - copyright, trade secret and trademark laws;

    - confidentiality agreements with employees and third parties; and

    - protective contractual agreements, including those contained in license and other agreements with consultants, suppliers, strategic partners and end-user clients.

    We seek to avoid disclosure or infringement of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements and by restricting access to our proprietary source code.

    We have two registered trademarks and have applied for additional trademarks in the United States. While we enjoy common law rights in our trademarks, we have not secured federal registration for the Cyber Dialogue mark and may be limited in enforcing our rights against third parties for trademark infringement or third parties may claim that our use of trademarks infringes their intellectual property.


    We currently hold the Internet domain names cyberdialogue.com, dialogue360.com, closedloop.com and databasemining.com. We also hold the corresponding domain names in the United Kingdom. The registration of domain names generally is regulated by the Internet Corporation for Assigned Names and Numbers and the governments of countries. We anticipate that additional top-level domains will eventually be authorized by the Internet Corporation for Assigned Names and Numbers for introduction into the domain name registration system, that the requirements for holding domain names may be modified, and that new laws or regulations regarding domain names or domain name registrars may be adopted at any time.


    Our databases contain detailed information about online consumers and their attitudes, values and behaviors. We believe we have all the necessary rights to the content in these databases and to the records, technology and information derived from the databases.


    We have obtained licenses to use third-party software and computer systems and services, including Web server and encryption technology. We intend to continue to license technology from third parties. If we were to lose these licenses, we believe that we could obtain licenses from other sources for similar components.


EMPLOYEES


    As of March 31, 2000, we had 119 full-time employees. Of these employees, 51 were analysts, 29 were in sales, marketing and publishing, 19 were technology engineers and 20 were in finance and administration. None of our employees is represented by a labor union or a collective bargaining agreement. We have never experienced a work stoppage and consider our relations with our employees to be good.

FACILITIES

    Our facilities are located in New York City, in approximately 20,000 square feet of leased office space under leases that expire in 2001 and 2004, and in Fairfield, Connecticut, in approximately 10,000 square feet of leased office space under a lease that expires in 2002. We also lease smaller facilities in various satellite locations. We believe that our facilities are adequate for our current needs and that additional space can be obtained if needed.

LEGAL PROCEEDINGS

    We are not currently involved in any material legal proceedings. We may, from time to time, become a party to various legal proceedings in the ordinary course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    Our executive officers and directors and their positions and ages, as of March 31, 2000, are as follows:



NAME                                       AGE      POSITION
----                                     --------   --------
Bruce W. Schnitzer.....................     55      Chairman of the Board
Mark Esiri.............................     35      Chief Executive Officer, President and Director
C. Andrew Watt.........................     36      Chief Financial Officer, Executive Vice President and
                                                    Treasurer
Elizabeth Melcher......................     32      Executive Vice President, Strategic Alliances
C. Richard Vermillion, III.............     26      Chief Technology Officer
Kevin Mabley...........................     29      Vice President, Strategic and Analytical Services
Lynne Bolen-Dupnock....................     37      Vice President, eCRM Solutions
Lopo Champalimaud......................     27      Vice President, Key Account Management
David J. Callard.......................     61      Director
Matthew Doull (1)(2)...................     30      Director
Christopher P. Forester................     49      Director
John Fullmer...........................     54      Director
Tim Toben (1)(2).......................     41      Director
Mary Carter Warren (1)(2)..............     43      Director


------------------------

(1) Member of the compensation committee.

(2) Member of the audit committee.


    BRUCE W. SCHNITZER has served as Chairman of our Board of Directors since 1996. From 1996 through March 2000, he also served as our Treasurer.
Mr. Schnitzer is the founder of Wand Partners Inc., a private equity investment firm and an affiliate of Cyber Dialogue's largest stockholders, and has been its Chairman of the Board since 1997. Mr. Schnitzer has been Chairman of the Board of Wand Partners (S.C.) since 1987 and holds management positions with various entities associated with Wand Partners. From 1977 to 1985, Mr. Schnitzer was Chief Financial Officer of Marsh & McLennan Companies, Inc. and then President and Chief Executive Officer of Marsh & McLennan, Inc. Mr. Schnitzer is a director of PennCorp Financial Group, Amresco Inc., Nestor, Inc., and a number of Wand portfolio companies. Mr. Schnitzer is the step-father of Lopo Champalimaud, our Vice President, Key Account Management. Mr. Schnitzer has a B.A. and an M.B.A. from the University of Texas, Austin.



    MARK ESIRI has served as our Chief Executive Officer and President and as a director since 1996. Mr. Esiri's temporary work visa is with Wand
Partners Inc., a private equity investment firm and an affiliate of Cyber Dialogue's largest stockholders. As a result, Mr. Esiri is paid as an employee of Wand Partners, and is assigned by Wand Partners as our Chief Executive Officer and President. We reimburse Wand for Mr. Esiri's salary. Since 1998,
Mr. Esiri has served as an Operating Principal at Wand Partners, where he has focused on investments in marketing and information services businesses, playing an active role in the management of Yankelovich Partners, a market research business owned by affiliates of Wand Partners, and working with KnowledgeBase Marketing, Inc., a database marketing business in which affiliates of Wand Partners had an investment but which is now a wholly-owned subsidiary of Young & Rubicam Inc. From 1994 through 1998, Mr. Esiri was a Vice President of Wand Partners. Mr. Esiri has a law degree from University College London and an M.B.A. from the University of Greenwich in England.



    C. ANDREW WATT has served as our Chief Financial Officer since 1996 and our Executive Vice President and Treasurer since March 2000. Mr. Watt served as our Chief Operating Officer from 1996 through February 2000 and our Secretary from 1996 through March 2000. Prior to joining Cyber

Dialogue, Mr. Watt founded and operated a consumer services company based in London. Mr. Watt has a B.A. from Durham University in England.


    ELIZABETH MELCHER has served as our Executive Vice President since 1997 and has been Executive Vice President, Strategic Alliances since 1999. From 1995 to 1997, Ms. Melcher was Director of Business Planning for The Gartner
Group, Inc., and was a Senior Analyst with The Gartner Group from 1992 to 1995. Ms. Melcher has a B.A. from Columbia University and an M.Phil. from Cambridge University in England.

    C. RICHARD VERMILLION, III has served as our Chief Technology Officer since 1996. Prior to joining Cyber Dialogue, Mr. Vermillion worked at McKinsey & Co., where he focused on Internet security and application development.
Mr. Vermillion has a B.S.E. from Princeton University.

    KEVIN MABLEY has served as our Vice President, Strategic and Analytical Services since January 2000 and served as Director of Research from 1996 to the present. Prior to joining Cyber Dialogue, Mr. Mabley was a project director at Yankelovich Partners. Mr. Mabley has a B.A. from Muhlenberg College.


    LYNNE BOLEN-DUPNOCK joined Cyber Dialogue in January 2000 as Vice President, eCRM Solutions. From 1995 to 2000, Ms. Bolen-Dupnock worked at Digitas (formerly Bronnercom) where she was the Vice President, Director of Database Marketing Services for the AT&T and American Electric Power accounts. Ms. Bolen-Dupnock has a B.A. from West Virginia University and an M.B.A. from the University of South Carolina.


    LOPO CHAMPALIMAUD has served as our Vice President, Key Account Management since 1998 and served as our first sales professional and Director of Account Services from 1995 to 1998. Mr. Champalimaud is the step-son of Bruce W. Schnitzer, Chairman of our Board of Directors. Mr. Champalimaud has a B.A. from McGill University in Canada.


    DAVID J. CALLARD has served as a director since 1999. Mr. Callard has been the President of Wand Partners Inc., a private equity investment firm and an affiliate of Cyber Dialogue's largest stockholders, since 1997. Mr. Callard has been President of Wand Partners (S.C.) since 1990 and holds management positions with various entities associated with Wand Partners. From 1972 to 1989, Mr. Callard was a General Partner, Managing Director and Director of Alex.
Brown & Sons. In addition to directorships of Wand portfolio companies, Mr. Callard has been a director of Information Management Associates Inc. since 1992, a director of iGo Corporation since 1995, a director of Sky Mall, Inc. since January 2000 and a Trustee of Panorama Trust. Mr. Callard has a B.A. from Princeton University and a J.D. from New York University School of Law.



    MATTHEW DOULL has served as a director since March 2000. Mr. Doull serves as chairman of our audit committee and sits on our compensation committee.
Mr. Doull has served as President of Hollinger Digital Inc./Hollinger Ventures since 1996. Hollinger Digital Inc./Hollinger Ventures is the corporate venture capital program affiliated with Hollinger International Inc., a newspaper publisher. From 1995 to 1996, Mr. Doull served as an associate publisher of Wired Magazine. From 1994 through 1995, Mr. Doull served as a new media manager for Telegraph Group, a European commercial website. Mr. Doull has a B.A. from Brown University.


    CHRISTOPHER P. FORESTER has served as a director since 1999. Mr. Forester has served as a Partner of eCom Partners LLC since 1999. eCom Partners is a venture capital firm specializing in Internet and e-commerce related investments and is one of our principal stockholders. Mr. Forester was retired from 1996 through 1998. From 1994 to 1995, Mr. Forester managed Merrill Lynch's technology practice. From 1977 to 1993, the last five years as a General Partner, Mr. Forester worked in the Corporate Finance Department of Goldman, Sachs & Co.'s Investment Banking Division. Mr. Forester was the head of various industry groups while at Goldman, including high technology, specialty retailing and healthcare. Mr. Forester also serves as a Director of Telex Corporation and several of eCom Partner's portfolio companies. Mr. Forester has a B.S. from Yale University and an M.B.A. from Stanford Business School.

    JOHN FULLMER has served as a director since 1999. Mr. Fullmer has served as a Partner of eCom Partners LLC since 1999. From 1980 through 1999, Mr. Fullmer held various positions at Cendant Corporation and its predecessor, CUC International, including Chief Marketing Officer and, ultimately,
Co-Chairman/CEO of Cendant Alliance Marketing, which was formed in 1998.


    TIM TOBEN has served as a director since 1996. Mr. Toben serves as chairman of our compensation committee and sits on our audit committee. Mr. Toben has served as CEO of KnowledgeBase Marketing Inc. and its predecessor, Customer Management Services, Inc. from 1991 to 1999 and as Chairman of KnowledgeBase Marketing from October 1999 to January 2000. Mr. Toben has served as the Worldwide Practice Leader--Database Marketing for Young & Rubicam Inc. from May 1999 to October 1999. Mr. Toben has a B.A. from the University of North Carolina, Chapel Hill and an M.A. from the University of the Pacific.



    MARY CARTER WARREN has served as a director since March 2000 and sits on our audit and compensation committees. Ms. Warren serves as Executive Vice President and Chief Marketing Officer of First USA Bank. Since 1995, Ms. Warren has held various marketing positions with First USA. From 1985 through 1995, Ms. Warren held various marketing positions with Citibank, N.A. including Group Product Director. Ms. Warren has a B.A. from Mary Baldwin College.



COMPOSITION OF THE BOARD; CLASSIFIED BOARD



    Our bylaws provide for up to thirteen members on the board of directors. Our board of directors currently has eight members. Our current directors have been elected by stockholders under the terms of a stockholders agreement in which stockholders were obligated to elect specified nominees to our board. By its terms, the stockholders agreement will terminate upon the consummation of this offering. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Mark Esiri, Christopher P. Forester and Mary Carter Warren have been designated Class I directors whose term expires at the 2001 annual meeting of stockholders. David J. Callard, Matthew Doull and John Fullmer have been designated Class II directors whose term expires at the 2002 annual meeting of stockholders. Bruce W. Schnitzer and Tim Toben have been designated
Class III directors whose term expires at the 2003 annual meeting of stockholders.


BOARD COMMITTEES


    We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Mr. Doull, as Chairman, Mr. Toben and Ms. Warren. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our employee benefits plans. The compensation committee consists of Mr. Toben, as Chairman, Mr. Doull and Ms. Warren. Each committee member will serve until his or her successor is elected or until his or her earlier resignation or removal.


DIRECTOR COMPENSATION


    Directors do not currently receive any cash compensation for serving on the board of directors, other than reimbursement for travel expenses. Each outside director will automatically be granted stock options under our equity incentive plan. These grants are described under "Stock Plans--2000 Stock Incentive Plan."


INDEMNIFICATION

    In September 1999, we entered into indemnification agreements with Christopher P. Forester and John Fullmer. The indemnification agreements provide that we will indemnify them against all reasonable expenses incurred by reason of their status as a director to the fullest extent permitted by Delaware law.


    Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time.


    The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us and our stockholders.


CONFIDENTIALITY AND NON-COMPETITION AGREEMENT



    On April 4, 2000, we entered into a confidentiality and non-competition agreement with Mark Esiri. Under the terms of this agreement, during the period that Mr. Esiri serves as our Chief Executive Officer and/or President, and for one year following his termination, Mr. Esiri may not compete with Cyber Dialogue. In addition, Mr. Esiri may not solicit our customers for a competitive purpose or encourage any of our employees to become engaged in a competitive business. In exchange for Mr. Esiri's agreement to refrain from competitive activities, we granted to Mr. Esiri an option to purchase 200,000 shares of our common stock with an exercise price equal to the initial public offering price. Of these options, 40,004 vested on the date of grant and 26,666 vest on each six month anniversary of the date of grant.

EMPLOYMENT AND SEVERANCE AGREEMENTS


    In December 1999, we entered into employment and non-compete agreements with Lynne Bolen-Dupnock. Under these agreements, Ms. Bolen-Dupnock is an at-will employee with a salary and guaranteed bonus of $220,000. Ms. Bolen-Dupnock has agreed not to induce or attempt to induce any of our employees to leave the company and not to induce or attempt to induce any of our clients to cease doing business with us. In addition, Ms. Bolen-Dupnock has agreed not to engage in any business with which we compete.


EXECUTIVE COMPENSATION

    The following table sets forth all the compensation earned for services rendered to Cyber Dialogue during our last completed fiscal year by our Chief Executive Officer and our four other most highly compensated executive officers serving at the end of our last completed fiscal year.

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    ------------
                                                                                     SECURITIES
                                                            ANNUAL COMPENSATION        UNDER-
                                                           ----------------------      LYING
NAME AND PRINCIPAL POSITIONS                                SALARY        BONUS       OPTIONS
----------------------------                               --------      --------   ------------
Mark Esiri (1)...........................................  $150,000      $160,345       --
  Chief Executive Officer and President
C. Andrew Watt...........................................  $130,000      $ 40,000       --
  Chief Financial Officer, Executive Vice President and
  Treasurer (2)
Elizabeth Melcher........................................  $100,000      $ 60,000       --
  Executive Vice President, Strategic Alliances
C. Richard Vermillion, III...............................  $115,000      $ 60,000      200,000
  Chief Technology Officer
Lopo Champalimaud........................................  $161,048 (3)  $ 25,000      140,000
  Vice President, Key Account Management


------------------------

(1) Mr. Esiri is an employee of Wand Partners Inc., a private equity investment firm and an affiliate of our largest stockholders. Wand Partners has assigned Mr. Esiri's services to Cyber Dialogue and continues to pay
    Mr. Esiri's salary, for which we reimburse Wand Partners.


(2) During 1999, Mr. Watt served as our Chief Operating Officer, Chief Financial Officer and Secretary.


(3) Includes $116,048 paid in sales commissions.

OPTION GRANTS IN 1999


    The following table sets forth information regarding stock options granted during the year ended December 31, 1999 to our executive officers named on the Summary Compensation Table.



                                                    INDIVIDUAL GRANTS
                                  ------------------------------------------------------    POTENTIAL REALIZABLE
                                  NUMBER OF       % OF TOTAL                                  VALUE AT ASSUMED
                                  SECURITIES       OPTIONS                                 ANNUAL RATES OF STOCK
                                    UNDER-        GRANTED TO                               PRICE APPRECIATION FOR
                                    LYING         EMPLOYEES    EXERCISE                       OPTION TERM (2)
                                   OPTIONS        IN FISCAL    PRICE PER      EXPIRATION   ----------------------
NAME                               GRANTED           YEAR      SHARE(1)          DATE         5%          10%
----                              ----------      ----------   ---------      ----------   ---------   ----------
Mark Esiri......................     --             --           --               --             --           --
C. Andrew Watt..................     --             --           --               --             --           --
Elizabeth Melcher...............     --             --           --               --             --           --
C. Richard Vermillion, III......  100,000 (3)       8.5         $0.51          03/31/09    1,740,784   2,802,117
                                  100,000 (3)       8.5         $0.60          03/31/09    1,731,784   2,793,116
Lopo Champalimaud...............  140,000 (4)      11.9         $0.51          03/31/09    2,437,098   3,922,963


------------------------


(1) The exercise prices represent our board's determination of the fair market value of the common stock on the grant date. The board considered many factors in establishing such prices, including our financial condition and business prospects, our operating results, the absence of a market for our common stock and the risks normally associated with technology companies.



(2) These amounts represent assumed rates of appreciation in the price of our common stock from an assumed initial public offering price of $11.00, during the terms of the options, using rates specified in applicable federal securities regulations. The 5% and 10% assumed annual rates of compounded stock price appreciation do not represent our estimate or projection of our future common stock prices. Actual gains, if any, on stock option exercises will depend on the future price of the common stock. There is no representation that the rates of appreciation reflected in this table will be achieved.


(3) 100,000 of these options have an exercise price of $0.51 and vest over two years, with 50,000 becoming exercisable on March 31, 2000 and 50,000 becoming exercisable on March 31, 2001. The other 100,000 of these options have an exercise price of $0.60, which was $0.09 above the fair market value on the grant date, and vest over four years, with 25,000 becoming exercisable on each of March 31, 2000, March 31, 2001, March 31, 2002 and March 31, 2003.

(4) 70,000 of these options vest over two years, with 35,000 becoming exercisable on March 31, 2000 and 35,000 becoming exercisable on March 31, 2001. The other 70,000 of these options vest over four years, with 17,500 becoming exercisable on each of March 31, 2000, March 31, 2001,
    March 31, 2002 and March 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value at December 31, 1999 of unexercised options held by each of our executive officers named in the Summary Compensation Table.


                                                                      NUMBER OF SHARES
                                                                         UNDERLYING             VALUE OF UNEXERCISED IN-
                                                                   UNEXERCISED OPTIONS AT         THE-MONEY OPTIONS AT
                                          SHARES                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                        ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                                     EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   --------   -----------   -------------   -----------   -------------
Mark Esiri............................     --            --             --             --              --              --
C. Andrew Watt........................     --            --        837,680         79,920      $6,789,753      $  626,040
Elizabeth Melcher.....................     --            --        837,680         79,920       6,789,753         626,040
C. Richard Vermillion, III............   31,000       $254,728     176,900        332,500       1,455,113       2,632,942
Lopo Champalimaud.....................     --            --         55,000        225,000         449,773       1,787,388


--------------------------


(1) Calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 1999, which the board of directors has determined to be $8.35 per share, and the exercise price of the named executive officer's options. In determining the fair market value of our common stock, the board of directors considered various factors, including our financial condition and business prospects, our operating results, the absence of a market for our common stock and the risks normally associated with technology companies.


1996 STOCK OPTION PLAN


    On December 1, 1996, we adopted and our stockholders approved our 1996 stock option plan, effective as of the same date. On April 4, 2000, our board adopted an amendment to the plan to conform certain provisions of the plan to our 2000 stock incentive plan. The amendments will apply to options currently outstanding under the plan. The purpose of the plan is to afford an incentive to directors, officers and key employees of us and our subsidiaries to acquire a proprietary interest in us, to increase their efforts on behalf of us and to promote our success.



    GENERAL. A maximum of 2,620,000 shares of common stock are reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event.



    The board of directors terminated the plan, effective April 4, 2000. The termination of the plan does not affect any options previously granted under the plan.



    ADMINISTRATION. The plan is administered by our board of directors. In the alternative, the board of directors may appoint a committee consisting of not less than two members of the board of directors to administer the plan on behalf of the board of directors, subject to such terms and conditions as the board of directors may prescribe, and for this purpose, the body administering the plan will be referred to as the committee. The committee will be organized in a manner so as to satisfy the provisions of Rule 16b-3 promulgated under
Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, and the plan will be interpreted in a manner consistent with the requirements of those rules and regulations.



    The committee has full authority, subject to the provisions of the plan, among other things, to determine the persons to whom awards will be granted, to determine the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan.

    ELIGIBILITY. Awards may be granted under the plan to our directors, officers and key employees.



    TERMS AND CONDITIONS OF OPTIONS. Options may be either incentive stock options, as that term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of an option granted under the plan is determined by the committee at the time the option is granted, but may not be less than the fair market value of the common stock on the date of grant. Unless otherwise determined by the committee, options become exercisable in cumulative installments of 25% per year beginning on the first anniversary of the date of grant of the stock option. Stock options are exercisable at the times and upon the conditions that the committee may determine, as reflected in the applicable option agreement. Generally, the exercise period of an option will be determined by the committee, but may not exceed ten years from the date of grant.



    The option exercise price must be paid in full at the time of exercise, and is payable by either of the following methods or a combination thereof:



    - in cash or cash equivalents; or



    - through a broker cashless exercise procedure approved by us.



    TERMINATION OF EMPLOYMENT. Each unexercised option granted under the plan will expire immediately on the date the optionee ceases to be employed by us or our subsidiary for any reason other than death or disability, or on such other date as may be prescribed by the committee and set forth in an option agreement. If an optionee's employment or service terminates because of death or disability, all options that are exercisable at the time of termination may be exercised for a period of six months immediately following termination, or on a later date as may be prescribed by the committee and set forth in an option agreement, but in no case after the options expire in accordance with their terms.



    In the event that, within 18 months following a change in control, an optionee's employment is terminated by us without cause or by the optionee for good reason, the unvested portion of the optionee's options will become fully vested and exercisable on the date of termination.


AMENDED AND RESTATED 1997 STOCK OPTION PLAN


    On December 1, 1996, we adopted, and on January 31, 1998, our stockholders approved, our 1997 stock option plan, effective as of the same date. On
June 25, 1998, we adopted, and our stockholders approved, an amendment and restatement of that plan, which was renamed the Cyber Dialogue Inc. amended and restated 1997 stock option plan, effective as of the same date. On November 17, 1999, our board and stockholders approved an amendment to the plan increasing the number of authorized shares. On April 4, 2000, our board adopted an amendment to the plan to conform certain provisions of the plan to our 2000 stock incentive plan. The amendment will apply to options currently outstanding under the plan. The purpose of the plan is to afford an incentive to directors, officers and employees of our company and our subsidiaries to acquire a proprietary interest in us, to increase their efforts on behalf of us and to promote the success of our business.



    GENERAL. A maximum of 4,971,000 shares of common stock are reserved for issuance under the plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event.



    The board of directors terminated the plan, effective April 4, 2000. The termination of the plan does not affect any options previously granted under the plan.


    ADMINISTRATION. The plan is administered by a committee established by the board of directors, the composition of which must at all times consist of three individuals who are each members of the board of directors. The committee is organized in a manner so as to satisfy the provisions of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, and the plan will be interpreted in a manner consistent with the requirements of those rules and regulations.


    The committee has the authority in its discretion, subject to and not inconsistent with the express provisions of the plan, to administer the plan and to exercise all the powers and authorities either specifically granted it under the plan or necessary or advisable in the administration of the plan, including, without limitation, the authority to:


    - interpret the plan;


    - prescribe, amend and rescind rules and regulations relating to the plan;
      and


    - make all other determinations deemed necessary or advisable for the administration of the plan.

The committee may delegate to one or more of its members any administrative duties as it may deem advisable.

    ELIGIBILITY. Awards may be granted under the plan to our directors, officers and employees.


    TERMS AND CONDITIONS OF OPTIONS. Options may be either incentive stock options, as that term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of a stock option granted under the plan is determined by the committee at the time the option is granted, but may not be less than the fair market value per share of common stock on the date of grant. Unless otherwise determined by the committee, options become exercisable in cumulative installments of 25% per year beginning on the first anniversary of the date of grant of the stock option. Stock options are exercisable at the times and upon the conditions that the committee may determine, as reflected in the applicable option agreement. Generally, the exercise period will be determined by the committee, but the exercise period may not exceed ten years from the date of grant.



    The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:



    - in cash or cash equivalents; or



    - through a broker cashless exercise procedure approved by us.



    TERMINATION OF EMPLOYMENT. Each unexercised option granted under the plan will expire immediately on the date the optionee ceases to be employed by us or any of our affiliates for any reason other than death or disability, or on such other date as may be prescribed by the committee and set forth in an option agreement. If an optionee's employment or service terminates because of death or disability, all options that are exercisable at the time of termination may be exercised for a period of six months immediately following termination, or on such other later date as may be prescribed by the committee and set forth in an option agreement, but in no case after the options expire in accordance with their terms.



    In the event that, within 18 months following a change in control, an optionee's employment is terminated by us without cause or by the optionee for good reason, the unvested portion of the optionee's options will become fully vested and exercisable on the date of termination.



2000 STOCK INCENTIVE PLAN



    Our 2000 stock incentive plan was adopted by our board of directors and approved by our stockholders on April 4, 2000. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and by enabling us to attract, retain and reward the best available persons for positions of substantial responsibility.



    GENERAL. We have reserved for issuance that number of shares of common stock representing 25% of the common stock outstanding from time to time, on a fully diluted basis, less the number of shares subject to outstanding options under our 1996 stock option plan and amended and restated 1997 stock option plan on the date of the 2000 plan's adoption and less the number of shares reserved for issuance from time to time under the employee stock purchase plan, subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. If an award granted under the plan expires or is terminated for any reason, the shares of common stock underlying the award will again be available for purposes of the plan. No individual may be granted awards relating to more than 5% of the common stock outstanding on a fully diluted basis, in any 12-month period.


    TYPES OF AWARDS.  The following awards may be granted under the plan:

    - stock options, including incentive stock options and nonqualified stock options;

    - restricted stock;

    - phantom stock;

    - stock bonuses; and/or

    - other stock-based awards.


    ADMINISTRATION. The plan is administered by our board of directors. In the alternative, the board of directors may appoint a committee consisting of not less than two members of the board of directors to administer the plan on behalf of the board of directors, subject to the terms and conditions as the board of directors may prescribe, and for this purpose, the body administering the plan will be referred to as the committee. The committee will be organized in a manner so as to satisfy the provisions of Rule 16b-3 promulgated under
Section 16 of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, and the plan will be interpreted in a manner consistent with the requirements of those rules and regulations.


    The committee has full authority, subject to the provisions of the plan, among other things, to determine the persons to whom awards will be granted, to determine the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. The board of directors or the committee may delegate to any of our senior management the authority to make grants of awards to our employees who are not our executive officers or directors.

    ELIGIBILITY. Awards may be granted under the plan to employees, directors, including directors who are not employees, and consultants of our company or any of our affiliates, as selected by the committee.


    TERMS AND CONDITIONS OF OPTIONS. Options may be either incentive stock options, as that term is defined in Section 422 of the Internal Revenue Code, or nonqualified stock options. The exercise price of a stock option granted under the plan is determined by the committee at the time the option is granted, but the exercise price of an incentive stock option may not be less than the fair market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the committee may determine, as reflected in the applicable option agreement. Generally, the exercise period will be determined by the committee, but in the case of an incentive stock option, the exercise period may not exceed ten years from the date of grant.

    The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:

    - in cash or cash equivalents;

    - the surrender of previously acquired shares of common stock that have been held by the participant for at least six months prior to the date of surrender;

    - if so determined by the committee as of the grant date, authorization for us to withhold a number of shares otherwise payable upon the exercise of an option; or


    - through a broker cashless exercise procedure approved by us.


    The committee may, in its sole discretion, authorize us to make or guarantee loans to a participant to assist the participant in exercising options.

    The committee may provide at the time of grant of an option that the participant may elect to exercise all or any part of the option before it becomes vested and exercisable. If the participant elects to exercise all or part of a non-vested option, the participant will be issued shares of restricted stock which will become vested in accordance with the vesting schedule set forth in the original option agreement. The stock will be subject to our repurchase option if the optionee's employment or service terminates prior to its vesting.


    OUTSIDE DIRECTOR OPTIONS. Outside directors, which are non-employee directors who own, together with their affiliates, less than 1% of the voting power of our company will be eligible for automatic grants of non-qualified options under the plan. Each outside director has been granted an option to purchase 25,000 shares of common stock. Following this offering, each outside director will be granted upon his or her first election or appointment to the board of directors, an option to purchase 25,000 shares of common stock. In addition, immediately following each annual meeting of stockholders after the initial public offering, each outside director then serving who has been re-elected or re-appointed at such stockholder meeting may be granted, in the sole discretion of our board, an option to purchase 25,000 shares of common stock. Each option granted under the plan to an outside director will have an exercise price equal to the fair market value of the common stock on the date of grant and will become exercisable in three equal parts on the date of grant, the first anniversary of the date of grant and the second anniversary of the date of grant, provided that the director is still serving as an outside director as of the date of vesting of the option. Each option granted to an outside director will expire on the tenth anniversary of the date of grant of the option. The other terms of the options granted to outside directors will be consistent with the terms of options granted to employees.


    RESTRICTED STOCK. The plan provides for awards of common stock that are subject to restrictions on transferability and other restrictions imposed by the committee. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder.

    PHANTOM STOCK. The plan provides for the award of phantom stock which, upon vesting, entitles the participant granted the award to receive an amount in cash equal to the fair market value of the number of shares subject to the award. Vesting of all or a portion of a phantom stock award may be subject to various conditions established by the committee.

    STOCK BONUSES; OTHER AWARDS. The plan provides that awards of shares of common stock may be made to employees in the discretion of the committee. In addition, other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the plan, in the committee's discretion.


    TERMINATION OF EMPLOYMENT. Unless otherwise determined by the committee, the unvested portion of awards granted under the plan will immediately be cancelled upon termination of a participant's employment or service with us. If a participant's employment or service terminates other than for cause or because of death, disability or retirement, all options that are exercisable at the time of termination may be exercised by the participant for no longer than 90 days after the date of termination. If a participant's employment or service terminates for cause, all options held by the participant will immediately terminate. If a participant's employment or service terminates as a result of death, all options that are exercisable at the time of death may be exercised by the participant's heirs or distributees for one year. If a participant's employment or service terminates because of disability or retirement, all options that are exercisable at the time of termination may be exercised for a period of one year immediately following termination. In no case may an option be exercised after it expires in accordance with its terms.



    In the event that, within 18 months following a change in control, an optionee's employment is terminated by us without cause or by the optionee for good reason, the unvested portion of the optionee's options will become fully vested and exercisable on the date of termination.


    AMENDMENT, TERMINATION OF PLAN. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that an amendment that requires stockholder approval in order for the plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of our stockholders. Amendment or termination of the plan cannot adversely affect an outstanding award without the award holder's consent. No options may be granted under the plan after the day immediately preceding the tenth anniversary of its adoption date.

    Since the amount of benefits to be received by any plan participant who is our employee or an employee of any of our affiliates is determined by the committee, the amount of future benefits to be allocated to any employee or group of employees under the plan in any particular year is not determinable.

EMPLOYEE STOCK PURCHASE PLAN


    On April 4, 2000, our board of directors adopted, and our stockholders approved, the employee stock purchase plan. The employee stock purchase plan is designed to encourage the purchase by our employees of shares of our common stock.



    GENERAL. The employee stock purchase plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code, and to assure the participants of the tax advantages provided under Section 423 and other related provisions of the Internal Revenue Code. The employee stock purchase plan will be administered by a committee established by the board of directors comprised solely of non-employee directors who are not eligible to participate in the employee stock purchase plan. The committee may make rules and regulations and establish procedures for the administration of the employee stock purchase plan as it deems appropriate.



    SHARES AVAILABLE. The board has authorized for issuance under the plan a total of 350,000 shares of common stock subject to adjustment by the committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction, plus an additional number of shares to be added on the first day of each fiscal year during the plan beginning in 2001 equal to the lesser of:



    - 500,000 shares,



    - 2% of the outstanding shares on that date, or


    - a lesser amount determined by the committee.


    ELIGIBILITY. For the plan's initial offering period, any person who is employed by us or any of our subsidiaries on or before April 4, 2000 and who works more than 20 hours per week will be eligible to participate. Subsequently, any person who is employed by us or any of our subsidiaries and who has at least six months of service at the beginning of the offering period and works more than 20 hours per week will be eligible to participate in the offering. However, the committee will have the sole discretion to determine that any person whose compensation exceeds $150,000 in the calendar year immediately preceding any offering period will not be eligible to participate in that offering.



    STOCK PURCHASES. Under the employee stock purchase plan, each eligible employee will be permitted to purchase shares of our common stock through regular payroll deductions and/or cash payments in an amount equal to 1% to 15% of the employee's compensation for each payroll period. The fair market value of the shares of common stock which may be purchased by any employee under this or any of our other plans that is intended to comply with Section 423 of the Internal Revenue Code during any calendar year may not exceed $25,000.



    The employee stock purchase plan provides for a series of consecutive, overlapping offering periods. The first offering period will begin on the first trading day following the initial public offering and end on December 31, 2000. Each subsequent offering period will have a duration of 12 months, beginning on January 1 and July 1 of each year during the term of the plan. Successive six-month purchase periods will run during each offering period.


    During each offering period, participating employees will be able to purchase shares of common stock with payroll deductions at a purchase price equal to 85% of the fair market value of the common stock at either the beginning of each offering period or the end of each purchase period within the offering period, whichever price is lower.

    To the extent permitted by applicable laws, regulations, or stock exchange rules, if the fair market value of the shares at the end of any purchase period is lower than the fair market value of the shares on the date the related offering period began, then all participants in that offering period will be automatically withdrawn from the offering period immediately after the exercise of their option on the date the purchase period ends. The participants will automatically be re-enrolled in the immediately following offering period when that offering period begins.

    The options granted to a participant under the employee stock purchase plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable, during the participant's lifetime, only by the participant.

    AMENDMENT, TERMINATION OF PLAN. The plan and all offering periods under the plan will automatically terminate on the tenth anniversary of the first offering period under the plan. The board of directors may from time to time amend or terminate the employee stock purchase plan; provided, that any amendment or termination not adversely affect the rights of any participant without the consent of the participant and, to the extent required by Section 423 of the Internal Revenue Code or any other law, regulation or stock exchange rule, no amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, the committee may make any amendments it deems necessary to comply with applicable laws, rules and regulations.

    Since the amount of benefits to be received by each participant in the employee stock purchase plan is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the plan in any particular year is not determinable.

MANAGEMENT INCENTIVE PLAN


    Our management incentive plan was adopted by our board of directors on April 4, 2000. The purposes of the management incentive plan are to reinforce corporate business goals and to promote the achievement of annual and long-range financial, business and other objectives by providing for the payment of cash bonuses to our officers and other key employees. The plan will be administered by the compensation committee of our board of directors. The compensation committee will have the authority to determine who will participate in the plan and to determine the terms and conditions of incentive awards granted under the plan. The payment of bonuses under the management incentive plan will be based on the achievement during a performance period determined by the compensation committee of specific performance goals set by the compensation committee, which may include any or all or none of the following:


    - pre-tax income or after-tax income;


    - operating profits;



    - return on equity, assets, capital or investments;


    - earnings or book value per share;

    - sales or revenue;

    - operating expenses;

    - increases in the market price of common stock;

    - implementation or completion of critical projects or processes;

    - comparison of actual performance during a performance period against budget for that period;

    - growth of revenue; or

    - reductions in expenses.


    Minimum bonuses will be based on achievement of 80% of the performance goals, target bonuses will be based on the achievement of 100% of the performance goals and maximum bonuses will be based on achievement of 150% of the performance goals. A bonus will be paid only if the participant is employed by us or our affiliates on the day the bonus is to be paid. Under the plan, no payment may be made to one of our executive officers that exceeds 150% of the officer's annual base salary. Any successor to Cyber Dialogue will be required to assume the plan at the time of a change in control, and will be obligated to honor the terms of the plan during the performance period during which the change in control occurs.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth, as of April 4, 2000, and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, information with respect to the beneficial ownership of common stock as to:


    - each person or entity known by us to own beneficially more than 5% of our stock;

    - our named executive officers;

    - our directors; and

    - all executive officers and directors as a group.

    Except as otherwise indicated, and subject to applicable community property laws, the persons named below have sole voting and investment power with respect to all shares of common stock held by them.


    Applicable percentage ownership in the table is based on 20,031,876 shares of common stock outstanding as of April 4, 2000. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of April 4, 2000, are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding the options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.


    Unless otherwise indicated below, each person or entity named below has an address in care of our principal executive offices.


                                                                 SHARES BENEFICIALLY OWNED
                                                              --------------------------------
                                                                                 PERCENT
                                                                           -------------------
                                                                            BEFORE     AFTER
                                                                NUMBER     OFFERING   OFFERING
                                                              ----------   --------   --------
5% Stockholders:
  Entities associated with Wand Partners Inc. (1)(2)........  11,605,222      56.8%      45.6%
  Young & Rubicam Inc. (3)..................................   2,494,600      12.5       10.0
Named executive officers and directors:.....................
  Mark Esiri (4)............................................   1,243,804       6.2        5.0
  C. Andrew Watt (5)........................................   1,468,080       7.0        5.7
  Elizabeth Melcher (6).....................................   1,097,680       5.3        4.2
  C. Richard Vermillion, III (7)............................     551,900       2.7        2.2
  Lopo Champalimaud (8).....................................     127,500         *          *
  Bruce W. Schnitzer (1) (9)................................  11,605,222      56.8       45.6
  David J. Callard (1) (10).................................  11,605,222      56.8       45.6
  Matthew Doull (11)........................................       8,250         *          *
  Christopher P. Forester (12) (13).........................   1,181,400       5.8        4.7
  John Fullmer (12) (13)....................................   1,181,400       5.8        4.7
  Tim Toben (14)............................................       8,250         *          *
  Mary Carter Warren (15)...................................       8,250         *          *
All directors and officers as a group (14 persons)..........  17,434,836      75.7       62.2


------------------------

*   Represents less than 1%.


(1) The address for the entities associated with Wand Partners Inc., Bruce W. Schnitzer and David J. Callard is in care of Wand Partners Inc., 630 Fifth Avenue, Suite 2435, New York, New York 10111.

(2) Consists of:


    - 4,664,200 shares held by Wand/Yankelovich Investments L.P.;


    - 3,936,000 shares held by Wand Equity Portfolio II L.P. and includes 385,200 shares issuable under warrants exercisable within 60 days of April 4, 2000;



    - 1,264,600 shares held by Wand Partners L.P.;



    - 828,622 shares held by Yankelovich Holdings Inc.;



    - 848,200 shares held by Wand Partners (S.C.) Inc.; and



    - 63,600 shares held by Wand Affiliates Fund L.P. and includes 22,600 shares issuable under warrants exercisable within 60 days of April 4, 2000.


    Wand/Yankelovich Investments L.P., Wand Equity Portfolio II L.P., Wand Partners L.P., Yankelovich Holdings Inc., Wand Partners (S.C.) Inc. and Wand Affiliates Fund L.P. are part of an affiliated group of entities referred to, collectively, as entities associated with Wand Partners Inc.


(3) The address for Young & Rubicam Inc. is 285 Madison Avenue, New York, New York 10017.



(4) Includes 40,004 shares issuable under stock options exercisable within 60 days of April 4, 2000. Mr. Esiri owns a limited partnership interest in Wand/Yankelovich Investments L.P. Mr. Esiri is a member of Wand Partners LLC, the general partner of Wand Equity Portfolio II L.P. and is a stockholder of Wand Partners Inc., which provides management services to Wand Equity Portfolio II L.P. and Wand Affiliates Fund L.P. Except for those shares held by him directly, Mr. Esiri disclaims beneficial ownership of any shares of common stock, including any of the 11,605,222 shares held by the entities associated with Wand Partners Inc., as described in note (2) above.



(5) Includes 837,680 shares issuable under stock options exercisable within 60 days of April 4, 2000.



(6) Includes 837,680 shares issuable under stock options exercisable within 60 days of April 4, 2000.



(7) Includes 291,900 shares issuable under stock options exercisable within 60 days of April 4, 2000.



(8) Includes 127,500 shares issuable under stock options exercisable within 60 days of April 4, 2000.



(9) Mr. Schnitzer is the majority stockholder and Chairman of the Board of Wand Partners (S.C.) Inc., which is the general partner of Wand/Yankelovich Investments L.P. and Wand Partners L.P. Mr. Schnitzer owns a limited partnership interest in Wand/Yankelovich Investments L.P. Mr. Schnitzer is also a managing member of Wand Partners LLC, the general partner of Wand Equity Portfolio II L.P., and a member of Wand AF LLC, the general partner of Wand Affiliates Fund L.P. Mr. Schnitzer is a significant stockholder of Wand Partners Inc., which provides managements services to Wand Equity Portfolio II L.P. and Wand Affiliates Fund L.P. Mr. Schnitzer may be deemed to beneficially own all of the 11,605,222 shares held by the entities associated with Wand Partners Inc., as described in note (2) above.



(10) Mr. Callard is a minority stockholder and director of Wand Partners
    (S.C.) Inc., which is the general partner of Wand/Yankelovich Investments L.P. and Wand Partners L.P. Mr. Callard owns a limited partnership interest in Wand/Yankelovich Investments L.P. Mr. Callard is also a managing member of Wand Partners LLC, the general partner of Wand Equity Portfolio II L.P. and a member of Wand AF LLC, the general partner of Wand Affiliates Fund L.P. Mr. Callard is a stockholder of Wand Partners Inc., which provides management services to Wand Equity Portfolio II L.P. and Wand Affiliates Fund L.P. Mr. Callard disclaims beneficial ownership of any of the 11,605,222 shares held by the entities associated with Wand Partners Inc., as described in note (2) above.

(11) Includes 8,250 shares issuable under stock options exercisable within 60 days of April 4, 2000. The address for Matthew Doull is in care of Hollinger Ventures, 270 Lafayette Street, Suite 600, New York, New York 10012.



(12) The address for Christopher P. Forester and John Fullmer is in care of eCom Partners Fund I LLC, 101 Merritt 7, Norwalk, Connecticut 06851.



(13) Consists of 886,000 shares of common stock and 295,400 shares issuable under a warrant exercisable within 60 days of April 4, 2000 held by eCom Partners. As partners of eCom Partners, Messrs. Forester and Fullmer may be deemed to beneficially own all of the 1,181,400 shares held by eCom Partners.



(14) Includes 8,250 shares issuable under stock options exercisable within 60 days of April 4, 2000. The address for Tim Toben is 208 W. Franklin Street, Chapel Hill, North Carolina 27516.



(15) Includes 8,250 shares issuable under stock options exercisable within 60 days of April 4, 2000. The address for Mary Carter Warren is in care of First USA Bank, 201 North Walnut Street, Wilmington, Delaware 19801.

                           RELATED PARTY TRANSACTIONS

AMFMI


    AMFMi is the Internet subsidiary of AMFM Inc. In August 1999, we entered into an agreement with AMFMi. Affiliates of Wand Partners Inc. are minority investors in AMFMi and are also affiliates of our majority stockholders.
Mr. Esiri, our Chief Executive Officer and President, Mr. Schnitzer, our Chairman of the Board and Mr. Callard, one of our directors, have indirect equity interests in those affiliates of Wand Partners Inc. Under the agreement, we assist AMFMi in planning and implementing its consumer e-commerce and affinity marketing business and are the exclusive provider of customer relationship management services to AMFMi. In return, AMFMi pays us for these services. In 1999, net revenue recognized from AMFMi was $3.1 million. The agreement expires in December 2000 and is renewable for an additional 44-month period. In connection with the agreement, we granted to AMFMi a warrant to purchase 1,000,000 shares of our common stock at an exercise price equal to $1.55 per share. The warrant may only be exercised to purchase vested shares and expires on August 30, 2005. The warrant provides a vesting schedule as follows:



    - 66,600 shares vested as of August 30, 1999;



    - 66,600 shares vested as of February 29, 2000; and


    - 66,800 shares will vest on August 30, 2000.

    If the agreement is renewed by AMFMi for the additional 44-month term, 400,000 shares will vest on the first day of the renewal term and 200,000 shares will vest on the second anniversary of that day. The remaining 200,000 shares will vest if AMFMi renews the agreement at the end of the additional 44-month term. The warrant is subject to adjustment if we pay a stock dividend or effect a stock split or a reverse stock split. The warrant is also subject to adjustment upon a reclassification, consolidation, merger or share exchange.


    Wand Partners' minority investment in AMFMi is held principally by Wand Equity Portfolio II L.P. Mr. Esiri, our Chief Executive Officer and President, Mr. Schnitzer, our Chairman of the Board, and Mr. Callard, one of our directors, hold equity interests in Wand Partners LLC, which is the general partner of Wand Equity Portfolio II L.P. and which has a 20% interest in the profits of Wand Equity Portfolio II L.P.



    CD/AMFMi LLC was formed to provide our employees an indirect opportunity to participate in the AMFMi investment. CD/AMFMi LLC purchased from Wand Partners LLC a 3% interest in Wand Partners LLC's interest in Wand Equity Portfolio II L.P. relating to the AMFMi investment. As of August 30, 1999, our employees, including Messrs. Esiri, Watt, Vermillion, Mabley and Champalimaud and
Ms. Melcher, were given, in proportion to their fully diluted stockholdings, an aggregate of 89% of the equity interest in CD/AMFMi LLC. We retain an 11% interest in CD/AMFMi LLC.


MANAGEMENT SERVICES AGREEMENT WITH WAND PARTNERS INC.


    Since 1999, we have had an oral agreement with Wand Partners Inc. under which Wand Partners provides us with financial and management advisory services in exchange for an annual fee of $200,000. Mr. Esiri, our Chief Executive Officer and President, Mr. Schnitzer, our Chairman of the Board, and
Mr. Callard, one of our directors, have ownership interests in Wand Partners Inc. We paid $200,000 to Wand Partners under this agreement in 1999. In
February 2000, this oral agreement was formalized and superseded by a written management services agreement. Under this agreement, Wand Partners will continue to provide financial and management advisory services in connection with our business and operations in exchange for an annual fee of $200,000, which amount is subject to adjustment in the discretion of our board of directors. The agreement has a three-year term and automatically renews for additional one-year terms unless we cancel it. In addition to the annual fee, we must reimburse Wand Partners for its reasonable out-of-pocket expenses and indemnify it against specified liabilities.

    Under the terms of Mr. Esiri's visa, he must continue to be an employee of Wand Partners Inc. Under the earlier oral agreement and the current, written management services agreement, Wand Partners has assigned Mr. Esiri to serve as our Chief Executive Officer and President. We reimburse Wand Partners for compensation paid by it to Mr. Esiri, for so long as he continues to serve in that capacity and provided that this reimbursement may not exceed the amounts approved by our board of directors. We paid $13,000 in 1997, $60,000 in 1998 and $310,345 in 1999 to Wand Partners as reimbursement for Mr. Esiri's services under this agreement.



    As part of our relationship with Wand Partners and its affiliates, we are provided with insurance coverage under a group insurance policy purchased by Wand Partners. We reimburse Wand for our proportionate share of the premium expense, which amounted to $225,000 for 1999.



ACQUISITION OF APPLIED INFORMATION MANAGEMENT MARKETING



    On February 3, 2000, we acquired Applied Information Management Marketing from Yankelovich Holdings Inc. Applied Information Management Marketing was a wholly-owned subsidiary of Yankelovich Holdings. Both Cyber Dialogue and Yankelovich Holdings are majority owned by entities associated with Wand Partners Inc. Mr. Esiri, our Chief Executive Officer and President,
Mr. Schnitzer, our Chairman of the Board, and Mr. Callard, one of our directors, have indirect equity interests in those entities associated with Wand
Partners Inc. In addition, Messrs. Callard and Schnitzer are directors of Yankelovich Holdings. In the merger, we paid Yankelovich Holdings $3.0 million in cash and issued to Yankelovich Holdings 881,676 shares of our common stock, which amounted to approximately 4.4% of our outstanding common stock. The consideration that we paid to Yankelovich Holdings was based on valuations of both Applied Information Management Marketing and our company by our management. Based on our initial valuation of our company, the consideration paid to Yankelovich Holdings had a total value of approximately $6.6 million. Based on a subsequent valuation of our company for financial reporting purposes that was conducted after the consummation of the Applied Information Management Marketing aquisition, the consideration paid to Yankelovich Holdings had a total value of approximately $10.3 million. Yankelovich Holdings Inc. acquired Applied Information Management Marketing in March 1998 for an aggregate price of $6.75 million. Our board of directors, including the non-Wand directors, unanimously approved the merger under these terms.



    In connection with the merger, we also entered into a services agreement with Yankelovich Holdings Inc. under which, until June 2, 2000, we, Yankelovich, and our new subsidiary, Applied Information Management Marketing, each agreed to make personnel available to complete previously contracted projects, regardless of whether those personnel will become employees of Cyber Dialogue and regardless of whether the project was at Cyber Dialogue or at Yankelovich. The purpose of this agreement is to ensure the smooth transition of clients and personnel from Applied Information Management Marketing to Cyber Dialogue and allow all parties to the transaction to minimize the disruption to their respective clients. We each agreed to perform these services at a discount to our usual billing rates. We do not expect expenses under this agreement to be material.


SALE OF SECURITIES


    Since May 1997 through March 2000, we have issued common stock in the following private placement transactions:


DATE OF ISSUANCE                                   NUMBER OF SHARES   PRICE PER SHARE    TOTAL PRICE
----------------                                   ----------------   ---------------   -------------
May 1997.........................................     3,033,000          $ 0.1055       $  319,981.50
November 1997....................................       260,000          $ 0.1050       $   27,300.00
April 1998.......................................       142,000          $ 0.1055       $   14,981.00
April 1998.......................................     2,853,400          $ 0.3505       $  999,974.03
September 1999...................................     2,289,000          $ 3.3859       $7,750,325.10

    The purchasers of more than $60,000 of these securities include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:


                                                                 COMMON           TOTAL
EXECUTIVE OFFICERS, DIRECTORS AND 5% STOCKHOLDERS                 STOCK       CONSIDERATION
-------------------------------------------------             -------------   -------------
Mark Esiri..................................................      1,203,800   $   91,777.90
Entities associated with Wand Partners Inc. ................      4,852,400   $1,370,234.00
Young & Rubicam Inc. .......................................      2,494,600   $  263,180.30
MV Partners L.P. III, L.P.(1) ..............................        517,000   $1,750,484.45


------------------------


(1) C. Richard Vermillion, Jr., president of the general partner of MV Partners, is the father of C. Richard Vermillion, III, our Chief Technology Officer.



    The share issuances described above do not include shares or warrants issued in the AMFMi, Applied Information Management Marketing or debt and related warrant transactions described elsewhere in this section. For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal Stockholders."


DEBT AND RELATED WARRANT TRANSACTIONS


    In September 1996, we borrowed an aggregate of $218,293.32 from Wand/Yankelovich Investments L.P., Wand Partners L.P. and Wand Partners
(S.C.) Inc. at an interest rate of 10.25%. In March 1999, we borrowed an aggregate of $2.5 million from Wand Equity Portfolio II L.P. and Wand Affiliates Fund L.P. at an interest rate of 9% and issued promissory notes and executed a warrant to each of Wand Equity Portfolio II L.P. and Wand Affiliates Fund L.P. Under the terms of the warrant issued to Wand Equity Portfolio II L.P., Wand Equity is entitled to purchase 385,200 shares of common stock at the purchase price of $0.51 per share at any time before March 31, 2007. Under the terms of the warrant issued to Wand Affiliates Fund L.P., Wand Affiliates is entitled to purchase 22,600 shares of common stock at the purchase price of $0.51 per share at any time before March 31, 2007. The warrants are subject to adjustment if, at any time prior to March 31, 2007, we issue or sell additional shares of common stock without consideration or for a consideration per share less than the lesser of the moving average market price and the warrant exercise price. The warrants are also subject to adjustment upon a stock-split, reclassification, merger or other, similar transaction.



    In March 1999, we repaid the September 1996 debt owed to Wand/Yankelovich Investments L.P., Wand Partners L.P. and Wand Partners (S.C.) Inc. by converting that debt into 394,400 shares of our common stock at a conversion rate of $0.51 per share. And in September 1999, under the terms of the promissory notes issued to Wand Equity Portfolio II L.P. and Wand Affiliates Fund L.P., the notes were converted into 738,400 shares of our common stock at a conversion rate of $3.39 per share.



    In connection with the September 1999 equity financing, we entered into a consulting agreement with eCom Partners Fund I LLC. Under this agreement, we engaged eCom Partners to provide specified consulting services in exchange for a warrant. We have estimated the value of these consulting services and this warrant to be $340,000 as of September 1999. The agreement will terminate upon this offering. The termination of the agreement does not affect eCom Partners' rights, or our obligations, under the warrant. Under the terms of the warrant, eCom Partners is entitled to purchase:



    - 295,400 shares of our common stock at an exercise price of $3.39 per share if the warrant is exercised on or before September 14, 2000;


    - 229,800 shares of our common stock at an exercise price of $4.35 per share if the warrant is exercised between September 14, 2000 and before September 14, 2001; or

    - 188,200 shares of our common stock at an exercise price of $5.31 per share if the warrant is exercised between September 14, 2001 and before September 14, 2002.


    The warrant expires on September 14, 2002. The warrant is subject to adjustment if, at any time prior to expiration, we issue or sell additional shares of common stock without consideration or for a consideration per share less than the lesser of the moving average market price and the warrant exercise price. The warrant is also subject to adjustment upon a stock-split, reclassification, merger or other, similar transaction.


REGISTRATION RIGHTS AGREEMENT WITH WAND ENTITIES, ECOM PARTNERS, YOUNG & RUBICAM INC. AND SOME OF OUR OFFICERS, DIRECTORS AND OTHER STOCKHOLDERS



    Under the terms of our registration rights agreement, dated as of September 14, 1999, between us and some of our stockholders, including named Wand entities, eCom Partners, Young & Rubicam Inc. and some of our officers and directors, they will be entitled to rights with respect to the registration of some or all of their shares of common stock under the Securities Act. See "Shares Eligible for Future Sale--Registration Rights."

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of the offering, we will have:


    - 60,000,000 shares of common stock authorized, of which 25,031,876 shares of common stock will be issued and outstanding or 25,781,876 shares if the underwriters' over-allotment option is exercised in full; and



    - 15,000,000 shares of preferred stock authorized, of which none will be issued and outstanding.



    The following summarizes the terms of our capital stock that are contained in our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective before the closing of the offering. Forms of our restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the registration statement that includes this prospectus.


COMMON STOCK


    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up of our business, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock.


PREFERRED STOCK

    The board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.


    The certificate of incorporation specifically authorizes a series of preferred stock designated Series A Junior Participating Preferred Stock, consisting of 1,000,000 shares, in connection with the rights plan. For a description of the rights plan and the Series A Junior Participating Preferred Stock, See "--Anti-takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation, Bylaws and Rights Agreement."

OPTIONS


    As of April 4, 2000, we have granted options to purchase 5,526,300 shares of common stock to our officers, directors and employees under our stock option plans. See "Management--Executive Compensation."


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, OUR CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS AGREEMENT

    Some provisions of Delaware General Corporation Law and our certificate of incorporation and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


    We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the stockholder became an interested stockholder unless:


    - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.


    For purposes of Section 203 of the Delaware General Corporation Law, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.



    In general, Section 203 defines an interested stockholder as a person who, together with affiliates and associates, owns 15% or more of the outstanding voting stock of the corporation.


    Since the entities associated with Wand Partners Inc. beneficially owned more than 15% of our voting stock before we become a public company in this offering, Section 203 of the Delaware General Corporation Law, by its terms, will not be applicable to business combinations with the entities associated with Wand Partners Inc. even though they own 15% or more of our outstanding stock. If any other person, however, acquires 15% or more of our outstanding stock, such person will be subject to the provisions of Section 203 of the Delaware General Corporation Law.

SUPER MAJORITY VOTE REQUIRED FOR BUSINESS COMBINATIONS


    Our certificate of incorporation requires that a business combination be approved by the affirmative vote of the holders of at least 80% of our voting stock, voting together as a single class, excluding voting stock beneficially owned by any interested stockholder. Thus, our certificate of incorporation may make acquisition of control of our company more difficult. The 80% vote does not apply if the business combination is approved by a majority of the continuing directors or, in the case of a business combination involving the payment of consideration to the holders of our capital stock, specific conditions are satisfied, including:


    - conditions relating generally to the fairness of the price to be received by our stockholders in the business combination;

    - the maintenance of dividends;

    - the mailing of a proxy statement to our stockholders containing the recommendation of the continuing directors; and

    - the absence of any major changes to our business or capital structure.


    Under our certificate of incorporation, a business combination includes:


    - any merger or consolidation of us or any of our subsidiaries with any interested stockholder;

    - any sale, lease, exchange or other disposition or arrangement with or for the benefit of any interested stockholder involving any assets, securities or commitments having an aggregate fair market value or involving aggregate commitments of $10,000,000 or more or constituting more than 5% of the book value of the total assets or 5% of the stockholders' equity of the relevant entity;

    - any plan or proposal for our liquidation or dissolution that is voted for or consented to by any interested stockholder; and

    - transactions involving us that have the effect of increasing the proportionate share of the stock of any class or series of stock that is owned by any interested stockholder.


    Under our certificate of incorporation, an interested stockholder generally is:


    - any person that beneficially owns 10% or more of our outstanding voting stock; or

    - any person that is an affiliate or associate of ours and was the beneficial owner of 10% or more of our outstanding voting stock within the two-year period immediately prior to the date in question.


    However, Wand Partners Inc. and its affiliates and associates are specifically excluded from the definition of interested stockholder.



    Under our certificate of incorporation, a continuing director is:


    - any member of our board of directors who is not an affiliate, associate or representative of an interested stockholder and who was a member of the board before the interested stockholder became an interested stockholder; and

    - any successor to a continuing director who is not an affiliate, associate or representative of an interested stockholder and who is recommended or elected to succeed the continuing director by a majority of continuing directors.

    Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of our voting stock, voting together as a single class, excluding voting stock beneficially owned by an interested stockholder, to amend or repeal or adopt any provision inconsistent with the business combination super majority provisions described above, unless any amendment, repeal or adoption is unanimously recommended by our board of directors if all of those directors would constitute continuing directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS' NOMINATIONS


    Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.



CLASSIFIED BOARD OF DIRECTORS



    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our certificate of incorporation and bylaws authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.


AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPER MAJORITY VOTE REQUIREMENTS


    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes super majority vote requirements in connection with business combination transactions and the amendment of specified provisions of our certificate of incorporation, including those provisions relating to the action by written consent and the ability of stockholders to call special meetings.

RIGHTS AGREEMENT

    Under Delaware law, every corporation may create and issue rights entitling the holders of these rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of these shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.


    We have entered into a rights agreement. Since this is only a summary, we recommend that you carefully read our rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.


    Our rights agreement provides that each share of its prospective common stock outstanding will have one right to purchase one one-hundredth of a preferred share attached to it. The purchase price per one one-hundredth of a preferred share under the rights agreement is four times the average closing price of our common stock for the first five days of trading after the consummation of this offering.


    Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock, except in the case of a person whose beneficial ownership of our common stock exceeds 15% upon completion of this offering unless that person acquires an additional 5% or more of our common stock.


    After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent rights.

    All shares of our common stock issued before the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the date of the completion of this offering unless earlier redeemed or exchanged by us.

    If an acquirer obtains or has the rights to obtain 15% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock equal to twice the purchase price of each right.

    Each right will entitle the holder to purchase a number of shares of common stock of the acquirer having a then current market value of twice the purchase price if an acquirer obtains 15% or more of our common stock and any of the following occurs:

    - we merge into another entity;

    - an acquiring entity merges into us; or


    - we sell more than 50% of our assets, cash flow or earning power.


    Under our rights agreement, any rights that are or were owned by an acquirer of more than 15% of our outstanding common stock will be null and void.

    Our rights agreement contains exchange provisions which provide that after an acquirer obtains 15% or more, but less than 50%, of our respective outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares. In the event of this exchange the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

    Our board of directors may, at its option, redeem all of the outstanding rights under the rights agreement before the earlier of the time that an acquirer obtains 15% or more of our outstanding common stock or the final expiration date of the rights agreement. The redemption price under our rights agreement is $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.


    Holders of rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

    Our rights agreement provides that the provisions of the rights agreement may be amended by the board of directors, without the approval of the holders of the rights within the ten-day period after someone acquires or commences a tender offer for 15% of our outstanding common stock. After this ten-day period, however, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of an acquirer. In addition, our rights agreement provides that no amendment may be made to adjust the time period governing redemption at a time when the rights are not redeemable.


    Our rights agreement contains rights that have antitakeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirer from making takeover proposals or tender offers. Nevertheless, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquirer on behalf of all of our stockholders. In addition, the rights should not interfere with a proxy contest.


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for our common stock and preferred stock is American Stock Transfer & Trust Company.


LISTING


    We have applied for quotation and trading of our common stock on the Nasdaq National Market under the trading symbol "CYDI."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


    Upon completion of this offering, we will have outstanding an aggregate of 25,031,876 shares of our common stock, assuming no exercise of the underwriter's over-allotment option and no exercise of outstanding options and warrants. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act.


    Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. As a result of the provisions of Rule 144 and 701, the restricted securities will be available for sale in the public market subject to the volume limitations and other conditions of Rule 144 and 701.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:



    - 1% of the number of shares of common stock then outstanding, which will equal approximately 250,319 shares immediately after this offering; or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.


    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.


    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with various restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    Under the terms of our registration rights agreement, dated as of September 14, 1999, between us and some of our stockholders, some of our stockholders will be entitled to rights with respect to the registration of some or all of their shares of common stock under the Securities Act as described below. Holders of these registration rights have agreed not to exercise their piggyback registration rights in connection with this offering and not to exercise their demand registration rights during the 180 day period after the closing date of this offering.


    DEMAND REGISTRATION RIGHTS. At any time after this offering, the holders of not less than 25% of the outstanding shares of common stock held by all parties to the registration rights agreement together as a group or the holders of a majority of the shares of common stock held by eCom Partners Fund I LLC, NIG-Cyber Dialogue, Ltd., MV Partners L.P. III, L.P. and Young & Rubicam Inc. can request by written notice that we register the number of shares of common stock requested to be registered. Until we are eligible to use Form S-3 for registration under the Securities Act, we will only be required to file two registration statements in response to their demands. Thereafter, we will only be required to file one additional demand registration statement each year. We may postpone the filing of a registration statement for up to 90 days if we determine that the filing would adversely affect or interfere with our bona fide financing plans or would require disclosure of information, the premature disclosure of which could adversely affect us or any transaction under consideration by us.


    PIGGYBACK REGISTRATION RIGHTS. If we register any securities for public sale, other than registrations on Form S-4, Form S-8 or any successor forms or registrations filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan, the stockholders party to the registration rights agreement will, subject to specified limitations, have the right to include their shares in the registration statement. The managing underwriter will have the right to limit the number of shares registered by those holders due to marketing reasons.

LOCKUP AGREEMENTS


    Each of our current stockholders and each holder of options to purchase our common stock that are vested or that will vest within 180 days after the date of this prospectus has signed a lock-up agreement. Each of these entities has agreed not to transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus. Transfers can be made sooner with the prior written consent of SG Cowen Securities Corporation, in the case of some transfers to affiliates.



STOCK PLANS



    Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 6,615,344 shares of common stock reserved for issuance under our stock option and employee stock purchase plans. The registration statement on Form S-8 will become effective automatically upon filing. As of the date of this prospectus, 5,526,300 options to purchase shares of common stock were granted under our stock option plans and issued and outstanding. Accordingly, shares registered under the registration statement on Form S-8 will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale immediately in the open market. See "Description of Capital Stock--Options."

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement dated
      , 2000, the underwriters named below, through their representatives SG Cowen Securities Corporation, Banc of America Securities LLC and ING Barings LLC, have severally agreed to purchase from us the number of shares of common stock set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                               NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   -----------
SG Cowen Securities Corporation.............................
Banc of America Securities LLC..............................
ING Barings LLC.............................................
                                                              -----------
    Total: .................................................
                                                              ===========


    The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets and may also be terminated upon the occurrence of the events specified in the underwriting agreement, which events would materially and adversely affect the investment quality of the offering and make it impractical or inadvisable to proceed with the offering. The underwriters are severally committed to purchase all of the common stock being offered by Cyber Dialogue if any of these shares are purchased, other than those covered by the over-allotment option described below.


    The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to some dealers at that price less a
concession not in excess of $      per share. Dealers may reallow a concession
not in excess of $      per share to some other dealers. After the shares of
common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms.


    We have granted to the underwriters an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the public offering price set forth on the cover of this prospectus to cover over-allotments, if any. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to limited conditions, to purchase approximately the same percentage that the number of shares of common stock to be purchased by each of them, as shown in the foregoing table, bears to the common stock covered by this prospectus.


    At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to our employees, directors, specific existing stockholders, specific clients and third party vendors. The number of shares of common stock available for sale to the general public will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.


    Cyber Dialogue and all of our directors, officers and other existing stockholders have agreed that for a period of at least 180 days following the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, they will not offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, other than by operation of law, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, including, without limitation, common stock which may be deemed to be beneficially owned in accordance with rules and regulations promulgated under the Securities Act. All holders of demand or incidental registration rights have waived these rights with respect to this offering and for 180 days after closing.



    The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.



                             PAID BY CYBER DIALOGUE



                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................    $             $
Total................................................    $             $


    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    The underwriters have advised us that they do not intend to confirm sales in excess of 5% of the common stock offered to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market of the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.


    We estimate that our out of pocket expenses for this offering will be approximately $1.9 million.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. Other legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Cyber Dialogue Inc. at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1997, by Kamler, Lewis & Noreman LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere in this prospectus, and are included in reliance upon their reports given on the authority of these firms as experts in accounting and auditing.

    The financial statements of Applied Information Management Marketing, Inc. at December 31, 1998 and 1999, and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on their report given on the authority of this firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the common stock covered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Cyber Dialogue and the common stock covered under this prospectus, reference is made to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Upon completion of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Exchange Act, will file reports and other information with the SEC. The registration statement, including exhibits, as well as reports and other information that we filed with the SEC, may be inspected without charge at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Chicago, IL 60661. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the SEC's Web site at http://www.sec.gov. You can obtain information on the operation of the public reference facility by calling 1-800-SEC-0330.


    We will issue to our stockholders annual reports and, upon request, will make available unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited financial statements and reports of our independent accountants with respect to the examination of these financial statements.

                         INDEX TO FINANCIAL STATEMENTS
                              CYBER DIALOGUE INC.

Report of Ernst & Young LLP.................................  F-2

Report of Kamler, Lewis & Noreman LLP.......................  F-3

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-4

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................  F-5

Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for the Years Ended December 31, 1997, 1998 and
  1999......................................................  F-6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................  F-7

Notes to Consolidated Financial Statements..................  F-8

         APPLIED INFORMATION MANAGEMENT MARKETING, INC.

Report of Ernst & Young LLP.................................  F-19

Balance Sheets..............................................  F-20

Statements of Operations and Shareholder's Net Investment...  F-21

Statements of Cash Flows....................................  F-22

Notes to Financial Statements...............................  F-23

        UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Balance Sheet as of
  December 31, 1999.........................................  F-29

Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1999..............................  F-30

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Cyber Dialogue Inc.

    We have audited the consolidated balance sheets of Cyber Dialogue Inc. (the "Company") as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cyber Dialogue Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

New York, New York
January 14, 2000

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Stockholders of Cyber Dialogue Inc.

We have audited the accompanying consolidated statements of operations, changes in stockholders' deficit and cash flows of Cyber Dialogue Inc. for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of consolidated operations and cash flows of Cyber Dialogue Inc. for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Kamler, Lewis & Noreman LLP

Great Neck, New York
June 11, 1998

                              CYBER DIALOGUE INC.

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash......................................................  $    79    $ 7,975
  Accounts receivable, less allowance for doubtful accounts
    of $21 and $100 in 1998 and 1999, respectively (includes
    $76 and $249 of unbilled amounts in 1998 and 1999,
    respectively)...........................................    1,064      2,387
  Due from related parties (Note 11)........................      224        374
  Prepaid expenses and other current assets.................       86        151
                                                              -------    -------
Total current assets........................................    1,453     10,887
Property and equipment, net.................................      344      1,374
Goodwill--net of accumulated amortization of $54 and $232 in
  1998 and 1999, respectively...............................       54         --
Deferred computer software costs--net of accumulated
  amortization of $29 and $55 in 1998 and 1999,
  respectively..............................................       26         --
Other assets................................................       25        145
                                                              -------    -------
Total assets................................................  $ 1,902    $12,406
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   386    $   597
  Due to related parties (Note 11)..........................      525         74
  Accrued expenses and other current liabilities............      576        762
  Accrued compensation......................................      261        914
  Deferred revenue..........................................      750      2,476
  Current portion of long-term debt.........................       62         --
  Notes payable--stockholders...............................      210         --
                                                              -------    -------
Total current liabilities...................................    2,770      4,823
Commitments
Stockholders' equity (deficit):
  Common stock, $.01 par value, 40,000,000 shares
    authorized, 15,692,400 and 19,150,200 shares issued and
    outstanding in 1998 and 1999, respectively..............      157        191
  Additional paid-in capital................................    1,937     14,123
  Stock subscription receivable.............................      (11)        --
  Deferred compensation.....................................       --     (1,269)
  Accumulated deficit.......................................   (2,951)    (5,462)
                                                              -------    -------
Total stockholders' equity (deficit)........................     (868)     7,583
                                                              -------    -------
Total liabilities and stockholders' equity (deficit)........  $ 1,902    $12,406
                                                              =======    =======


SEE ACCOMPANYING NOTES.

                              CYBER DIALOGUE INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                   YEAR ENDED DECEMBER 31
                                                        --------------------------------------------
                                                           1997            1998             1999
                                                        ----------      -----------      -----------
Revenue...............................................  $    1,094      $     3,617      $     8,227
Cost of revenue (including $90, $611 and $11 from
  affiliates).........................................         748            2,789            5,067
                                                        ----------      -----------      -----------
Gross profit..........................................         346              828            3,160
Operating expenses:
  Sales and marketing.................................         261            1,023            1,840
  General and administrative (including $56, $186 and
    $735 from affiliates).............................         514              934            2,757
  Depreciation and amortization.......................          67              166              475
  Research and development............................         101              153              495
                                                        ----------      -----------      -----------
Total operating expenses..............................         943            2,276            5,567
                                                        ----------      -----------      -----------
Loss from operations..................................        (597)          (1,448)          (2,407)
Interest expense......................................         (22)             (31)            (218)
Interest income.......................................          --               --              114
                                                        ----------      -----------      -----------
Net loss..............................................  $     (619)     $    (1,479)     $    (2,511)
                                                        ==========      ===========      ===========
Basic and diluted net loss per share..................  $    (0.05)     $     (0.10)     $     (0.15)
                                                        ==========      ===========      ===========
Shares used in the calculation of basic and diluted
  net loss per share..................................  11,357,707       14,838,916       16,928,274
                                                        ==========      ===========      ===========


SEE ACCOMPANYING NOTES.

                              CYBER DIALOGUE INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      COMMON STOCK            ADDITIONAL                            STOCK
                                                ------------------------       PAID-IN          DEFERRED         SUBSCRIPTION
                                                  SHARES         AMOUNT        CAPITAL        COMPENSATION        RECEIVABLE
                                                ----------      --------      ----------      -------------      ------------
Balance at December 31, 1996..............       9,404,000        $ 94         $   637           $    --             $(29)
Sale of common stock......................       3,293,000          33             315                                (42)
Repayment of stock subscription
  receivable..............................              --          --              --                --               29
Net loss..................................              --                          --                --               --
                                                ----------        ----         -------           -------             ----
Balance at December 31, 1997..............      12,697,000         127             952                                (42)
Sale of common stock......................       2,995,400          30             985                --               --
Repayment of stock subscription
  receivable..............................                          --              --                --               31
Net loss..................................              --          --              --                --
                                                ----------        ----         -------           -------             ----
Balance at December 31, 1998..............      15,692,400         157           1,937                --              (11)
Sale of common stock......................       2,289,000          23           7,727                --               --
Issuance of warrant in connection with
  bridge loan (NOTE 5)....................              --          --              93               (93)              --
Amortization of deferred interest expense
  in connection with the warrant issued
  with bridge loan........................              --          --              --                93               --
Conversion of bridge loan to common
  stock...................................         738,400           7           2,493                --               --
Deferred non-cash employee compensation...              --          --             862              (862)              --
Amortization of non-cash deferred employee
  compensation............................              --          --                               137               --
Exercise of employee stock option.........          36,000          --               4                --               --
Conversion of Notes Payable--stockholders
  to common stock.........................         394,400           4             197                --               --
Repayment of stock subscription
  receivable..............................              --          --                                --               11
Warrant issued to AMFMi (NOTE 11).........              --                         470              (470)              --
Amortization of deferred revenue in
  connection with the warrant issued to
  AMFMi...................................              --          --              --               117               --
Warrant issued to eCom (NOTE 11)..........              --          --             340              (340)              --
Amortization of deferred consulting
  expense in connection with the warrant
  issued to eCom (NOTE 11)................              --          --                               149               --
Net loss..................................              --          --              --                                 --
                                                ----------        ----         -------           -------             ----
Balance at December 31, 1999..............      19,150,200        $191         $14,123           $(1,269)            $ --
                                                ==========        ====         =======           =======             ====


                                            ACCUMULATED
                                              DEFICIT          TOTAL
                                            ------------      --------
Balance at December 31, 1996..............    $  (853)        $  (151)
Sale of common stock......................         --             306
Repayment of stock subscription
  receivable..............................         --              29
Net loss..................................       (619)           (619)
                                              -------         -------
Balance at December 31, 1997..............     (1,472)           (435)
Sale of common stock......................         --           1,015
Repayment of stock subscription
  receivable..............................         --              31
Net loss..................................     (1,479)         (1,479)
                                              -------         -------
Balance at December 31, 1998..............     (2,951)           (868)
Sale of common stock......................         --           7,750
Issuance of warrant in connection with
  bridge loan (NOTE 5)....................         --              --
Amortization of deferred interest expense
  in connection with the warrant issued
  with bridge loan........................         --              93
Conversion of bridge loan to common
  stock...................................         --           2,500
Deferred non-cash employee compensation...         --              --
Amortization of non-cash deferred employee
  compensation............................         --             137
Exercise of employee stock option.........         --               4
Conversion of Notes Payable--stockholders
  to common stock.........................         --             201
Repayment of stock subscription
  receivable..............................         --              11
Warrant issued to AMFMi (NOTE 11).........
Amortization of deferred revenue in
  connection with the warrant issued to
  AMFMi...................................         --             117
Warrant issued to eCom (NOTE 11)..........         --
Amortization of deferred consulting
  expense in connection with the warrant
  issued to eCom (NOTE 11)................         --             149
Net loss..................................     (2,511)         (2,511)
                                              -------         -------
Balance at December 31, 1999..............    $(5,462)        $ 7,583
                                              =======         =======


SEE ACCOMPANYING NOTES.

                              CYBER DIALOGUE INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................   $(619)    $(1,479)   $(2,511)
Adjustments to reconcile net loss to cash used in operating
  activities:
  Depreciation and amortization.............................      72         180        519
  Provision for doubtful accounts...........................      --          21         79
  Expenses satisfied by common stock and debt...............      54          --         --
  Amortization of non-cash deferred expenses................      --          --        496
  Changes in assets and liabilities:
    Due from related parties................................      --        (224)      (150)
    Accounts receivable.....................................    (255)       (673)    (1,402)
    Prepaid expenses and other current assets...............       6         (86)       (65)
    Due to related parties..................................      --         413       (392)
    Accounts payable........................................     202          59        211
    Accrued expenses and other current liabilities..........     104         652        839
    Deferred revenue........................................     109         641      1,726
                                                               -----     -------    -------
Net cash used in operating activities.......................    (327)       (496)      (650)
                                                               -----     -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment.........................     (83)       (267)    (1,346)
Additions to deferred computer software costs...............     (37)        (18)        --
Royalties paid to FIND/SVP..................................      (6)        (32)      (123)
Security deposits...........................................      (9)          5       (120)
                                                               -----     -------    -------
Net cash used in investing activities.......................    (135)       (312)    (1,589)
                                                               -----     -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash overdraft..............................................      73         (73)        --
Proceeds from stock subscription receivable.................      19          32         11
Increase (decrease) in due to stockholders..................     125         (40)       (59)
Proceeds from bridge loan...................................      --          --      2,500
Repayment of long-term debt.................................      --         (63)       (62)
Repayment of notes payable--stockholders....................     (10)         --         (9)
Proceeds from issuing common stock..........................     261       1,015      7,754
                                                               -----     -------    -------
Net cash provided by financing activities...................     468         871     10,135
                                                               -----     -------    -------
Net increase in cash........................................       6          63      7,896
Cash, beginning of year.....................................      10          16         79
                                                               -----     -------    -------
Cash, end of year...........................................   $  16     $    79    $ 7,975
                                                               =====     =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the year for:
  Income taxes..............................................   $ 210     $     -    $    --
                                                               =====     =======    =======
  Interest..................................................   $   2     $    11    $   182
                                                               =====     =======    =======
NON-CASH FINANCING ACTIVITIES
Common stock issued for stock subscription receivable.......   $  42     $    --    $    --
                                                               =====     =======    =======
Issuance of note payable for acquisition of operating assets
  of software business......................................   $ 125     $    --    $    --
                                                               =====     =======    =======
Conversion of bridge loan to common stock...................   $  --     $    --    $ 2,500
                                                               =====     =======    =======
Conversion of notes payable--stockholders to common stock...   $  --     $    --    $   201
                                                               =====     =======    =======


SEE ACCOMPANYING NOTES.

                              CYBER DIALOGUE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

1. NATURE OF BUSINESS AND ORGANIZATION


    Cyber Dialogue Inc. (the "Company") was organized as a Delaware corporation on September 25, 1996. American Dialogue, Inc. was organized as a Michigan corporation on October 20, 1993 as BKG/ Michigan, Inc. The two companies merged on March 24, 1997. The merger was a tax free exchange with all American Dialogue, Inc. stockholders receiving one share of Cyber Dialogue Inc.'s stock in exchange for each share of American Dialogue, Inc.'s stock. The merger was accounted for as a pooling of interests. Wand Partners Inc. and its affiliated entities own approximately 54% of the Company's common stock.


    The Company provides a comprehensive suite of products and services that enable businesses to establish and maintain more profitable Internet customer relationships.

    On November 17, 1999, the stockholders approved a 200-for-one split of the outstanding shares of common stock and the Company filed an amended and restated certificate of incorporation increasing the number of authorized shares of common stock from 20,000,000 to 40,000,000. All share amounts included in the accompanying consolidated financial statements have been adjusted to reflect the stock spilt.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Cyber Dialogue Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION


    Revenue derived from custom market research projects, database marketing services, strategic consulting and system engineering services, hosted customer relationship management services, and other analytical services is recognized ratably over the term of the contract as services are rendered. Anticipated losses are provided for in total regardless of the percentage of completion. Revisions in anticipated contract profits or losses due to changes in contract prices or estimated costs are reflected in the consolidated financial statements in the accounting period in which the changes occur.


    The Company's newsletters and publications are sold on a subscription basis. Revenues derived from subscriptions are recognized ratably over the subscription term.

    Billings rendered in advance of products or services being provided are recorded as deferred revenues in the accompanying consolidated balance sheets.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the assets ranging from two to ten years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

    Advertising costs are expensed as incurred. For the years ended
December 31, 1997, 1998 and 1999, advertising expense amounted to approximately $54, $50 and $90, respectively, and is included in sales and marketing expenses.

DEFERRED COMPUTER SOFTWARE COSTS

    Costs related to research, design and development of computer software are charged to expense as incurred. In accordance with Statement of Financial Standards No. 86, costs to complete a product once technological feasibility has been established are capitalized and amortized over the estimated economic life of the product, generally two years. Software development costs capitalized in 1997 and 1998 amounted to $37 and $18, respectively. There were no software development costs capitalized in 1999. Amortization expense amounted to $22 and $26, in 1998 and 1999, respectively.

CONCENTRATION OF CREDIT RISK


    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. At December 31, 1998 and 1999, the fair value of these instruments approximate their financial statement carrying amount because of the short term maturity of these instruments.


    The notes payable to stockholders bore interest at market rates and, therefore, their carrying values approximated their fair values.

    The Company's sales are primarily to companies located in the United States. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral. Accounts receivable are due principally from large U.S. companies under stated contract terms. The Company provides for estimated credit losses, which have not been significant to date, as required. One customer accounted for approximately 38% of revenues for the year ended December 31, 1999 (see Note 11). Three customers accounted for approximately 33% (11% each) of revenues for the year ended December 31, 1998. No one customer accounted for more than 10% of revenues in 1997.

STOCK-BASED COMPENSATION

    The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123").


    The Company accounts for equity securities granted to non-employees in accordance with FAS 123 and EITF 96-18.

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SEGMENT INFORMATION

    The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." As of December 31, 1999, management has concluded that the Company operates in one business segment. Operations outside of the United States are not significant.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LONG-LIVED ASSETS


    The Company assesses long-lived assets for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". If this review indicates that the carrying value of assets will not be recoverable, as determined based on the estimated undiscounted cash flows, impairment is measured by comparing the carrying value of these assets to fair value. Fair value is determined based on quoted market values, discounted cash flow or appraisals."


INCOME TAXES

    The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

RECLASSIFICATIONS

    Certain reclassifications have been made to conform prior years' data to current presentation.


INTERNAL USE SOFTWARE



    The Company accounts for the costs of computer software developed or obtained for internal use in accordance with SOP 98-1.

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Computer equipment..........................................    $287      $  792
Computer software...........................................     114         453
Leasehold improvements......................................      41         500
Furniture and fixtures......................................       6          49
                                                                ----      ------
                                                                 448       1,794
Less accumulated depreciation and amortization..............     104         420
                                                                ----      ------
                                                                $344      $1,374
                                                                ====      ======

    Depreciation expense was $11, $45 and $136 for the years ended December 31, 1997, 1998 and 1999, respectively.

4. ACQUISITION

    In November 1997, the Company purchased certain operating assets from FIND/SVP Published Products, Inc. ("FIND/SVP") for $125. In addition, the Company assumed certain liabilities amounting to $46 and paid royalties to the seller for all sales on certain products, as defined in the asset purchase and sale agreement (the "agreement") for a two year period.

    The acquisition has been accounted for as a purchase and the operations of FIND/SVP have been included in the accompanying consolidated financial statements from the date of acquisition. The excess of the total acquisition cost over the fair value of the net assets acquired and liabilities assumed has been amortized on the straight-line basis over two years.

    In 1997, 1998 and 1999, the Company paid the seller $6, $32 and $123, respectively, for royalties, according to the agreement. Such amounts were recorded as additional costs of the acquisition.

    The acquisition was financed by a note payable to the seller in the amount of $125. The note provided interest at 10% and was fully repaid in 1999. The note was secured by certain assets included in the purchase of FIND/SVP.

5. NOTES PAYABLE--STOCKHOLDERS


    During March 1999, the Company entered into a $2,361 Senior Convertible Promissory Note with Wand Equity Portfolio II L.P. and a $139 Senior Convertible Promissory Note with Wand Affiliates Fund L.P. (collectively the "Bridge Loan"). The Bridge Loan provided interest at 9%. In connection with the Bridge Loan, the Company granted warrants to acquire 407,800 shares of the Company's common stock at an exercise price of $0.51 per share. The fair value of such warrants was estimated to be approximately $93. This amount has been recorded as interest expense.

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

5. NOTES PAYABLE--STOCKHOLDERS (CONTINUED)
    The fair value of the warrants of $93 was measured at the grant date using the Black-Scholes option pricing model. The assumptions utilized by the Company in determining the fair value of these warrants were as follows: dividend yield 0%, risk free interest rate 4.92%, expected volatility 1.204, and expected life of 12 months.


    The Bridge Loan had a maturity date of September 30, 1999 and was convertible (i) after September 30, 1999 at a conversion price of $0.51 per share and (ii) upon the sale of the Company's common stock, to a third party, on or before September 30, 1999, which resulted in total proceeds to the Company of an amount greater than $5 million, at a conversion price equal to the same price per share. On September 14, 1999, the Company sold common stock at approximately $3.39 per share with aggregated proceeds of approximately $7,750 (see Note 7). On the same date, the Bridge Loan was converted to common stock at a conversion price of approximately $3.39 and 738,400 shares of the Company's common stock were issued accordingly.


    During March 1999, $201 of the notes payable to stockholders were converted into an aggregate of 394,400 shares of common stock at a conversion price of approximately $0.51 per share. The remaining balance of notes payable to stockholders was fully repaid during 1999.

6. BASIC AND DILUTED NET LOSS PER SHARE

    The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE
("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options and warrants, as the effect of such exercises would be antidilutive.

    The following table sets forth the computation of basic and diluted earnings per share:


                                                YEAR ENDED DECEMBER 31
                                        ---------------------------------------
                                           1997          1998          1999
                                        -----------   -----------   -----------
Numerator:
  Numerator for basic and diluted loss
    per share--net loss...............  $      (619)  $    (1,479)  $    (2,511)
                                        ===========   ===========   ===========
Denominator:
  Denominator for basic and dilutive
    loss per share--weighted average
    shares............................   11,357,707    14,838,916    16,928,274
                                        -----------   -----------   -----------
Basic and diluted net loss per
  share...............................  $     (0.05)  $     (0.10)  $     (0.15)
                                        ===========   ===========   ===========

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

6. BASIC AND DILUTED NET LOSS PER SHARE (CONTINUED)
    The following securities are not included in the diluted loss per share computation as they are antidilutive:

                                                   YEAR ENDED DECEMBER 31
                                              ---------------------------------
                                                1997        1998        1999
                                              ---------   ---------   ---------
Options to purchase common stock............  2,445,600   3,009,800   4,138,800
Warrants to purchase common stock...........         --          --   1,703,200
                                              ---------   ---------   ---------
      Total.................................  2,445,600   3,009,800   5,842,000
                                              =========   =========   =========

7. COMMON STOCK

    In September 1999, the Company sold 2,289,000 shares of its common stock at $3.39 per share, for aggregate proceeds of $7,750.

    During 1998, the Company sold 2,995,400 shares of its common stock at $0.34 per share, for aggregate proceeds of $1,015.

    During 1997, the Company sold 3,293,000 shares of common stock at $0.11 per share, for aggregate proceeds of $348. The Company received $262 and canceled $44 of the Company's liability to certain stockholders. The balance of $42 was due from stockholders at December 31, 1997 and was paid during 1998 and in 1999.

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

8. STOCK OPTIONS


    In December 1996, the Company adopted the 1996 Stock Option Plan. The 1996 Plan provides for the authorization of 2,620,000 shares. In January 1997, the Company adopted the 1997 Stock Option Plan, which was amended and restated on June 25, 1998 and amended on November 17, 1999. The 1997 Plan provides for the authorization of 4,971,000 shares. The Plans provides for the granting of incentive stock options or nonqualified stock options to purchase common stock to eligible participants.


    The following table summarizes the activity in stock options:

                                                                   WEIGHTED AVERAGE
                                                NUMBER OF SHARES    EXERCISE PRICE
                                                ----------------   ----------------
Balance, December 31, 1996....................       110,400            $0.07
Granted during 1997...........................     2,335,200             0.23
                                                   ---------
Balance, December 31 1997.....................     2,445,600             0.23
Granted during 1998...........................       564,200             0.29
                                                   ---------
Balance, December 31, 1998....................     3,009,800             0.24
Granted during 1999...........................     1,295,000             0.94
Options exercised.............................       (36,000)            0.11
Options forfeited.............................      (130,000)            0.49
                                                   ---------
Balance, December 31, 1999....................     4,138,800             0.45
                                                   =========

140,200, 1,158,200 and 2,148,810 options were exercisable at December 31, 1997, 1998 and 1999, respectively. Options outstanding at December 31, 1999 have exercise prices ranging from $0.07 to $3.39.

    The following table summarizes information about outstanding options at December 31, 1999:

                                                            WEIGHTED
                                                            AVERAGE
EXERCISE                                    OPTIONS        REMAINING         OPTIONS
PRICE                                     OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
--------                                  -----------   ----------------   -----------
$0.07...................................      79,400           6.4             79,400
 0.11...................................   1,517,400           7.6          1,160,750
 0.20...................................     200,000           7.9            200,000
 0.35...................................     372,000           8.5             93,000
 0.40...................................     480,000           7.9            413,400
 0.51...................................     890,000           9.3                 --
 0.60...................................     410,000           8.3            194,260
 3.39...................................     190,000           9.9              8,000
                                           ---------                        ---------
                                           4,138,800                        2,148,810
                                           =========                        =========

    In connection with the granting of certain stock options to employees during 1999, the Company recorded deferred compensation of $862. This deferred compensation is being amortized over the

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

8. STOCK OPTIONS (CONTINUED)
expected service periods of the grantees, generally four years. Amortization of deferred compensation for the year ended December 31, 1999 was $137.

    Pro forma information regarding net loss and net loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

ASSUMPTIONS                                1997          1998          1999
-----------                             -----------   -----------   -----------
Expected volatility...................            0%            0%            0%
Risk-free interest rate...............  5.5% to 5.6%  5.8% to 6.1%  5.2% to 6.2%
Expected dividend yield...............            0%            0%            0%
Expected life of the option...........      4 years       4 years       4 years

The weighted average fair value of options granted was $0.01, $0.05 and $0.20 in 1997, 1998 and 1999, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

    The Company's pro forma information is as follows:


                                           1997          1998          1999
                                        -----------   -----------   -----------
Pro forma net loss....................  $      (623)  $    (1,495)  $    (2,548)
Pro forma weighted average shares
  outstanding.........................   11,357,707    14,838,916    16,928,274
Pro forma basic and diluted net loss
  per share...........................  $     (0.05)  $     (0.10)  $     (0.15)

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

9. INCOME TAXES

    Significant components of the Company's deferred tax assets are as follows:

                                                                DECEMBER 31
                                                            -------------------
                                                              1998       1999
                                                            --------   --------
Deferred tax assets:
  Net operating loss carryforwards........................  $   955    $ 1,860
  Allowance for doubtful accounts.........................        9         43
  Accrued expenses........................................      112         --
  Excess of book over tax amortization....................       56        142
  Deferred compensation...................................       --         59
  Other...................................................       --        113
  Valuation allowance.....................................   (1,132)    (2,217)
                                                            -------    -------
Net deferred taxes........................................  $    --    $    --
                                                            =======    =======

    The Company has net operating loss carryforwards at December 31, 1999 of approximately $4,468, which will expire in the years 2008 through 2019. The full utilization of these losses in the future is dependent upon the Company's ability to generate taxable income and could be limited due to ownership changes as defined under the provisions of Section 382 of the Internal Revenue Code; accordingly, a valuation allowance of an equal amount has been established.

    The reconciliation of the effective tax rate is as follows:

                                                      YEAR ENDED DECEMBER 31
                                                  ------------------------------
                                                    1997       1998       1999
                                                  --------   --------   --------
U.S. statutory tax rate.........................     (34.0)%    (34.0)%    (34.0)%
State taxes, net of federal income tax
  benefits......................................      (8.6)      (8.8)      (8.8)
Other...........................................       0.3        0.3        0.2
Change in valuation allowance...................      42.3       42.5       42.6
                                                  --------   --------   --------
                                                        --%        --%        --%
                                                  ========   ========   ========

10. COMMITMENTS

    The Company leases office space under non-cancelable operating leases. Rent expense charged to operations was approximately $32, $46 and $285 in 1997, 1998 and 1999, respectively.

    Future minimum annual lease payments, exclusive of escalation charges, at December 31, 1999 are approximately as follows:

2000........................................................  $  624
2001........................................................     382
2002........................................................     269
Thereafter..................................................     541
                                                              ------
Total minimum lease payments................................  $1,816
                                                              ======

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999

11. RELATED PARTY TRANSACTIONS


                                                           YEAR ENDED DECEMBER 31
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Expenses incurred from related parties:
  Cost of revenue--research services.................   $  90      $  611     $   11
                                                        =====      ======     ======
  General and administrative:
    Insurance costs..................................      39         122        225
    Salary reimbursement.............................      13          60        310
    Management fee...................................      --          --        200
    Other............................................       4           4         --
                                                        -----      ------     ------
                                                        $  56      $  186     $  735
                                                        =====      ======     ======
DUE FROM RELATED PARTIES
  Stockholders.......................................   $  --      $   14     $   63
  Affiliates.........................................      --         210        311
                                                        -----      ------     ------
                                                        $  --      $  224     $  374
                                                        =====      ======     ======
DUE TO RELATED PARTIES
  Stockholders.......................................   $ 152      $  525     $   74
                                                        =====      ======     ======



12. CONSULTING AGREEMENT



    On September 14, 1999, the Company engaged eCom Partners Fund I LLC ("eCom"), a stockholder, to provide various consulting services to the Company over the next three years. A warrant to purchase common stock of the Company was issued to eCom in full consideration for the consulting services. The number of shares and exercise price attributable to such warrant is dependent upon when the warrant is exercised as follows: (i) 295,400 shares at an exercise price of $3.39, if it is exercised on or before September 14, 2000, (ii) 229,800 shares at an exercise price of $4.35, if it is exercised between September 15, 2000 and September 14, 2001, (iii) 188,200 shares at an exercise price of $5.31, if it is exercised between September 15, 2001 and September 14, 2002. The warrant expires on September 14, 2002. The consulting agreement may be terminated at any time by eCom. The Company has estimated the value of the warrant to be $340 and has recorded consulting expenses of $149 for the year ended December 31, 1999. The measurement date has been determined to be the grant date of September 14, 1999 since the terms of the warrant provided that it vested immediately and was non-forfeitable.



    The related expense is being recognized over the term of the contract with the counterparty which is deemed to be from inception to anticipated IPO date.


    The fair value of the warrants of $340 was measured at the grant date using the Black-Scholes option pricing model. The assumptions utilized by the Company in determining the fair value of these warrants were as follows: dividend yield 0%, risk free interest rate 5.14%, expected volatility 1.212, and expected life of 6 months.

                              CYBER DIALOGUE INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                               DECEMBER 31, 1999


13. SIGNIFICANT SALES CONTRACT



    On August 30, 1999, the Company entered into a service agreement with AMFM Interactive Inc. ("AMFMi") to provide various services, including technology development and strategic planning, to AMFMi over a 16-month initial term. The agreement may be extended for an additional 44 months thereafter. Affiliates of Wand Partners Inc. own a minority interest in the outstanding common stock of AMFMi. The fee for services is based upon costs incurred plus a stipulated profit percentage, as defined. Upon execution of the service agreement, the Company granted AMFMi a warrant for 1,000,000 shares of common stock at an exercise price of $1.55 per share as a sales inducement. The warrant provides a vesting schedule as follows: (i) 66,600 shares vested upon signing the agreement, (ii) 66,600 shares vest after six months, (iii) 66,800 shares vest after 12 months, and (iv) the remaining 800,000 shares vest over the extended period and thereafter, if the agreement is extended by AMFMi. The warrants expire on August 30, 2005. The Company estimates the value of the warrant to be $470. The Company will offset this amount against revenue derived from AMFMi over the period of the contract. During 1999, $117 was netted against AMFMi revenue, as shown below:



                                                           YEAR ENDED DECEMBER 31
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
Revenue recognized from AMFMi........................   $  --      $  229     $3,251
  Contra revenue due to warrants issued..............                  --       (117)
                                                        -----      ------     ------
Net AMFMi revenue....................................      --         229      3,134
                                                        -----      ------     ------


    The fair value of the warrants of $470 was measured at the grant date using the Black-Scholes option pricing model. The assumptions utilized by the Company in determining the fair value of these warrants were as follows: dividend yield 0%, risk free interest rate 5.22%, expected volatility 1.168, and expected life of 1.3 years.


    During May 1999, CD/AMFMi was formed to provide eligible employees of the Company with an opportunity to indirectly participate in the appreciation of Wand Equity Portfolio II L.P.'s investment in AMFMi. CD/AMFMi purchased a 3% interest in the general partner's interest in the Wand Equity Portfolio investment. Employees of the Company were granted LLC interests aggregating to 89% of
CD/AMFMi. Compensation expense amounting to $7, representing the cost of investment, was recognized by the Company related to the interests granted to employees.



    The Company retained 11% of the outstanding LLC units of CD/AMFMi LLC. The 11% investment is accounted for at cost.



14. SUBSEQUENT EVENT



    On February 3, 2000, the Company acquired Applied Information Management Marketing, Inc. ("AIM") for $3 million in cash and 881,676 shares of Cyber Dialogue common stock. AIM is a database marketing company that provides marketing database development and high-end analytical services.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Applied Information Management Marketing, Inc.

    We have audited the accompanying balance sheets of Applied Information Management Marketing, Inc. (the "Company") as of December 31, 1998 and 1999, and the related statements of operations and shareholder's net investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Information Management Marketing, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Stamford, Connecticut
February 9, 2000

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)


                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
ASSETS
Current assets:
    Cash and cash equivalents...............................   $   --     $   27
    Accounts receivable, net of allowance of $115 and $306
      (includes $136 and $25 of unbilled amounts in 1998 and
      1999, respectively)...................................      967      1,350
    Prepaid expenses and other current assets...............       31         --
                                                               ------     ------

Total current assets........................................      998      1,377

Furniture and equipment, net................................      524        696
Goodwill, net of accumulated amortization of $855 and
  $1,986....................................................    4,841      3,710
                                                               ------     ------
Total assets................................................   $6,363     $5,783
                                                               ======     ======
LIABILITIES AND SHAREHOLDER'S NET INVESTMENT
Current liabilities:
    Accounts payable and accrued expenses...................   $  502     $  609
    Deferred revenue........................................      303        759
                                                               ------     ------
Total current liabilities...................................      805      1,368
                                                               ------     ------
Shareholder's net investment................................    5,558      4,415

Total liabilities and shareholder's net investment..........   $6,363     $5,783
                                                               ======     ======


SEE ACCOMPANYING NOTES.

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

           STATEMENTS OF OPERATIONS AND SHAREHOLDER'S NET INVESTMENT

                                 (IN THOUSANDS)


                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
Revenue.....................................................   $ 4,561      $ 4,185
Cost of revenue.............................................     2,738        4,029
                                                               -------      -------
Gross profit................................................     1,823          156

Operating expenses:
    General and administrative..............................     2,110        2,186
    Depreciation and amortization...........................       945        1,301
    Sales and marketing.....................................       385          507
                                                               -------      -------
Total operating expenses....................................     3,440        3,994
                                                               -------      -------
Loss from operations........................................    (1,617)      (3,838)

Interest expense............................................       134          491
                                                               -------      -------
Net loss....................................................   $(1,751)     $(4,329)
                                                               =======      =======
Shareholder's net investment at beginning of year...........   $ 6,126      $ 5,558

Net loss....................................................    (1,751)      (4,329)

Funding from parent, net....................................     1,183        3,186
                                                               -------      -------
Shareholder's net investment at end of year.................   $ 5,558      $ 4,415
                                                               =======      =======


SEE ACCOMPANYING NOTES.

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
OPERATING ACTIVITIES
Net loss....................................................   $(1,751)     $(4,329)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation and amortization...........................       945        1,301
    Changes in working capital:
      Accounts receivable...................................      (245)        (383)
      Prepaid expenses and other assets.....................       115           31
      Accounts payable and accrued expenses.................      (218)         107
      Deferred revenue......................................       164          456
                                                               -------      -------
Net cash used in operating activities.......................      (990)      (2,817)

INVESTING ACTIVITIES
Purchases of furniture and equipment........................      (463)        (342)

FINANCING ACTIVITIES
Funding from parent, net....................................     1,183        3,186
                                                               -------      -------
Net increase (decrease) in cash.............................      (270)          27
Cash and cash equivalents at beginning of year..............       270           --
                                                               -------      -------
Cash and cash equivalents at end of year....................   $    --      $    27
                                                               =======      =======


SEE ACCOMPANYING NOTES

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                               DECEMBER 31, 1999

1. BUSINESS AND BASIS OF PRESENTATION


    Yankelovich Marketing Services Inc. ("YMSI") was incorporated as a Delaware corporation on February 26, 1998 for the purpose of acquiring Applied Information Management Marketing, Inc. ("AIM"). YMSI is a wholly-owned subsidiary of Yankelovich Holdings Inc. ("YHI") which is a subsidiary of Wand/Yankelovich Investments L.P. ("Wand"). Subsequent to the acquisition on March 25, 1998, the acquiree was merged into YMSI and the name YMSI changed to Applied Information Management Marketing, Inc. (the "Company") (see Note 2). The Company provides database mining and analysis and related services to customers primarily throughout the United States and operates in one business segment.



    On February 3, 2000, Cyber Dialogue Inc. ("Cyber Dialogue") acquired the Company from Yankelovich Holdings Inc., subject to YHI retaining certain liabilities, for $3,000 in cash and 881,676 shares of Cyber Dialogue common stock. Affiliates of Wand own 54% of the outstanding common stock of Cyber Dialogue. These financial statements present the operations of the Company and its predecessor. The financial statements also reflect push-down accounting in accordance with SEC Staff Accounting Bulletin No. 55 with respect to certain YHI transactions (see Note 6). All equity and intercompany activity with the current and predecessor shareholders is presented under the caption "Shareholder's net investment."


2. ACQUISITION OF AIM BY YMSI

    The acquisition of AIM, in March 1998 was accounted for as a purchase by YMSI pursuant to Accounting Principle's Board Opinion No. 16, "Business Combinations". Accordingly, the assets and liabilities of AIM were adjusted to their fair values at the date of acquisition. The Statements of Operations for periods subsequent to March 25, 1998 reflect the operating results of the Company, including the effects of the aforementioned purchase accounting; the period prior to this date represents the predecessor company's operating results and do not include the effect of any purchase accounting.


    The cost of the acquisition aggregated $6,432, including: i) cash at closing of $1,750; ii) 1,804,124 shares of YHI's Common Stock at closing valued at $1,750; iii) cash consideration of $1,750 payable on July 31, 2000; iv) stock consideration of 1,804,124 shares of the YHI's Common Stock valued at $1,750 to be issued on July 31, 2000; v) options on shares of YHI Common Stock valued at $50; and vi) acquisition costs aggregating $382; less vii) $1 million of the contingent consideration which may be reduced in the event the former principals of AIM are not employed by the YHI through March 25, 2000, and which is therefore accounted for as compensation expense over the related two-year period ($375 and $500 accrued and expensed in 1998 and 1999, respectively). The contingent consideration may be accelerated in the event of a change of control, as defined. The merger agreement also included a provision whereby 143,187 options on the YHI Common Stock were issued to AIM employees in exchange for options held by them on AIM common stock. The purchase price was primarily allocated to intangibles of $5.6 million, accounts receivable of $616, and cash of $306.



    The financial statements reflect push-down accounting in accordance with SEC Staff Accounting Bulletin No. 55 with respect to certain YHI transactions. Such transactions include: i) all goodwill and related amortization expense corresponding to the YMSI acquisition of AIM; ii) an estimation of the portion of YHI's total long-term debt attributable to the financing needs of the Company based on the net assets of the Company in relation to the net assets of YHI overall, and the related interest expense

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                               DECEMBER 31, 1999

2. ACQUISITION OF AIM BY YMSI (CONTINUED)

based on the rates charged to YHI; and iii) an estimation of the portion of YHI's corporate general and administrative expense attributable to the Company based on revenues of the Company in relation to revenue of YHI. Accordingly, the statements of operations for 1998 and 1999, respectively, reflect amortization expense of $855 and $1,131, interest expense of $134 and $491, and YHI corporate general and administrative expense of $173 and $404.



    Management believes that the basis used for recording the amounts above is reasonable. However, the terms of these transactions may differ from terms negotiated with an unrelated party. As a result, the accompanying financial statements may not be indicative of results that would have been achieved had the Company been operated as an unaffiliated company.



    See also Notes 7 and 8.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION


    Revenue is recorded as services are rendered. Anticipated losses are provided for in total regardless of the percentage-of-completion. Revisions in anticipated contract profits or losses due to changes in contract price or in estimated costs are reflected in the financial statements of the accounting period in which the change occur.



    In 1999, a dispute arose between the Company and a customer. As a result of the settlement with the customer, the Company recorded additional expenses amounting to $1,230. This contract was terminated on December 15, 1999.


    Three customers account for approximately 70% of the Company's revenue (exclusive of revenue from an affiliate--see note 6) in 1999. Four customers accounted for approximately 52% of the Company's revenue for 1998.

    The amounts by which contract costs incurred to date, plus estimated earned contract profits or less anticipated losses, exceed amounts billed to customers are accounted for as "revenue in excess of billings." Such amounts are billable as work on the contracts progresses. The amounts by which contract costs incurred to date, plus estimated earned contract profits or less anticipated losses, are less than amounts billed to customers are accounted for as "billings in excess of revenue." Such amounts are earned as work on the contracts progresses.


LONG-LIVED ASSETS



    The Company assesses long-lived assets for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ". If this review indicates that the carrying value of assets will not be recoverable, as determined based on the estimated undiscounted cash flows, impairment is measured

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                               DECEMBER 31, 1999

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

by comparing the carrying value of these assets to fair value. Fair value is determined based on quoted market values, discounted cash flow or appraisals.


FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets on the straight-line basis.

GOODWILL

    Goodwill relates to the acquisition of AIM in March 1998 by YMSI and is amortized on the straight-line basis over five years.

    The Company periodically evaluates the carrying value of intangible assets in relation to the estimated cash flows of the underlying business. An impairment loss may be recognized if the expected undiscounted cash flows are less than book value.

CASH EQUIVALENTS

    The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, revenue in excess of billings, billings in excess of revenues, accounts payable and accrued expenses approximate fair value due to the short maturity of those items.

4. FURNITURE AND EQUIPMENT AND LEASE COMMITMENTS

    Furniture and equipment at December 31 consist of the following:

                                                                           ESTIMATED
                                                                            USEFUL
                                                       1998       1999       LIVES
                                                     --------   --------   ---------
Furniture and equipment............................    $423       $719          7
Software...........................................     175        214        3-7
                                                       ----       ----
                                                        598        933
Less: accumulated depreciation.....................     (74)      (237)
                                                       ----       ----
                                                       $524       $696
                                                       ====       ====

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                               DECEMBER 31, 1999

4. FURNITURE AND EQUIPMENT AND LEASE COMMITMENTS (CONTINUED)
    The Company leases its office space from third parties. This lease provides for monthly rental payments and contains escalation clauses covering taxes and other operating charges. At December 31, 1999, the future minimum rental commitments under this non-cancelable operating lease are as follows:

2000      $154
2001       160
2002        27
          ----
          $341
          ====

    Rent expense for this above lease aggregated $76 and $98 for the years ended December 31, 1998 and 1999, respectively.

5. DEBT AND INTEREST EXPENSE


    Since the acquisition of AIM by YMSI, all financing required by the Company has been provided by YHI. Interest expense included in the Company's 1998 and 1999 statements of operations is based upon an estimation of the portion of YHI's total debt outstanding attributable to the financing needs of the Company. Such interest expense totaled approximately $134 and $491 in 1998 and 1999, respectively, based upon YHI's average borrowing rate of approximately 9.5% and 9.4% for each respective period. Management believes that the basis used for recording the amounts above is reasonable. However, the terms of these transactions may differ from terms that would have been negotiated if the Company entered into its own financing arrangements separate and apart from YHI. As a result, the accompanying financial statements may not be indicative of results that would have been achieved had the Company been operated as an unaffiliated company.



6. STOCK OPTION PLAN


    Prior to the March 1998 acquisition, employees of the Company were granted options in AIM. These were cancelled in conjunction with the acquisition, and the employees received an aggregate of 143,187 options to purchase stock of YHI pursuant to YHI's 1996 Stock Option Plan. These options have an exercise price of $1.03, ten-year terms, vest annually and become fully exercisable at the end of four years of continued employment. The YHI stock options were valued at $50 and have been accounted for as a cost of the acquisition. There have been no additional options subsequently granted. In connection with the sale of AIM, all outstanding YHI options held by AIM employees will be cancelled and the employees will receive options to acquire Cyber Dialogue stock.

    The stock options granted by the predecessor company have been accounted for pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The impact on net loss of applying FASB Statement No. 123, "Accounting for Stock-Based Compensation," would not be material.


7. EMPLOYEE BENEFIT PLANS


    The Company participates in a defined contribution plan which is sponsored by YHI covering substantially all employees. Under the plan, eligible employees may contribute amounts through payroll

                 APPLIED INFORMATION MANAGEMENT MARKETING, INC.

                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                               DECEMBER 31, 1999


7. EMPLOYEE BENEFIT PLANS (CONTINUED)

deductions for investment in various funds established by the plan. Employee contributions are matched by the Company at a rate of 20% up to a maximum of 4% of salary. Contributions for the years ended December 31, 1998 and 1999 were approximately $0 and $45, respectively.

    AIM sponsored a qualified defined contribution profit sharing plan covering substantially all full-time employees meeting certain eligibility requirements. There were no expenses incurred by AIM in 1999 or 1998 in connection with this plan.


8. INCOME TAXES


    The Company's operations are included in the Federal and certain State returns of YHI. The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax provisions have been presented on a separate-company basis for purposes of financial statement presentation.

    Significant components of the Company's deferred tax assets at December 31, are as follows:

                                                                1998       1999
                                                              --------   --------
Net operating losses........................................    $171     $ 1,192
Compensation payable........................................     147         344
Allowance for doubtful accounts.............................      32         104
                                                                ----     -------
Deferred tax assets.........................................     350       1,640
Valuation allowance.........................................    (350)     (1,640)
                                                                ----     -------
Net deferred tax assets.....................................    $ --     $    --
                                                                ====     =======

    The difference between the actual tax rate and the statutory rate is due to goodwill amortization that is not deductible for tax purposes and increases in the valuation allowance.

    At December 31, 1999, the Company had net loss carryforwards for federal tax purposes of approximately $3,000 which expire in 2018 through 2019. The utilization of carryforward losses will be limited in certain circumstances.


9. YEAR 2000 ISSUE--UNAUDITED


    The Company developed a plan to modify its information technology to be ready for the Year 2000 and has completed converting critical data processing systems. As of December 31, 1999, no significant expenses were incurred. In addition, the Company has substantially completed its survey of customers and critical vendors as to their Year 2000 readiness.

    A failure by its critical vendors or any third party with which the Company interacts, to resolve a material Year 2000 issue could result in the interruption in, or failure of, certain normal business activities and could materially effect the Company's financial condition, results of operations and cash flows. The Company anticipates that is will develop contingency plans, as deemed appropriate, designed to deal with such scenarios. The Company did not experience any significant year 2000 related problems through February 9, 2000. Based on current plans and assumptions, the Company does not expect that the Year 2000 issue will have a material adverse impact on the Company as a whole.

                              CYBER DIALOGUE INC.

       UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 1999

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                               CYBER
                                                              DIALOGUE     AIM                    CYBER DIALOGUE
                                                               ACTUAL     ACTUAL    ADJUSTMENTS     PRO FORMA
                                                              --------   --------   -----------   --------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 7,975     $   27      $(3,000)(1)    $ 5,002
  Accounts receivable, less allowance for doubtful
    accounts................................................    2,387      1,325           --          3,712
  Due from related parties..................................      374         --           --            374
  Prepaid expenses and other current assets.................      151         25           --            176
                                                              -------     ------      -------        -------
Total current assets........................................   10,887      1,377       (3,000)         9,264
Property and equipment, net.................................    1,374        696           --          2,070
Goodwill....................................................       --      3,710        5,909 (2)      9,619
Other assets................................................      145         --           --            145
                                                              -------     ------      -------        -------
Total assets................................................  $12,406     $5,783      $ 2,909        $21,098
                                                              =======     ======      =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   597     $  496      $    --        $ 1,093
  Due to related parties....................................       74         --           --             74
  Accrued compensation......................................      914         --           --            914
  Accrued expenses and other current liabilities............      762        113           --            875
  Deferred revenue..........................................    2,476        759           --          3,235
                                                              -------     ------      -------        -------
Total current liabilities...................................    4,823      1,368           --          6,191
                                                              -------     ------      -------        -------
Stockholders equity:
  Common stock, $.01 par value, 40,000,000 shares
    authorized, 19,150,200 actual shares and 20,031,876 pro
    forma shares issued and outstanding.....................      191         --            9 (3)        200
  Additional paid-in capital................................   14,123         --        7,315 (3)     21,438
  Shareholder's net investment..............................       --      4,415       (4,415)(4)          0
  Deferred compensation.....................................   (1,269)        --           --         (1,269)
  Accumulated deficit.......................................   (5,462)        --           --         (5,462)
                                                              -------     ------      -------        -------
Total stockholders' equity..................................    7,583      4,415        2,909         14,907
                                                              -------     ------      -------        -------
Total liabilities and stockholders' equity..................  $12,406     $5,783      $ 2,909        $21,098
                                                              =======     ======      =======        =======


------------------------------

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET:

(1) Reflects reduction of balance by cash paid as partial consideration for the Company's acquisition of AIM.


(2) Reflects (i) the elimination of AIM's goodwill of $3,710 related to the 1998 acquisition of AIM by YMSI and (ii) the Company's recognition of goodwill of $9,619 resulting from the acquisition. The Company paid $3.0 million in cash and issued 881,676 shares of common stock to purchase AIM, which aggregated to a total value of $10.3 million. The goodwill will be amortized over 5 years.



(3) Reflects 881,676 additional shares issued as partial consideration for the Company's acquisition of AIM. The value of the shares issued was $8.31 and was determined as being the fair market value at the date of acquisition.


(4) Reflects elimination of YMSI's net investment in AIM, as required by application of the purchase method of accounting for business combinations.

                              CYBER DIALOGUE INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                   CYBER
                                                 DIALOGUE       AIM                    CYBER DIALOGUE
                                                  ACTUAL       ACTUAL    ADJUSTMENTS     PRO FORMA
                                                -----------   --------   -----------   --------------
Revenue.......................................  $     8,227   $ 4,185       $  --       $    12,412
Cost of revenue (including $11 from
  affiliates).................................        5,067     4,029          --             9,096
                                                -----------   -------       -----       -----------
Gross profit..................................        3,160       156          --             3,316
Operating expenses
  Sales and marketing.........................        1,840       507          --             2,347
  General and administrative (including $735
    from affiliates)..........................        2,757     2,186          --             4,943
  Depreciation and amortization...............          475     1,301         793(1)          2,569
  Research and development....................          495        --          --               495
                                                -----------   -------       -----       -----------
Total operating expenses......................        5,567     3,994         793            10,354
                                                -----------   -------       -----       -----------
Loss from operations..........................       (2,407)   (3,838)       (793)           (7,038)
  Interest income.............................          114        --          --               114
  Interest expense............................         (218)     (491)         --              (709)
                                                -----------   -------       -----       -----------
Net loss......................................  $    (2,511)  $(4,329)      $(793)      $    (7,633)
                                                ===========   =======       =====       ===========

Actual and pro forma net loss.................  $    (2,511)                            $    (7,633)
Actual and pro forma basic and diluted net
  loss per share..............................  $     (0.15)                            $     (0.43)
Actual and pro forma weighted average shares
  outstanding.................................   16,928,274                              17,809,950


------------------------------

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS:

(1) Reflects (i) the elimination of AIM's amortization of goodwill of $1,131 related to the 1998 acquisition of AIM by YMSI and (ii) the Company's recognition of amortization of goodwill of $1,924 resulting from the acquisition.

(2) Reflects 881,676 additional shares issued as partial consideration for the Company's acquisition of AIM.

[Logo: Cyber Dialogue]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                5,000,000 Shares


                             [CYBER DIALOGUE LOGO]

                                  Common Stock

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                    SG COWEN

                         BANC OF AMERICA SECURITIES LLC

                                   ING BARINGS


                                         , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by Cyber Dialogue. All amounts are estimates, other than the Commission registration fee, the NASD fee, and the Nasdaq listing fee.


SEC Registration fee........................................  $   19,800.00
NASD fee....................................................  $    8,000.00
Nasdaq listing fee..........................................  $   95,000.00
Accounting fees and expenses................................  $  250,000.00
Legal fees and expenses.....................................  $  750,000.00
Director and officer insurance expenses.....................  $  450,000.00
Printing and engraving......................................  $  278,500.00
Transfer Agent fees and expenses............................  $    3,500.00
Blue sky fees and expenses..................................  $   10,000.00
Miscellaneous expenses......................................  $   10,200.00
                                                              -------------
  Total.....................................................  $1,875,000.00
                                                              =============


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that Cyber Dialogue may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Cyber Dialogue) by reason of the fact that the person is or was a director, officer, agent or employee of Cyber Dialogue or is or was serving at Cyber Dialogue's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Cyber Dialogue, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Cyber Dialogue as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to Cyber Dialogue, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director, who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted under Delaware law as it now exists and as it might be later amended. Such a provision is permitted under Delaware law.

    Our bylaws provide that:

    - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

    - we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

    - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    The indemnification provisions contained in our certificate of incorporation and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Cyber Dialogue maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Within the last three years, the registrant has not sold or issued any securities other than (all amounts have been adjusted to reflect the registrant's 200-for-1 stock split that occurred on November 17, 1999):

    In May 1997, the registrant issued and sold an aggregate of 3,033,000 shares of common stock to nine investors for $.1055 per share, or an aggregate of $319,981.50.

    In November 1997, the registrant issued and sold 260,000 shares of common stock to one investor for $.105 per share, or an aggregate of $27,300.00.

    Also in 1997, the registrant granted stock options to its employees under its stock option plans as follows: (a) options to purchase 1,375,200 shares at an exercise price of $0.11 per share, (b) options to purchase 200,000 shares at an exercise price of $0.20 per share, (c) options to purchase 480,000 shares at an exercise price or $0.40 per share, (d) options to purchase 280,000 shares at an exercise price of $0.60 per share.

    In April 1998, the registrant issued and sold 142,000 shares of common stock to one investor for $.1055 per share, or an aggregate of $14,981.00.

    Also in April 1998, the registrant issued and sold 2,853,400 shares of common stock to one investor for $.35045 per share, or an aggregate of $999,974.03.

    Also in 1998, the registrant granted stock options to its employees and a director under its stock option plans as follows: (a) options to purchase 142,000 shares at $0.11 per share, (b) options to purchase 372,000 shares at $0.35 per share, and (c) options to purchase 30,000 shares at $0.60 per share.


    In March 1999, the registrant repaid $200,975.00 of indebtedness owed to three investors by issuing an aggregate of 394,400 shares of common stock valued at $.5098 per share, or an aggregate of $200,975.00. Also in March 1999, in connection with a $2.5 million loan from two investors, the registrant issued warrants to purchase an aggregate of 407,800 shares of common stock at an exercise price of $.5098 per share.


    In August 1999, the registrant issued a warrant to an investor to purchase 1,000,000 shares of common stock for $1.55 per share.

    In September 1999, the registrant issued and sold an aggregate of 2,289,000 shares of common stock to three investors for $3.3859 per share, or an aggregate of $7,750,325.10.

    Also in September 1999, by its terms, the $2.5 million loan from March 1999 was converted into 738,400 shares of common stock at an exchange ratio of $3.3859 per share.

    In August 1999, the registrant issued a warrant to an investor to purchase 1,000,000 shares of common stock for $1.55 per share.

    Also in September 1999, the registrant issued a warrant to an investor to purchase 295,000 shares of common stock for $3.386 per share if the warrant is exercised before September 14, 2000; 229,800 shares of common stock for $4.35 per share if the warrant is exercised on or after September 14, 2000 and before September 14, 2001; or 188,200 shares of common stock at $5.314 per share if the warrant is exercised on or after September 14, 2001 and before September 14, 2002.


    Also in 1999, the registrant granted stock options to its employees under its stock option plans as follows: (a) options to purchase 890,000 shares at $0.51 per share, (b) options to purchase 100,000 shares at $0.60 per share, and
(c) options to purchase 190,000 shares at $3.39 per share.



    From January 1, 2000 through April 4, 2000, the registrant granted stock options to its employees under its stock option plans as follows: (a) options to purchase 100,000 shares at $3.39 per share, (b) options to purchase 20,000 shares at $6.00 per share, (c) options to purchase 145,000 shares at $8.06 per share, (d) options to purchase 10,000 shares at $8.69 per share, and
(e) options to purchase 1,137,500 at the initial public offering price.



    The sales of the above securities were deemed to be exempt from registration pursuant to either Section 4(2) of the Securities Act of 1933, as amended, or Rule 701 promulgated under the Securities Act of 1993, as amended. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

        Exhibit Index


       EXHIBIT                             DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        1.1             Form of underwriting agreement.
        2.1             Agreement and Plan of Merger by and among Cyber Dialogue,
                        AIM Acquisition I Inc., Applied Information Management
                        Marketing, Inc. and Yankelovich Holdings Inc. relating to
                        the merger of Applied Information Management Marketing, Inc.
                        with and into AIM Acquisition I Inc. dated as of February 3,
                        2000.+
        3.1             Restated certificate of incorporation.+
        3.2             Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
        3.3             Bylaws, as amended through March 28, 2000.
        3.4             Form of amended and restated bylaws to be in effect upon the closing of the offering.
        4.1             Specimen common stock certificate.
        4.2             See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                        certificate of incorporation and bylaws defining the rights of holders of common stock.
        4.3             Registration Rights Agreement dated September 14, 1999.+
        4.4             Form of Rights Agreement between Cyber Dialogue and American
                        Stock Transfer and Trust Company.
        5.1*            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
       10.1             Cyber Dialogue Inc. 1996 Stock Option Plan.
       10.2             Form of Cyber Dialogue Inc. 1996 Stock Option Plan
                        Nonqualified Stock Option Agreement.
       10.3             Cyber Dialogue Inc. Amended and Restated 1997 Stock Option
                        Plan, as amended through April 4, 2000.
       10.4             Form of Cyber Dialogue Inc. Amended and Restated 1997 Stock
                        Option Plan Nonqualified Stock Option Agreement.+
       10.5             Cyber Dialogue Inc. 2000 Stock Incentive Plan.
       10.6             Cyber Dialogue Inc. Employee Stock Purchase Plan.
       10.7             Cyber Dialogue Inc. Management Incentive Plan.
       10.8             Leases between Cyber Dialogue and the Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York.+
       10.9+            Services Agreement dated as of August 30, 1999 by and
                        between Cyber Dialogue and AMFM Interactive Inc., a Delaware corporation.+
       10.10+           Annual Database Services Agreement with Roche Diagnostics
                        Corporation dated as of September 29, 1999.+
       10.11            Warrant No. 1 to purchase common stock of Cyber Dialogue
                        issued to AMFM Interactive Inc., dated August 30, 1999.+
       10.12            Warrant to purchase common stock of Cyber Dialogue issued to
                        Wand Equity Portfolio II L.P. on March 1, 1999.+
       10.13            Warrant to purchase common stock of Cyber Dialogue issued to
                        Wand Affiliates Fund L.P. on March 1, 1999.+
       10.14            Warrant to purchase common stock of Cyber Dialogue issued to
                        eCom Partners Fund I LLC, dated as of September 14, 1999.+
       10.15            Employment letter agreement between Lynne Bolen and Cyber
                        Dialogue, dated December 21, 1999.+
       10.16            Indemnification Agreement, dated September 14, 1999, between
                        Cyber Dialogue and Christopher P. Forester.+

       EXHIBIT                             DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
       10.17            Indemnification Agreement, dated September 14, 1999, between
                        Cyber Dialogue and John Fullmer.+
       10.18            Management Services Agreement, dated as of February 16,
                        2000, between Cyber Dialogue and Wand Partners Inc.
       10.19            Confidentiality and Non-Competition Agreement between Cyber
                        Dialogue and Mark Esiri dated as of April 4, 2000.
       21.1             Subsidiaries.
       23.1             Consent of Ernst & Young LLP.
       23.2             Consent of Kamler, Lewis & Noreman LLP.
       23.3             Consent of Ernst & Young LLP.
       23.4*            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5.1).
       24.1             Power of attorney (please see Signature Page).
       27.1             Financial Data Schedule.
       99.1             Consent of About.com.
       99.2             Consent of AMFMi.
       99.3             Consent of Entertaindom.
       99.4             Consent of Netscape.


------------------------

*   To be filed by amendment.


+   Previously filed.


+  Confidential treatment requested as to certain portions of this exhibit.
    Omitted portions have been filed separately with the Securities and Exchange Commission.

    (b) Financial Statement Schedules.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 6, 2000.



                                                       CYBER DIALOGUE INC.

                                                       BY:  /S/ C. ANDREW WATT
                                                            -----------------------------------------
                                                            Name: C. Andrew Watt
                                                            Title: Chief Financial Officer, Executive
                                                            Vice President and Treasurer


                               POWER OF ATTORNEY

    Each person whose signature appears below on this Registration Statement hereby constitutes and appoints C. Andrew Watt, Mark Esiri and each of them with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.


                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
                          *                            Chairman of the Board of
     -------------------------------------------         Directors                       April 6, 2000
                 Bruce W. Schnitzer

                          *                            Chief Executive Officer,
     -------------------------------------------         President and Director          April 6, 2000
                     Mark Esiri

                          *                            Chief Financial Officer,
     -------------------------------------------         Executive Vice President        April 6, 2000
                   C. Andrew Watt                        and Treasurer

                      SIGNATURE                                    TITLE                      DATE
                      ---------                                    -----                      ----
                          *                            Director
     -------------------------------------------                                         April 6, 2000
                  David J. Callard

                  /s/ MATTHEW DOULL                    Director
     -------------------------------------------                                         April 6, 2000
                    Matthew Doull

                          *                            Director
     -------------------------------------------                                         April 6, 2000
               Christopher P. Forester

                          *                            Director
     -------------------------------------------                                         April 6, 2000
                    John Fullmer

                          *                            Director
     -------------------------------------------                                         April 6, 2000
                      Tim Toben

               /s/ MARY CARTER WARREN                  Director
     -------------------------------------------                                         April 6, 2000
                 Mary Carter Warren



                /s/ C. ANDREW WATT
      --------------------------------------
                  C. Andrew Watt
                 ATTORNEY-IN-FACT
*By:

                                 EXHIBIT INDEX


       EXHIBIT                             DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
        1.1             Form of underwriting agreement.
        2.1             Agreement and Plan of Merger by and among Cyber Dialogue,
                        AIM Acquisition I Inc., Applied Information Management
                        Marketing, Inc. and Yankelovich Holdings Inc. relating to
                        the merger of Applied Information Management Marketing, Inc.
                        with and into AIM Acquisition I Inc. dated as of February 3,
                        2000.+
        3.1             Restated certificate of incorporation.+
        3.2             Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
        3.3             Bylaws, as amended through March 28, 2000.
        3.4             Form of amended and restated bylaws to be in effect upon the closing of the offering.
        4.1             Specimen common stock certificate.
        4.2             See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                        certificate of incorporation and bylaws defining the rights of holders of common stock.
        4.3             Registration Rights Agreement dated September 14, 1999.+
        4.4             Form of Rights Agreement between Cyber Dialogue and American
                        Stock Transfer and Trust Company.
        5.1*            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
       10.1             Cyber Dialogue Inc. 1996 Stock Option Plan.
       10.2             Form of Cyber Dialogue Inc. 1996 Stock Option Plan
                        Nonqualified Stock Option Agreement.
       10.3             Cyber Dialogue Inc. Amended and Restated 1997 Stock Option
                        Plan, as amended through April 4, 2000.
       10.4             Form of Cyber Dialogue Inc. Amended and Restated 1997 Stock
                        Option Plan Nonqualified Stock Option Agreement.+
       10.5             Cyber Dialogue Inc. 2000 Stock Incentive Plan.
       10.6             Cyber Dialogue Inc. Employee Stock Purchase Plan.
       10.7             Cyber Dialogue Inc. Management Incentive Plan.
       10.8             Leases between Cyber Dialogue and the Rector, Church Wardens and Vestrymen of Trinity Church in the City of New York.+
       10.9+            Services Agreement dated as of August 30, 1999 by and
                        between Cyber Dialogue and AMFM Interactive Inc., a Delaware corporation.+
       10.10+           Annual Database Services Agreement with Roche Diagnostics
                        Corporation dated as of September 29, 1999.+
       10.11            Warrant No. 1 to purchase common stock of Cyber Dialogue
                        issued to AMFM Interactive Inc., dated August 30, 1999.+
       10.12            Warrant to purchase common stock of Cyber Dialogue issued to
                        Wand Equity Portfolio II L.P. on March 1, 1999.+
       10.13            Warrant to purchase common stock of Cyber Dialogue issued to
                        Wand Affiliates Fund L.P. on March 1, 1999.+
       10.14            Warrant to purchase common stock of Cyber Dialogue issued to
                        eCom Partners Fund I LLC, dated as of September 14, 1999.+
       10.15            Employment letter agreement between Lynne Bolen and Cyber
                        Dialogue, dated December 21, 1999.+
       10.16            Indemnification Agreement, dated September 14, 1999, between
                        Cyber Dialogue and Christopher P. Forester.+
       10.17            Indemnification Agreement, dated September 14, 1999, between
                        Cyber Dialogue and John Fullmer.+
       10.18            Management Services Agreement, dated as of February 16,
                        2000, between Cyber Dialogue and Wand Partners Inc.

       EXHIBIT                             DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
       10.19            Confidentiality and Non-Competition Agreement between Cyber
                        Dialogue and Mark Esiri dated as of April 4, 2000.
       21.1             Subsidiaries.
       23.1             Consent of Ernst & Young LLP.
       23.2             Consent of Kamler, Lewis & Noreman LLP.
       23.3             Consent of Ernst & Young LLP.
       23.4*            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5.1).
       24.1             Power of attorney (please see Signature Page).
       27.1             Financial Data Schedule.
       99.1             Consent of About.com.
       99.2             Consent of AMFMi.
       99.3             Consent of Entertaindom.
       99.4             Consent of Netscape.


------------------------

*   To be filed by amendment.


+   Previously filed.


+  Confidential treatment requested as to certain portions of this exhibit.
    Omitted portions have been filed separately with the Securities and Exchange Commission.